UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

☑	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to Rule 14a-12

STANDARD MANAGEMENT CORPORATION

Name of the Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
n/a

(2)	Aggregate number of securities to which transaction applies:
n/a

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
consideration to be received by issuer: $85,000,000

(4)	Proposed maximum aggregate value of transaction:
$85,000,000

(5)	Total fee paid:
$10,004.50

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10689 North Pennsylvania Street
Indianapolis, Indiana 46280
(317) 574-6200
Dear Fellow Standard Management Shareholder:
      We have scheduled a special meeting of Standard Management shareholders for May 18, 2005. Enclosed is a copy of our proxy statement for this meeting.
      This is a very important shareholders meeting. At the meeting, you will be asked to approve the sale of all of the outstanding shares of capital stock of our principal insurance subsidiary, Standard Life Insurance Company of Indiana (“Standard Life”) to Capital Assurance Corporation (“Capital Assurance”), a Delaware corporation newly formed for the purpose of acquiring Standard Life. All of the outstanding shares of Standard Life are currently held by Standard Management Corporation. The purchase price to be paid for all of the outstanding shares of Standard Life is $79,500,000, subject to certain adjustments, to be paid in the following form: (i) approximately $53.5 million in cash, (ii) the assumption by Capital Assurance of approximately $21.0 million of intercompany indebtedness owed by Standard Management to Standard Life, and (iii) $5.0 million of newly issued 7% cumulative exchangeable preferred stock of Capital Assurance.
      The proposed sale would be consummated pursuant to the terms of a stock and asset purchase agreement between Standard Management and Capital Assurance dated as of February 9, 2005, as described in more detail in the attached proxy statement. We encourage you to review the proxy statement and the purchase agreement closely.
      Our board of directors has determined that the proposed sale as contemplated by the purchase agreement is fair to, and in the best interests of, Standard Management and our shareholders. Accordingly, the Standard Management board recommends that you vote “FOR” the resolution approving the proposed sale.
      We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for many of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure that your shares are represented at the meeting.
      Please take a moment to sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting.
      We believe that this transaction will result in a more focused and growth-oriented Standard Management Corporation and will provide our shareholders with the opportunity to realize greater risk-adjusted returns and increased long-term value. We thank you for your attention to this matter and for your continuing support.

Very truly yours,

RONALD D. HUNTER
Chairman of the Board and
Chief Executive Officer
Indianapolis, Indiana
April 8, 2005

STANDARD MANAGEMENT CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On May 18, 2005

To the Shareholders of Standard Management Corporation:
      A special meeting of shareholders of Standard Management Corporation, an Indiana corporation (the “Company”), will be held at the Company’s offices at 10689 North Pennsylvania Street, Indianapolis, Indiana 46280, on Wednesday, May 18, 2005 at 9:30 a.m. (local time), for the following purposes:

1. To approve the sale of all of the issued and outstanding shares of capital stock of the Company’s principal insurance subsidiary, Standard Life Insurance Company of Indiana (“Standard Life”), to Capital Assurance Corporation (“Capital Assurance”), a Delaware corporation newly formed for the purpose of acquiring Standard Life, under the terms set forth in the stock and asset purchase agreement between the Company and Capital Assurance dated as of February 9, 2005; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Only shareholders of record at the close of business on April 4, 2005 are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.
      All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Should you receive more than one proxy, it is because your shares are registered in different names or addresses. Each proxy should be signed and returned to assure that all your shares are voted. You may revoke your proxy at any time prior to the special meeting. If you attend the meeting you may vote in person even if you returned a proxy, in which case your proxy will be revoked automatically.

By Order of the Board of Directors

RONALD D. HUNTER
Chairman of the Board
Indianapolis, Indiana
April 8, 2005
      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

i

ii

FORWARD-LOOKING STATEMENTS
      This proxy statement and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “projects,” “should,” “could,” “may,” “plans” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements include, without limitation, statements relating to our ability to consummate the sale of Standard Life and the prospects of our company after a sale of Standard Life when operating only in the health services segment. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to those described in this proxy statement under the heading “Risk Factors,” as well as the following:

•	Our ability to satisfy the contractual conditions necessary to consummate the sale of Standard Life.

•	The ability of our management team to successfully operate a health services business with limited experience in that industry.

•	Our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business.

•	General economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain additional capital when needed and on favorable terms.

•	Our ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives.

•	Customer response to new products, distribution channels and marketing initiatives.

•	Increasing competition in the sale of our products.

•	The risk factors or uncertainties listed from time to time in any document incorporated by reference herein.
      We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

iii

STANDARD MANAGEMENT CORPORATION
10689 North Pennsylvania Street
Indianapolis, Indiana 46280
(317) 574-6200
April 8, 2005

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
to be held on May 18, 2005

       The Board of Directors of Standard Management Corporation (the “Company,” “we,” “us” or “SMAN”) is soliciting proxies for a special meeting of shareholders to be held on May 18, 2005. At the special meeting, Standard Management shareholders will consider and vote upon a proposal to sell all of the outstanding capital stock of Standard Life Insurance Company of Indiana (“Standard Life” or “SLIC”), our principal insurance subsidiary, to Capital Assurance Corporation (“Capital Assurance”), a Delaware corporation newly formed for the purpose of acquiring Standard Life. The proposed sale would be made pursuant to the terms of a stock and asset purchase agreement dated February 9, 2005 between us and Capital Assurance (the “Purchase Agreement”). This proxy statement contains important information for you to consider when deciding how to vote on the proposal to be brought before the meeting.
      This proxy statement and proxy card are first being mailed to shareholders on or about April 8, 2005.
SUMMARY TERM SHEET
      The following is a summary of certain information contained elsewhere in this proxy statement and the attached appendices. This summary provides an overview and may not contain all the information that is important to you regarding the Purchase Agreement and the proposed transaction. To understand the proposed transaction fully, we strongly encourage you to read this proxy statement completely, as well as the appendices to this proxy statement, one of which is the Purchase Agreement. This summary includes page references in parentheses to direct you to a more complete description of the topics presented here.
Parties to the Transaction

Standard Management Corporation
      Standard Management is a diversified holding company that currently conducts its business in two distinct segments: financial services and health services. In the financial services segment, which operates principally through our wholly owned life insurance subsidiary Standard Life (and its subsidiary Dixie National Life Insurance Company (“Dixie”)), we develop, market and administer annuity and life insurance products. Historically, substantially all of our business has been conducted in this segment through Standard Life and its subsidiaries.
      In 2002, we entered the health services segment, which we operate through our U.S. Health Services Corporation subsidiary. U.S. Health Services and its subsidiaries distribute pharmaceutical products and services to institutions, point of care programs, contract repackaging services and consumers.

      We are an Indiana corporation that was organized in 1989. Our principal executive offices are located at 10689 North Pennsylvania Street, Indianapolis, Indiana 46280. Our telephone number is (317) 574-6200. Our website is located at www.sman.com. We have not incorporated the information on our website into this proxy statement, and you should not consider anything on our website to be part of this document. Our common stock and trust preferred securities are traded on the Nasdaq National Market under the symbols “SMAN” and “SMANP,” respectively.

Capital Assurance Corporation
      Capital Assurance Corporation is a Delaware corporation newly formed for the purpose of acquiring the stock of Standard Life and the Surplus Debentures (as defined below) in the proposed transaction. At the time the proposed transaction is consummated, it is anticipated that the common stock of Capital Assurance will be owned by Capital Assurance Holdings, LLC (“CAH”), a limited liability company formed for the purpose of providing the necessary equity capital to Capital Assurance to fund the purchase price in the proposed transaction. It is also anticipated that CAH will be owned approximately 7.5% by Capital Prospects, LLC (“Cap P”), a Louisville, Kentucky-based company specializing in investments in and management of insurance companies, and approximately 92.5% by a number of private equity funds. The principal offices of Capital Assurance are located at 100 Mallard Creek Road, Suite 197, Louisville, Kentucky 40207 and its telephone number is (502) 259-9494.
Proposed Sale (see page 10)
      Our board of directors has unanimously approved the sale of all of the outstanding capital stock of Standard Life, through which we conduct our insurance operations, to Capital Assurance pursuant to the terms of the Purchase Agreement. As part of the proposed transaction, Capital Assurance would also purchase from Standard Management three promissory notes issued by Standard Life to Standard Management in the aggregate principal amount of $27.0 million (the “Surplus Debentures”). The terms of the Purchase Agreement are summarized in the section of this proxy statement called “The Purchase Agreement,” and the complete Purchase Agreement is attached as Appendix A to this proxy statement. If the sale is consummated, Standard Management will no longer operate in the insurance industry (other than certain de minimis activities). At such time, virtually all of our operations will consist of the business of our U.S. Health Services subsidiary and its several operating subsidiaries which comprise our health services operations.
Purchase Price (see page 36)
      The Purchase Agreement provides that the purchase price for 100% of the common stock of Standard Life and the Surplus Debentures is approximately $79,500,000, subject to adjustment primarily for earnings of SLIC from October 1, 2004 through the date of closing. Prior to any adjustments, the purchase price would be paid as follows:

•	$53.5 million in cash;

•	the assumption by Capital Assurance of approximately $21.0 million of intercompany indebtedness owed by Standard Management to Standard Life; and

•	$5.0 million of newly issued 7% cumulative exchangeable preferred stock of Capital Assurance.
      We believe that the purchase price adjustment provisions in the Purchase Agreement will result in a net increase in the purchase price of between $2.5 million to $5.5 million, resulting in a total purchase price of between $82 million to $85 million. The anticipated upward adjustment, which would increase the cash portion of the consideration, would reflect the after-tax statutory earnings of SLIC between October 1, 2004 and the date of closing. See “The Purchase Agreement — Purchase Price.” The organizational documents of Capital Assurance and CAH provide that Capital Assurance, at the time of closing, will have sufficient funds to pay the entire Purchase Price.

Use of Cash Proceeds From the Sale (see page 22)
      Based on our expectations regarding the anticipated adjustment in the purchase price, and assuming a final, post-adjustment purchase price of $83 million, we expect the cash proceeds from the sale, before deducting transaction related fees and expenses, to be approximately $57 million. We intend to use such cash proceeds as follows:

•	approximately $17.7 million for the repayment in full of our bank line of credit;

•	approximately $6 million to purchase certain assets from Standard Life at closing pursuant to the Purchase Agreement;

•	approximately $4.3 million for professional fees (investment bankers, attorneys, accountants) and miscellaneous other expenses (filing fees, printing and mailing proxy materials, prepayment penalties, severance payments, etc.);

•	approximately $1 million to fund incentive payments in connection with the solicitation of consents from the holders of our trust preferred securities;

•	$500,000 to reduce the principal amount outstanding under the mortgage on our home office; and

•	the remaining approximately $27.5 million as working capital to support and expand our health services business, including through selected strategic acquisitions.
Our Business After the Sale (see page 23)
      Following the completion of the sale of Standard Life, we intend to focus our operations on our health services business, which we will continue to operate out of our offices in Indianapolis. We believe that after the application of the cash proceeds from the sale, we will have approximately $27.5 million in working capital to execute our business plan with respect to our health services business. For more information about our post-closing operations, see the sections of this proxy statement entitled “Sale of Standard Life — Operations after the Sale,” and “Unaudited Pro Forma Financial Statements,” which include certain summary pro forma financial information based upon our most recently filed financial statements. The pro forma financial statements are estimates only and may not necessarily reflect the actual operations of our two divisions on a stand-alone basis.
Recommendation of Our Board of Directors and Reasons for the Sale (see page 14)
      Our board of directors has unanimously determined that the proposed sale contemplated by the Purchase Agreement is fair to and in the best interests of SMAN and our shareholders. Accordingly, our board of directors unanimously approved the Purchase Agreement and the sale of Standard Life, and recommends that SMAN shareholders vote “FOR” the approval of the Purchase Agreement and the sale of Standard Life.
      In reaching its decision to approve the sale, our board of directors:

•	considered several potential strategic benefits and material factors pertaining to the sale, including the board of directors’ belief that given our financial condition and market position, continuing to focus on our more mature insurance business was not reasonably likely to create greater long-term value for our shareholders than the prospects presented by the sale of Standard Life and a focus on our more growth oriented health services business;

•	considered potentially negative factors, including the risk that the potential strategic benefits of the sale, primarily the expansion of our health services business, may not be realized, in part or at all; and

•	believed that the potential strategic benefits of the proposed sale outweighed the negative factors.

      Our board of directors examined a number of other potential strategic benefits and negative factors which are described in detail in the section of this proxy statement entitled “Sale of Standard Life — Recommendation of Our Board of Directors; Factors Considered.”
Opinion of Financial Advisor (see page 16)
      In deciding to approve the sale of Standard Life, our board of directors considered the opinion of Raymond James & Associates, Inc. (“Raymond James”), our financial advisor in connection with the proposed sale. The opinion was rendered orally and in writing to the board of directors on February 3, 2005. The opinion states that, as of such date, based upon and subject to specified matters described in the opinion, the consideration to be received by Standard Management in the proposed sale is fair to us, from a financial point of view. The opinion addresses only the fairness, from a financial point of view, of the consideration to be received by Standard Management in the proposed sale, does not address the merits of the underlying decision by us to engage in the sale and does not constitute a recommendation by Raymond James to any of our shareholders as to how to vote at the special meeting on the proposed sale or how a holder of outstanding trust preferred securities should act with respect to a consent solicitation. The opinion is summarized under “Sale of Standard Life — Opinion of Financial Advisor” and the full text of the written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is set forth in full in Appendix B to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read this opinion carefully in its entirety.
Conditions to Completion of the Sale (see page 40)
      The parties’ obligations to complete the sale are subject to specified conditions, including, among others:

•	the approval of the transaction by our shareholders;

•	the approval of the Indiana Department of Insurance;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	our obtaining the consent of the holders of our outstanding trust preferred securities to certain amendments to the instruments governing such securities or alternatively the exercise by us of our right to require Capital Assurance to assume our obligations under the instruments governing such securities;

•	the continued accuracy of each party’s representations and warranties;

•	the settlement and/or assumption of all intercompany accounts between Standard Management and Standard Life;

•	there being no order or decree preventing consummation of the sale; and

•	the parties’ entering into a lease for a portion of the space in our Indianapolis office.
Indemnification Obligations (see page 40)
      We have agreed in the Purchase Agreement to indemnify Capital Assurance and Standard Life for any loss arising from, as a result of, or in connection with any breach of a representation, warranty or covenant we made in the Purchase Agreement or any ongoing legal actions or governmental investigations, subject to certain limitations. In addition, we have agreed to pledge the preferred stock we are to receive as partial consideration in the transaction to secure up to $5 million of our indemnification liabilities.
      Capital Assurance has also agreed, subject to certain limitations, to indemnify us with respect to any breach of a representation, warranty or covenant made by them under the Purchase Agreement.

Prohibition on Solicitation of Other Offers (see page 39)
      We have agreed that from the date of the Purchase Agreement through the date of closing we will not solicit or entertain offers from, negotiate with or encourage any proposal of any other person relating to the acquisition of Standard Life. However we may terminate the Purchase Agreement if our board of directors, in furtherance of its fiduciary duties to shareholders, agrees to accept an unsolicited offer that constitutes a superior proposal as defined in the Purchase Agreement. If our board of directors decides to terminate the Purchase Agreement in order to accept a superior proposal, we will be required to pay Capital Assurance a termination fee of $3,200,000 plus reimbursement of their out-of-pocket expenses incurred since November 21, 2004 up to $2,000,000.
Conflicts of Interest; Interests of Certain Persons (see page 42)
      Capital Assurance orally indicated to us that they intend to retain a substantial percentage of the current employees of Standard Life and its subsidiaries after the sale is consummated. However, no members of SMAN’s management team will be affiliated with Standard Life following the sale to Capital Assurance (except that our chairman, Ronald D. Hunter or another person designated by us, will remain a director of Standard Life for as long as Standard Management owns any preferred stock of Capital Assurance) and, other than such directorship, none of our directors or executive officers has any interest in the proposed transaction that differs from the interests of SMAN shareholders generally.
Regulatory Approvals (see page 22)
      In addition to compliance with the applicable regulations of the Securities and Exchange Commission and the Indiana Business Corporation Act, we must also obtain the clearance of the U.S. Department of Justice and the Federal Trade Commission under the HSR Act, as well as the approval of the proposed sale by the Indiana Department of Insurance. On March 8, 2005, Capital Assurance made the appropriate filings with the Indiana Department of Insurance. On April 4, 2005, the parties made the appropriate filings required by the HSR Act.
Vote Required to Approve the Sale (see page 7)
      The proposed sale must be approved by the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote on the record date. There were 7,921,113 shares of our common stock outstanding on the record date and eligible to be cast at the special meeting, so at least 3,960,557 votes must be cast in favor of the proposed transaction for it to be approved.
      As of the date of this Proxy Statement, our directors, executive officers and their affiliates collectively hold or direct the voting of an aggregate of 692,302 shares of common stock, or approximately 8.7% of the outstanding shares, and each has entered into a voting agreement with Capital Assurance pursuant to which they have agreed, solely in their capacities as shareholders, to vote such shares in favor of the sale of Standard Life to Capital Assurance pursuant to the terms of the Purchase Agreement.
Material Federal Income Tax Consequences (see page 23)
      If the proposed sale is consummated, we estimate that for federal income tax purposes, we will recognize a capital loss on the sale of approximately $22 million, equal to the difference between our adjusted tax basis in Standard Life and the amount realized from the proposed sale. We may recognize a tax benefit in future periods from this capital loss provided that we recognize capital gains within five years. We do not anticipate any direct tax consequences to our shareholders as a result of the proposed sale.
Accounting Treatment (see page 23)
      If the proposed sale is consummated, Standard Life and its subsidiaries will be treated for accounting purposes as a discontinued operation of Standard Management. This means that the financial statements for all prior periods will be restated to show the operations of Standard Life and its subsidiaries separately from Standard Management’s continuing operations. For accounting purposes, we expect to record a loss on the sale of approximately $35 million, which is equal to the difference between the net book value of the assets sold and the purchase price paid by Capital Assurance in the proposed transaction, plus transaction related expenses.
Dissenters’ Rights (see page 23)
      Under Indiana law, holders of SMAN common stock will not be entitled to statutory dissenters’ rights in connection with the sale of Standard Life.

THE SPECIAL MEETING
      This proxy statement is being furnished to the shareholders of Standard Management in connection with the solicitation of proxies by our board of directors for use at a special meeting of our shareholders to be held at our offices at 10689 North Pennsylvania Street, Indianapolis, Indiana 46280, at 9:30 a.m. (local time) on Wednesday, May 18, 2005, and at any adjournments or postponements thereof. At the special meeting, you will be asked to approve the sale of all of the outstanding capital stock of Standard Life pursuant to the terms of the Purchase Agreement.
Voting Securities and Votes Required
      Our board of directors has fixed the close of business on April 4, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of record of shares of our common stock at the close of business on such date will be entitled to vote at the special meeting, with each such share entitled to one vote on all matters properly presented at the special meeting. On the record date, there were approximately 380 holders of record and approximately 1,350 beneficial holders of the 7,921,113 shares of common stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of common stock entitled to vote at the special meeting, or at least 3,960,557 shares, is necessary to constitute a quorum at the special meeting. Properly executed proxies which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will be counted as present for purposes of determining whether a quorum is present but will not be counted as votes in favor of such matter. Accordingly, abstentions and “broker non-votes” will have the same effect on the voting on the proposed sale as a vote against it.
      The proposed sale must be approved by the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote on the record date. Therefore, at least 3,960,557 shares of our common stock must be voted in favor of the proposed sale for it to be approved by our shareholders. As of the date of this proxy statement, our directors, executive officers and their affiliates collectively hold or direct the voting of an aggregate of 692,302 shares of common stock, or approximately 8.7% of the outstanding shares, and have entered into a voting agreement with Capital Assurance pursuant to which they have agreed to vote such shares in favor of the proposed sale.
      Shareholders may vote by any one of the following means:

•	by mail;

•	by telephone (toll-free);

•	over the internet; or

•	in person, at the meeting.
      To vote by mail, please sign, date and complete the enclosed proxy and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy is mailed in the United States. Instructions for voting using a toll-free telephone number or over the internet can be found on your proxy. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.
      All proxies will be voted in accordance with the instructions of the shareholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the secretary of the Company at the address set forth on the notice of the special meeting, or by voting in person at the meeting. Attendance at the meeting will not itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the meeting that the shareholder intends to revoke the proxy and vote in person.

Solicitation of Proxies
      The proxy card accompanying this proxy statement is solicited by the board of directors. Proxies may be solicited by officers, directors or other employees of the Company, none of whom will receive any additional compensation for their services. The Company has engaged Innisfree M&A Incorporated to assist it in the solicitation of proxies in connection with the special meeting. In connection with these services, the Company has agreed to pay Innisfree a fee of $7,500, plus reimbursement of certain out of pocket expenses. Solicitations of proxies may be made personally, or by mail, telephone, facsimile or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals. All costs of soliciting proxies will be paid by the Company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 4, 2005 by:

•	each shareholder known to us to own beneficially more than five percent (5%) of our outstanding common stock;

•	each director;

•	our chief executive officer and our four most highly compensated executive officers for the year ended December 31, 2004; and

•	all directors and executive officers as a group.

		Percent of
	Number of	Total
Name	Shares(1)	Outstanding

Ronald D. Hunter(2)	1,065,452	12.21
P.B. (Pete) Pheffer(3)	447,784	5.37
Martial R. Knieser(4)	385,826	4.82
Stephen M. Coons(5)	393,086	4.83
Michael G. Browning(6)	64,374	*
Dainforth B. French, Jr.(7)	40,400	*
James H. Steane II(8)	3,500	*
All directors and executive officers as a group (7 persons)(9)	2,381,711	25.23
Marc D. Novotney(10)	63,333	*
Dimensional Fund Advisors, Inc.(11)	459,855	5.80
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Henry George Luken, III(12)	565,845	7.14
900 Fairway Lane
Soddy Daisy, Tennessee 37379

*	Less than 1%

(1)	The information set forth in this table with respect to our common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. The percentages are based upon 7,921,113 shares outstanding as of April 4, 2005. The percentages for each of those parties who hold options exercisable within 60 days of April 4 are based upon the sum of 7,921,113 shares plus the number of shares subject to such options held by each such party, as indicated in the following notes.

(2)	Includes 3,670 shares beneficially owned by Mr. Hunter’s spouse and 200 shares beneficially owned by his child, as to which Mr. Hunter disclaims beneficial ownership, and 5,527 shares held on Mr. Hunter’s behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Hunter has investment power. Also includes 807,895 shares subject to options exercisable within 60 days of April 4, 2005. Mr. Hunter’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(3)	Includes 10,284 shares held on Mr. Pheffer’s behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Pheffer has investment power and 417,500 shares subject to options exercisable within 60 days of April 4, 2005. Mr. Pheffer’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(4)	Includes 2,900 shares held on Dr. Knieser’s behalf pursuant to the Standard Management 401(k) Plan as to which Dr. Knieser has investment power and 78,858 shares subject to options exercisable within 60 days of April 4, 2005. Dr. Knieser’s address is address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(5)	Includes 2,068 shares held on Mr. Coons’ behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Coons has investment power, 144,058 additional shares held under the Standard Management 401(k) Plan as to which Mr. Coons shares voting power as a result as his service as a trustee under the plan (which share amount includes the shares beneficially held under the plan for Messrs. Hunter, Pheffer and Knieser, as indicated above). Also includes 212,760 shares subject to options exercisable within 60 days of April 4, 2005. Mr. Coons’ address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(6)	Includes 5,700 shares held by Mr. Browning’s spouse and 3,200 shares pursuant to which Mr. Browning has shared voting power, in both cases, as to which Mr. Browning disclaims beneficial ownership. Mr. Browning’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(7)	Includes 10,000 shares held by an immediate family member of Mr. French.

(8)	Includes 500 shares subject to options exercisable within 60 days of April 4, 2005.

(9)	Includes a total of 1,517,513 shares subject to options exercisable within 60 days of April 4, 2005.

(10)	Includes 58,333 shares subject options exercisable within 60 days of April 4, 2005. Subsequent to the year ended December 31, 2004, Mr. Novotney is no longer employed by Standard Management.

(11)	Information with respect to Dimensional Fund Advisors, Inc. is based solely on a Schedule 13G filed by this entity with the SEC on February 9, 2005. Standard Management makes no representation as to the accuracy or completeness of the information reported by this entity.

(12)	Information with respect to Henry George Luken, III is based solely on a Schedule 13D filed by Mr. Luken with the SEC on May 14, 2003. Standard Management makes no representation as to the accuracy or completeness of the information reported by Mr. Luken.

SALE OF STANDARD LIFE
Background

Historical Context
      From the time of its initial public offering in 1993 until 2002, Standard Management operated solely in the financial services sector. The vision of Standard Management’s board of directors and management, however, was to become a diversified holding company, operating as well in other industries complementary to Standard Life’s insurance business. In furtherance of this goal, the board and management from time to time considered adding other businesses, but investigated only those they thought provided the best opportunity to expand both the existing and the new lines of business.
      In the fall of 2001, board member Dr. Martial Knieser, a physician who at the time was Medical Director of Standard Life and also served as Director of Laboratories of St. Vincent Mercy Hospital in Elwood, Indiana, introduced to the board an opportunity to acquire a business that provided direct-to-consumer retail and mail order pharmaceutical products. In early 2002, we created a new subsidiary, U.S. Health Services Corporation, to make this acquisition, which represented our first foray into the health services sector. In approving the acquisition, our board considered the similarities in the demographics of, and potential opportunities to cross-sell to, the customers of the new health services business and the existing insurance business, which by this time had largely stopped writing new life policies and focused instead on managing Standard Life’s in force policies and marketing and selling annuity products.
      In early summer of 2002, we announced the sale of our international insurance operations which would ultimately deliver approximately $25 million in net proceeds and in June 2002, SMAN stock reached an eight-year high of $9 per share. For the remainder of 2002, however, our stock price steadily declined along with the rest of the U.S. stock market, ultimately settling in the $3 per share range. From an operational standpoint, the extended decline of the U.S. capital markets in general and declining yields in the debt markets in particular, had a materially negative impact on us. Beginning in the second quarter of 2002, we began to report persistent quarterly losses stemming from the realization of capital losses in Standard Life’s investment portfolio, which ultimately aggregated over $70 million. These losses were primarily the result of historically high and increasing default rates in fixed income securities. At the same time, however, Standard Life experienced significant growth in annual annuity premium production, which required additional capital to support, but we faced market conditions at the time that made it difficult to raise the necessary capital. As a result, we struggled to both increase our capital to support our existing insurance business and fund growth in both of our operating segments as well as maintain Standard Life’s A.M. Best financial strength rating. In spite of these difficulties, during this time period management from time to time entertained informal inquiries concerning the potential sale of Standard Life, none of which progressed beyond the stage of preliminary inquiries.
      In the late summer and fall of 2002, we continued to make several small acquisitions of complementary businesses in the health services sector and our board and management became more optimistic about the growth opportunities for our health services offerings. The board believed that the performance of our health services business would likely be more within its control, unlike that of the insurance business which was heavily dependent on the performance of the investment portfolio and the effects of an unstable bond market, as well as the constantly changing assessment criteria of the rating agencies. However, even as we continued to build our health services platform in 2003 with additional small acquisitions, as a whole these businesses had not yet begun to produce the revenues and customer base we anticipated.
      During this period, we were continually investigating alternatives for raising capital to fund the expansion of our health services operations. In the interim, we utilized funds borrowed from Standard Life with the expectation that such funds would be repaid once additional outside capital was secured. Such borrowings were permitted by the Indiana Department of Insurance as long as we could demonstrate the ability to service and repay them within a reasonable period of time. Our ability to repay such borrowings would likely require us to raise additional equity capital to do so. These intercompany obligations, which currently total approximately $21 million, are the intercompany obligations that Capital Assurance proposes to assume as a component of the purchase price in the proposed transaction.
      During the first half of 2003, we met with various investment banking firms to solicit input on the viability of raising capital for both the financial services and health services businesses. At this time, we were faced with a number of challenges in securing the capital needed to maximize long-term shareholder value. As a small public company with thinly traded stock we believed (and continue to believe) that our stock price does not accurately reflect the intrinsic value of our business.

Initiation and Progress of the Proposed Transaction
      Faced with a variety of challenges, including those related to continued funding of two operating segments, on October 6, 2003, the board authorized the engagement of the investment banking firm Raymond James & Associates to provide general financial advisory services related to the Company’s broad review of financial and strategic alternatives that might be available to us. Following a meeting with representatives of Raymond James, Ronald Hunter and Pete Pheffer, Chairman and President of Standard Management respectively, discussed with the board a variety of alternatives including raising capital for both business segments, entering into a joint venture or possibly selling Standard Life. During this meeting, the board considered for the first time the long-term feasibility of successfully operating in its two current business segments. Among other things, the board considered that the two distinct lines of business had very different capital requirements, vastly different regulatory restrictions and likely attracted investors with very different expectations and risk tolerances. The board instructed Raymond James to investigate the sale of all or a portion of the financial services business. As part of this assignment, Raymond James assisted us in the preparation of a confidential memorandum summarizing our business and operations. From December 2003 through March 2004, Raymond James used this material to solicit indications of interest from parties who might be interested in some type of transaction with the company. At a board meeting on February 11, 2004, Raymond James provided a status report on its engagement. Raymond James reported that after narrowing the list of viable candidates, it had contacted 38 parties whom it believed might have an interest. Of those contacted, 16 entered into confidentiality agreements in order to conduct initial due diligence. As a result of these contacts and based on the reactions of interested parties, the board began to focus on the possibility of selling all or a controlling interest in Standard Life and redeploying the proceeds in U.S. Health Services, which the board believed had lower capital requirements and a greater potential for growth and higher risk-adjusted returns than the insurance business, as the most viable means of enhancing long-term shareholder value. By March 2004, Raymond James had received three bona fide non-binding indications of interest for the acquisition of Standard Life. These indications of interest varied greatly in their proposed structures and valuations and each was carefully considered by the board with the advice of Raymond James. Representatives from each of these interested parties visited our offices, were allowed access to additional confidential information and held preliminary discussions with management.
      After considering each of the indications of interest, the board determined that the indication of interest received on January 30, 2004 from Capital Prospects, LLC (“Cap P”) and certain partners (collectively, the “Cap P group”) presented the most attractive prospect. On February 13, 2004, the management team of Standard Life (which does not include Messrs. Hunter or Pheffer) met at our offices with representatives of the Cap P group and Raymond James for preliminary discussions. Between February 16 and February 20, the Cap P group conducted additional due diligence. On February 20, representatives of the Cap P group and Raymond James discussed via telephone Cap P’s desire to meet face to face with Messrs. Hunter and Pheffer to discuss Cap P’s plans for Standard Life and its personnel, its plans for financing a potential transaction and Standard Management’s view of receiving, as partial consideration, an ownership interest in the continuing company to share in the potential upside. On February 26, 2004, representatives of the Cap P group (including John Franco, Cap P’s Chief Executive Officer) met at our offices with Messrs. Hunter, Pheffer, Stephen Coons (Executive Vice President and General Counsel) and Michael Berry (Vice President and Treasurer), along with representatives of

Raymond James, to discuss numerous issues prior to the Cap P group providing a revised non-binding indication of interest. From February 27 to March 4, 2004, the Cap P group performed significant due diligence and on March 4, the Cap P group delivered orally to Raymond James its revised indication of interest.
      Between March 4 and April 4, 2004, numerous discussions were held telephonically among representatives of our management, the Cap P group and Raymond James to refine Cap P’s oral indication of interest and on April 4, 2004, Raymond James received from the Cap P group a written revised non-binding indication of interest. From April 6 through April 9, our management analyzed and discussed Cap P’s revised indication of interest with our legal and financial advisors and communicated certain requested changes to Mr. Franco.
      On April 13, 2004, Messrs. Pheffer and Coons traveled to Cap P’s offices in Louisville, Kentucky with representatives of Raymond James and met with Mr. Franco and others from the Cap P group to discuss various issues in Cap P’s indication of interest. On April 14, the Cap P group delivered a newly revised indication of interest, which management discussed informally with outside members of the board and reviewed with our legal and financial advisors through April 18, 2004.
      On April 19, 2004, the Cap P group and SMAN executed a non-binding letter of intent reflecting the understanding of the parties with respect to a proposed transaction for Standard Life. The non-binding letter of intent contemplated the sale of 100% of the stock of Standard Life for $75 million in cash (subject to certain adjustments) and $10,000,000 of 7% exchangeable perpetual preferred stock of an entity newly formed to acquire the stock of Standard Life. Consummation of the proposed transaction was subject to a number of conditions including satisfactory completion by the Cap P group of their due diligence investigation, receipt of an opinion from SMAN’s financial advisor that the proposed consideration is fair to SMAN from a financial point of view, the negotiation and execution of a mutually satisfactory stock purchase agreement and a number of additional conditions including the approval of SMAN shareholders, the consent of the holders of SMAN’s outstanding trust preferred securities to amendments to the governing instrument of such securities, and the receipt of various regulatory approvals.
      From April 22 through May 19, 2004, the Cap P group performed extensive due diligence. On May 8, 2004, outside counsel to the Cap P group delivered an initial draft of a stock purchase agreement to us and Troutman Sanders, LLP, outside counsel to Standard Management. From May 8 through May 13, 2004, our management team, Troutman Sanders and Raymond James analyzed, discussed and revised the initial draft of the stock purchase agreement. At a meeting of our board of directors on May 14, 2004, Mr. Coons, our General Counsel, discussed with the board the material terms of the draft stock purchase agreement and the principal areas of negotiation. The board discussed the draft agreement at length and authorized Mr. Coons and Troutman Sanders to provide the Cap P group with a revised draft of the stock purchase agreement. At the same meeting, Mr. Franco addressed the board by telephone and discussed the Cap P group’s future plans for Standard Life and its employees and responded to questions from the board. Finally, at the same meeting, representatives of Raymond James provided their preliminary views as to the fairness of the proposed consideration from a financial point of view, but did not render a formal fairness opinion as the transaction was still in the early stages of negotiation.
      On May 19, 2004, the Cap P group and Standard Management executed a letter agreement extending the exclusivity granted to the Cap P group under the April 19, 2004 letter of intent until June 1, 2004. In mid-June 2004, Capital Prospects’ principal partner in the proposed transaction decided it could no longer participate and the parties mutually agreed to terminate negotiations with respect to the transaction contemplated by the April 19 letter of intent. The principals of Cap P, however, maintained an interest in negotiating a transaction for the acquisition of Standard Life.
      In July 2004, we and Cap P began negotiating a transaction for Standard Life with a different structure and Mr. Franco addressed our board telephonically on July 9 to discuss a revised proposal. Following two weeks of discussions between the parties, on July 23, 2004, we entered into a non-binding letter of intent with Cap P. The July 23 letter of intent contemplated a two-step transaction in which Cap P would seek equity capital to enable it to initially purchase from us for $27 million the Surplus

Debentures (notes issued to us by Standard Life). As a second step, upon the purchase of the Surplus Debentures, SMAN would issue to Cap P an option, exercisable until December 31, 2004, to purchase all of the outstanding common stock of Standard Life. The proposed consideration for the purchase of the stock was approximately $42,000,000 in cash, subject to adjustment under certain circumstances, and a 20% equity interest in the new entity to be formed to purchase the shares. At a meeting of the board held on July 28 and 29, 2004, the directors considered the July 23 Cap P letter of intent with input from Raymond James in advance of negotiating a definitive agreement.
      During August and September, Cap P worked to secure its equity financing for the proposed transaction. In the meantime, Standard Management received overtures from other parties interested in a potential acquisition of all or a part of Standard Life. These parties signed confidentiality agreements and conducted preliminary due diligence. As permitted by the July 23 letter of intent with Cap P, our management team and representatives of Raymond James held discussions with two different interested groups in order to secure an alternative transaction in the event Cap P was unable to enlist a lead investor(s) to finance its proposed transaction. Both of these parties performed additional detailed due diligence and held meetings with management. In September and October these parties submitted written indications of interest and during October and early November held periodic discussions with management and Raymond James to refine their indications of interest.
      By November 14, each of the indications of interest had been finalized and on that date our board met to consider all of the active proposals for the acquisition of Standard Life. At the meeting, representatives of Raymond James reviewed with the board the process it had undergone regarding the potential sale. Raymond James indicated that it had contacted 49 parties, that 29 parties had requested and received a confidential memorandum containing information about the Company, and a total of five indications of interest had been received, three of which warranted further consideration. One of these three was that of Cap P. The board reviewed the indications of interest from Cap P and the other two parties in detail, analyzing both financial and other aspects of the proposals, including the anticipated impact on Standard Management’s shareholders, Standard Life’s business and Standard Life’s employees. The board also considered alternatives to the sale of Standard Life, including raising a substantial amount of capital and the sale or merger of Standard Management. The board instructed management to ask each of the parties to submit their last, best offer to acquire 100% of Standard Life in a single-step transaction.
      On November 17, Mr. Franco and Mr. Pheffer spoke by telephone and Mr. Franco orally proposed a single-step transaction for the acquisition of 100% of the stock of Standard Life. On November 18, the board met telephonically and after a detailed discussion of all three proposals, the board directed management to negotiate a new letter of intent with Cap P on the terms reflected in the oral proposal. From November 18 to November 21, we and Cap P, with the assistance of our financial and legal advisors, negotiated a non-binding letter of intent which was executed by the parties on November 21.
      On November 30, 2004, Cap P’s outside counsel, LeBoeuf, Lamb, Greene & MacRae L.L.P., submitted an initial draft of a stock and asset purchase agreement to our counsel, Troutman Sanders LLP. Between November 30 and December 21, the parties negotiated the terms of the Purchase Agreement through numerous conference calls involving management of both companies and outside counsel to each.
      On December 21, 2004, the parties met in New York at the offices of LeBoeuf, Lamb to continue negotiations. Present at this meeting were Mr. Pheffer, Mr. Coons and Mr. Berry on behalf of Standard Management, along with representatives of Troutman Sanders and Raymond James, and Mr. Franco and others on behalf of Cap P, along with representatives of LeBoeuf, Lamb and principals of two private equity funds contemplating providing equity financing to the entity that would be the actual buyer under the Purchase Agreement — Capital Assurance.
      Following the meeting in New York, representatives of Capital Assurance and the private equity funds continued their due diligence investigation while the management teams and outside counsel continued negotiations via numerous teleconferences concerning the terms of the Purchase Agreement and ancillary documents contemplated by the Purchase Agreement. During this period, we received an additional indication of interest for the purchase of Standard Life, but with terms less favorable than those then being negotiated with Cap P. Also during this time period, we re-evaluated various alternatives to selling Standard Life and remained convinced that if an appropriate purchase agreement could be negotiated with Cap P, that this was the best alternative for maximizing long-term shareholder value.
      Between December 22, 2004 and January 31, 2005, the parties and their legal counsel, via numerous teleconferences, substantially completed negotiating the terms of the Purchase Agreement and the ancillary documents and Cap P obtained preliminary commitments for the debt and equity funding necessary for it to complete the proposed purchase. With an understanding among the parties that Cap P’s financing must be fully committed before we would sign the Purchase Agreement, we scheduled a meeting of our board of directors for February 3, 2005. In advance of the meeting, we provided our board members with copies of the current versions of all of the documents and memoranda from counsel explaining and summarizing the various documents.
      On February 3, 2005, our board met at our headquarters in Indianapolis to consider approval of the Purchase Agreement. Representatives of Troutman Sanders and Raymond James were also present. Representatives of Troutman Sanders discussed with the board the terms of the Purchase Agreement and the various ancillary documents and also discussed the discharge of the directors’ fiduciary duties in considering the agreement. Representatives of Raymond James then presented their analysis of the financial terms of the proposed transaction and rendered, both orally and in writing, their opinion that, as of that date and based on the assumptions contained in their opinion, the consideration to be received in the transaction is fair to Standard Management from a financial point of view. The board asked numerous questions concerning both the legal and financial terms of the transaction, and engaged in significant discussion regarding the proposed termination fee provision, conditions to closing, pricing and other matters. Following that discussion and taking into account the various factors described below under “Recommendation of our Board of Directors; Factors Considered,” our board unanimously approved the Purchase Agreement and the sale of Standard Life (subject to final negotiation of non-substantive matters and receipt by the buyer of debt and equity financing commitments acceptable to us).
      On February 9, 2005 following a review of Cap P’s financing commitments, the parties entered into the Purchase Agreement and issued a press release announcing the execution of the Purchase Agreement.
Recommendation of our Board of Directors; Factors Considered
      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE SALE OF STANDARD LIFE TO CAPITAL ASSURANCE PURSUANT TO THE TERMS OF THE PURCHASE AGREEMENT.
      In reaching this conclusion, our board of directors consulted with:

•	our management regarding our business, financial condition, results of operations and prospects, as well as the terms and other conditions of the proposed sale;

•	our outside legal counsel regarding the terms of the transaction and the obligations of our board of directors in its consideration of the transaction; and

•	our financial advisor regarding the financial terms and structure of the transaction, and possible financing, sale or merger alternatives.
      Our board of directors believes that it is in the best interests of our shareholders to enter into the Purchase Agreement and sell Standard Life to Capital Assurance. In reaching this conclusion and in deciding to approve the proposed transaction, our board of directors considered several potential benefits and material factors pertaining to the sale, including the following:

•	the belief that, after reviewing our financial condition, results of operations, business and earnings prospects and the present and anticipated business environment of the market for the products of our financial services business, and notwithstanding our concerted efforts to increase profitability, continuing to focus on our financial services business was not reasonably likely to create greater long-term value for our shareholders than the prospects presented by exiting that business and focusing on the more growth oriented health services business;

•	recent developments in the life insurance industry generally, such as substantial growth in annuity premium deposits resulting from large sales increases industry wide. The growth in premium deposits required us to seek additional capital, which we found difficult to obtain on favorable terms;

•	the terms and conditions of the Purchase Agreement, including the amount and form of the consideration. In particular, the board viewed favorably the fact that a portion of the consideration consists of the assumption of the approximately $21 million of intercompany indebtedness that had been incurred to help fund the start-up and expansion of our health services operations. The intercompany obligations were the primary cause for an A.M. Best ratings downgrade in July 2004 and the board believed that continuation of such indebtedness outstanding could result in additional negative rating agency action, which would likely have a material adverse effect on the Company’s financial condition;

•	the board’s belief that the Company’s strategy of building its health services business is the Company’s best course to maximize long-term shareholder value. Although the financial services business has historically provided the Company with positive cash flow and satisfactory growth rates, the board believes that the products and focus of the financial services business lack the potential to achieve substantially increased revenues or margins in the future. In contrast, the board believes that the development and expansion of the products and services offered by our health services business provide the possibility of substantially greater revenues and margins than those of the financial services business, although the potential results of health services are subject to greater risk than those of the financial services business. Moreover, the financial markets generally value the shares of specialty health services companies at higher price/earnings ratios than the shares of insurance companies in part because specialty health services companies generally produce greater free cash flow from operations;

•	the board’s belief in the importance of locating a strategic, rather than financial, buyer for Standard Life that valued the existing platform, including an experienced management team, employees and its long standing base of operations in Indianapolis;

•	the board’s belief that a sale of Standard Life is the preferable way to fund the health services business as compared to alternative ways of raising capital, such as bank borrowings, privately placed debt or public or private offerings of stock;

•	the board’s expectation that the net cash proceeds from the sale expected to be available to support and expand our heath services business (approximately $27.5 million), together with our existing and expected sources of cash, will enable us to fund the planned growth of such business for at least the next 24 months;

•	the board’s belief that the purchase price is fair and was arrived at through a process in which a number of prospective acquirers submitted bids with the expectation that such a bidding process would tend to produce an attractive purchase price;

•	the board’s belief that retaining an ownership interest in the former Standard Life through the receipt of exchangeable preferred stock constituted an attractive part of the total consideration;

•	the fact that Raymond James has rendered its opinion that the consideration to be received by us in the proposed sale is fair, from a financial point of view, to Standard Management; and

•	the fact that the terms and conditions of the Purchase Agreement were reasonable and arrived at as part of an arms length negotiating process, including those terms which are designed to ensure that the board could fulfill its fiduciary duties if presented with an acquisition proposal that is more favorable to Standard Management and its shareholders than the proposed transaction.

      In reaching its decision, the board concluded that the factors described above generally figured positively, as advantages or opportunities, and as reasons to consummate the proposed transaction. The board also gave careful attention to the following uncertainties and the potentially negative factors implicated by a sale of Standard Life:

•	Loss of revenues and cash flows from financial services business. Selling Standard Life will eliminate the current source of almost all of the Company’s revenues and all of its positive cash flows from operations. For fiscal 2004, approximately 94% of our total revenues were derived from Standard Life.

•	Risk of health services business development. Our strategy of relying solely on our health services business will intensify our exposure to many risks relating to the business of our health services segment — principally institutional pharmacy services — including reliance on our ability to acquire and retain long-term contracts at favorable terms with institutional care facilities, the lack of an operating history, effects of continuing efforts to contain health care costs, and other factors. See “Risk Factors.”

•	Possibility of a failure to complete the sale of Standard Life. If the sale of Standard Life is not completed, the Company could be materially adversely affected. We would be forced to determine whether to attempt to sell the financial services business again, continue to operate the financial services business or explore another strategic alternative. If we try to sell the financial services business, we would need to expend significant time and resources that would otherwise be used to operate the health services business and we would likely have to sell the financial services business on terms that could be less favorable to us than the terms currently being offered by Capital Assurance. In addition, if we were to engage in some form of alternative transaction, there could be no assurance that it would not be significantly dilutive to shareholders.
      The board believes that these potential negative factors were outweighed by the potential benefits of the sale of Standard Life.
      The foregoing discussion of the factors considered by the board is not intended to be exhaustive but includes all material factors that the board considered. In light of the wide variety of factors considered, the board did not find it necessary or practical to, and did not, quantify or otherwise assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the board views its recommendation as being based on the totality of the factors considered by it. The board considered all these factors and determined that these factors, as a whole, supported its conclusion and recommendation. Individual members of the board may have given different weights to different factors.
Opinion of Financial Advisor
      Our board retained Raymond James as our financial advisor in exploring strategic alternatives with respect to Standard Management and our financial services segment. The board retained Raymond James based upon Raymond James’ qualifications, expertise and reputation, as well as Raymond James’ prior investment banking relationship, and general familiarity, with Standard Management.
      In connection with Raymond James’ engagement, the board requested that Raymond James evaluate the fairness, from a financial point of view, of the consideration to Standard Management provided for in the sale of Standard Life pursuant to the terms of the Purchase Agreement (the “Sale”). Raymond James has delivered to the board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated February 3, 2005, the consideration to be received by Standard Management, consisting of the assumption of approximately $20.7 million of obligations of Standard Management to Standard Life, $5 million par value of perpetual, exchangeable preferred stock of Capital Assurance, plus an amount in cash such that the total consideration equals $79.5 million, subject to certain adjustments pursuant to the terms of the Purchase Agreement (the “Purchase Consideration”), is fair to Standard Management from a financial point of view. The Purchase Consideration was agreed upon through arms length negotiations between the parties and Raymond James did not recommend the amount of the

Purchase Consideration. In requesting Raymond James’ advice and opinion, our board imposed no limitations upon Raymond James with respect to the investigations made or procedures followed by it in rendering its opinion.
      The board retained Raymond James to express an opinion as to the fairness, from a financial point of view, of the Purchase Consideration to Standard Management. Raymond James did not address our underlying business decision to proceed with the Sale, the structure or tax consequences of the Purchase Agreement or the availability or advisability of any alternatives to the Sale and did not make any recommendations to the board, Standard Management’s shareholders, or holders of our trust preferred securities with respect to any approval of the Sale. Although, in connection with its engagement, Raymond James was requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of Standard Life, Raymond James did not structure, or negotiate the final terms of, the Sale.
      The full text of Raymond James’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Raymond James, is attached as Appendix B to this proxy statement. Shareholders are urged to read the opinion in its entirety. Raymond James’ opinion, addressed to the board of directors, is directed only to the Purchase Consideration received by Standard Management and does not constitute a recommendation as to how any shareholder of Standard Management common stock should vote with respect to the Sale or whether any holder of Standard Management trust preferred securities should act with respect to the consent solicitation.
      In connection with its review of the proposed Sale and the preparation of its opinion, Raymond James has, among other things:

1. reviewed the financial terms and conditions of the Sale as stated in the draft of the Purchase Agreement provided to Raymond James on January 31, 2005;

2. reviewed the terms and conditions of the perpetual, exchangeable preferred stock of Capital Assurance as stated in the Certificate of Designations for the preferred stock;

3. reviewed the audited financial statements of Standard Management as of and for the years ended December 31, 2003, 2002 and 2001;

4. reviewed Standard Management’s quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, for 2004 and 2003;

5. reviewed the Annual Statements of SLIC and Dixie filed with the Indiana Department of Insurance for the years ended December 31, 2003 and 2002;

6. reviewed the audited financial statements of SLIC prepared in accordance with statutory accounting procedures as of, and for the years ended December 31, 2003 and 2002;

7. reviewed the Quarterly Statements of SLIC and Dixie filed with the Indiana Department of Insurance for the quarters ended March 31, June 30, September 30, for 2004 and 2003;

8. reviewed unaudited and preliminary statutory financial information of SLIC as of December 31, 2004;

9. reviewed an actuarial appraisal of SLIC prepared by an internationally recognized actuarial consulting firm valuing SLIC as of December 31, 2003 based on inforce business at December 31, 2003, including the effect of Standard Management’s senior management recommended adjustments regarding discount rate and maintenance expense assumptions;

10. reviewed the proposed capitalization structure of Capital Assurance as presented in an Indicative Term Sheet submitted by Capital Assurance’s lender to Capital Assurance on January 13, 2005;

11. reviewed other financial and operating information regarding Standard Management, SLIC and Dixie requested from and/or provided by Standard Management;

12. reviewed trading prices for Standard Management’s common stock;

13. reviewed certain other publicly available information on Standard Management; and

14. discussed with members of the senior management of Standard Management certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to their inquiry.
      In conducting its review and arriving at its opinion, Raymond James, with the consent of Standard Management, assumed that all information, including material related to the actuarial appraisal, furnished to, or discussed with, Raymond James by Standard Management or other parties, was reasonably prepared and reflected the best currently available information, estimates and judgments of the senior management of Standard Management and SLIC and others (including, in the case of the actuarial appraisal, the actuarial consulting firm) who developed or helped develop such information. Other than the actuarial appraisal and related information provided by Standard Management to Raymond James, Raymond James was not requested to, and did not, make or obtain any independent evaluations, valuations or appraisals of the assets and liabilities, contingent or otherwise, of SLIC, Dixie, U.S. Health Services, Standard Management or any subsidiaries of such companies, and Raymond James was not furnished with such materials. Raymond James is not an actuarial firm and its services did not include actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions. Raymond James’ opinion was necessarily based upon economic, market, financial and other circumstances and conditions as they existed and as disclosed to Raymond James on the date of its opinion. Raymond James did not express any opinion as to the likely trading range of Standard Management’s common stock following the Sale or the value of the $5.0 million of preferred stock of Capital Assurance following the Sale, both of which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Capital Assurance at that time. Raymond James does not have an obligation to update its opinion, unless requested by Standard Management in writing to do so, and Raymond James expressly disclaimed any responsibility to do so in the absence of any such request.
      In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of (i) historical statutory capital and surplus and income of SLIC and certain other publicly held companies in businesses Raymond James believed to be comparable to SLIC; (ii) the current and projected financial position and results of operations of SLIC; (iii) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; (iv) the results of discussions with other interested potential buyers; and (v) the general condition of the securities markets.
      In preparing its February 3, 2005 opinion to the Standard Management board of directors, Raymond James performed a variety of financial and comparative analyses, including those described below. The summary set forth below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Raymond James arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and did not draw conclusions from, or with regard to, any one method of analysis. With respect to the comparison of selected comparable companies and merger and acquisition transactions analyses summarized below, no public company utilized as a comparison is identical to SLIC. Furthermore, no comparable merger and acquisition transaction analyzed is completely similar to the Sale. Such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned.

Purchase Consideration
      Raymond James understands that the Purchase Agreement provides that the Purchase Consideration is subject to adjustment based on the results of operations of Standard Life determined in accordance with statutory accounting principles, between October 1, 2004 and the closing. Management estimated that as of December 31, 2004, this adjustment would result in an increase of the Purchase Consideration of approximately $2.3 million. For purposes of comparing the value of the Purchase Consideration to valuation benchmarks, Raymond James did not include this increase, or the possibility of future increases or decreases.
      The Purchase Consideration includes $5 million par value of perpetual, exchangeable preferred stock of Capital Assurance. For purposes of comparing the value of the Purchase Consideration to valuation benchmarks, Raymond James considered the value of perpetual, exchangeable preferred stock of Capital Assurance as approximately $4.6 million. Raymond James discounted the par value of the perpetual, exchangeable preferred stock of Capital Assurance based on a review of the terms and yields of a selected group of publicly traded preferred stock issues that Raymond James deemed to be relevant.
      After combining the value of $4.6 million for the perpetual, exchangeable preferred stock of Capital Assurance with the other consideration of $74.5 million, Raymond James evaluated total Purchase Consideration in the amount of $79.1 million. In rendering its fairness opinion, Raymond James, among other considerations, compared the Purchase Consideration value of $79.1 to implied valuations derived from its analysis.

Comparison of Comparable Selected Companies
      Raymond James compared selected historical financial data of SLIC and the Purchase Consideration to corresponding publicly available financial data of six other companies that Raymond James deemed to be relevant and those companies’ current trading market data. Raymond James used SLIC’s financial data prepared in accordance with statutory accounting principles (“STAT”) as of and for the twelve month periods ended September 30, 2004 and December 31, 2004. Raymond James used SLIC’s financial data presented under generally accepted accounting principles in the United States (“GAAP”) as of and for the twelve month period ended September 30, 2004, the most recent fiscal quarter for which information was available. For the selected companies, Raymond James used the latest available financial information prepared in accordance with STAT and GAAP, which was as of the twelve month periods ended September 30, 2004 and June 30, 2004.

      For each company in the comparable group, Raymond James calculated the multiples of each company’s total equity market value plus book value of debt liabilities to its subsidiaries’ total statutory capital and surplus and statutory net income. Raymond James also calculated the multiples of each company’s total equity market value to its GAAP common equity and its GAAP common equity excluding the effects of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“FAS 115”). Raymond James believes that it is common practice to consider the effect of FAS 115 when determining the price-to-book valuation multiples of publicly traded life insurance companies. Raymond James compared the market value multiples of the comparable companies with the implied multiples of the Sale based on the Purchase Consideration. In addition to examining SLIC’s GAAP common equity value, Raymond James also considered SLIC’s GAAP common equity value after adding the principal amount of SLIC Surplus Debentures held by Standard Management and noted that the implied multiple based on this value was 0.7 compared to 0.9 as presented below. In calculating the implied multiple based on SLIC’s statutory net income, Raymond James calculated a statutory net income value by adding interest paid by SLIC on the Surplus Debentures held by Standard Management to the reported net gain from operations after dividends to policyholders and before federal income taxes, deducting taxes from this calculated amount based on a tax rate of 35%, and then adding reported realized capital gains. Raymond James believed this calculation of net income is more indicative of the results of continuing operations of SLIC than that reported in its annual statement filed with the Indiana Department of Insurance. The table below compares the implied multiples of the Purchase Consideration to the market value multiples for the comparable companies:

		Adjusted	LTM	Statutory
	Common	Common	Statutory	Capital &
	Equity	Equity	Net Income	Surplus

Median	0.95x	1.14x	16.97x	2.42x
High	1.29x	1.23x	24.77x	2.96x
Low	0.73x	0.88x	11.17x	1.46x
SLIC Transaction	0.87x	0.93x	13.11x	1.18x

Merger and Acquisition Transactions Analysis
      Raymond James reviewed 11 merger and acquisition transactions completed since December 1997 that involved insurance companies considered by Raymond James to be most comparable to SLIC. The primary business, or a significant portion of these companies’ business, was in selling and administering different forms of life insurance.
      In reviewing these transactions, Raymond James evaluated, among other things, the multiple of purchase price relative to the acquired company’s statutory net income for the latest twelve-months ended and the multiple of purchase price to the acquired company’s statutory capital and surplus and GAAP common equity for the most recent fiscal period-end. Financial data for each acquired company were as of the most recent financial statement date for which information was publicly available at the closing date of the transaction.
      Raymond James compared the multiples in these transactions with the implied multiples of the Sale based on the Purchase Consideration. In calculating the implied multiples based on the Purchase Consideration, Raymond James used SLIC’s STAT financial data as of September 30, 2004 and December 31, 2004. Raymond James used SLIC’s GAAP financial data as of September 30, 2004, the most recent fiscal quarter for which information was available. In addition to examining SLIC’s GAAP common equity value, Raymond James also considered SLIC’s GAAP common equity value after adding the principal amount of Surplus Debentures issued by SLIC to Standard Management and noted that the implied multiple based on this value was 0.7 compared to 0.9 as presented below. In calculating the implied multiple based on SLIC’s statutory net income, Raymond James calculated a statutory net income value by adding interest paid by SLIC on the Surplus Debentures held by Standard Management to the reported net gain from operations after dividends to policyholders and before federal income taxes, deducting taxes from this calculated amount based on a tax rate of 35%, and then adding reported realized capital gains. The table below compares the implied multiples of the Purchase Consideration to the multiples of the group of merger and acquisition transactions:

Statutory
	Statutory	Capital &	GAAP
	Net Income	Surplus	Equity

Median	12.39x	1.80x	1.40x
High	22.11x	3.98x	1.66x
Low	4.46x	0.36x	0.59x
SLIC Transaction	13.11x	1.18x	0.87x

Appraisal Value Analysis
      Raymond James reviewed an actuarial appraisal of SLIC prepared by an internationally recognized actuarial consulting firm, which valued SLIC as of December 31, 2003 based on SLIC’s book of business in existence at that time. The appraisal values of SLIC determined by this actuarial consulting firm ranged from $84.4 million to $109.5 million based on discount rates from 15% to 8% and policy maintenance expense assumptions consistent with industry averages. After taking into account Standard Management management’s estimate of policy maintenance expense achievable by SLIC, Raymond James calculated revised values that ranged from $75.5 million to $96.9 million using the same discount rates.
      Raymond James observed that for each of the analyses described above, except for analysis based on the statutory capital and surplus of comparable publicly traded companies, the Purchase Consideration of $79.1 million was within the imputed range of values.
      The board of directors retained Raymond James based upon the recognized experience and expertise of Raymond James’ Financial Services Group and its prior experience with Raymond James as a financial advisor. Raymond James is a recognized investment banking and advisory firm. Raymond James, as a part of its investment banking and advisory business, is continually engaged in the valuation of investment securities in connection with mergers and acquisitions, public offerings, private placements, and valuations for estate, corporate and other purposes and provides research reports to its clients on many life insurance companies. The board of directors selected Raymond James as its financial advisor because of its reputation and because of its substantial experience in transactions similar to the Sale. In the ordinary course of business, Raymond James may trade in the equity securities of Standard Management for its own account or for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.
      Standard Management and Raymond James entered into a letter agreement, dated October 7, 2003, relating to the services to be provided by Raymond James in connection with Sale. Raymond James received a fee of $250,000 for services rendered in connection with delivery of the fairness opinion provided to Standard Management, plus reimbursement of out-of-pocket expenses. These fees are payable even if Raymond James concluded the Purchase Consideration was not fair to Standard Management. Standard Management has also agreed to pay Raymond James a fee of approximately $1.2 million, assuming the final Purchase Consideration is $83 million after adjustment in accordance with the purchase agreement, for its financial advisory services related to the Sale which is contingent on the completion of the Sale. Standard Management also agreed to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws.

Use of Proceeds
      If the proposed transaction is consummated, we expect the cash proceeds, before payment of professional fees and other expenses associated with the proposed transaction, to be approximately $57 million (assuming an estimated $3.5 million upward adjustment in the cash portion of the purchase price pursuant to the adjustment provisions described under “The Purchase Agreement — Purchase Price — Purchase Price Adjustment”). We expect to use such cash proceeds for the following purposes (all of the following amounts are estimates only):

Repayment of bank line of credit	$17,700,000
Purchase of certain assets from Standard Life at closing pursuant to Purchase Agreement(1)	6,000,000
Professional fees (investment bankers, attorneys, accountants)	2,400,000
Miscellaneous other expenses (filing fees, printing and mailing of proxy materials, severance, prepayment penalties, etc.)	1,900,000
Incentive payments in connection with trust preferred consent solicitation(2)	1,000,000
Reduction of outstanding principal amount under the mortgage on our home office	500,000
Otherwise available for use in the health services business, including working capital and future acquisitions	27,500,000

Total Cash Proceeds	$57,000,000

(1)	See “The Purchase Agreement — Covenants and Agreements.”

(2)	See “— Regulatory Approvals; Third Party Consents — Consent of Trust Preferred Holders” below.
      While we expect our health services business to experience organic growth, we also plan to grow by acquisition and expect to use a significant portion of the approximately $27.5 million of net cash proceeds to finance a portion of such acquisitions. At this time, we do not have any agreements in place with respect to any such acquisition. Pending application, we intend to invest the cash proceeds in investment grade, interest bearing securities.
Regulatory Approvals; Third Party Consents
      Indiana Department of Insurance. Before the proposed sale can be effected, prior notification, consent or approval of the Indiana Department of Insurance must be obtained. Capital Assurance has filed the appropriate applications with the Department. Although we believe the requisite approvals will be obtained, there can be no assurance that such approvals will be obtained or that they will be obtained on a satisfactory basis.
      Antitrust. The proposed transaction is subject to the HSR Act and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission and certain waiting periods have expired or been terminated. Standard Management and Capital Assurance filed the required information and materials with the Antitrust Division and the FTC on April 4, 2005. The statutory waiting period under the HSR will expire thirty days from that date. No additional HSR filings will be required if the transaction is consummated before April 4, 2006.
      Consent of Trust Preferred Holders. We have agreed in the Purchase Agreement to solicit consents from the holders of the outstanding 10.25% preferred securities of SMAN Capital Trust I (“trust preferred holders”) to an amendment to the indenture relating to such securities. The amendment would permit us to engage in a transaction that constitutes a sale of substantially all of our assets (such as, potentially, the proposed transaction with Capital Assurance) without the purchaser of those assets being required to assume the obligations of Standard Management under such securities. Successful completion of the consent solicitation is not a condition to the sale of Standard Life. If the requisite number of consents is not received, we intend to continue with the sale of Standard Life with Capital Assurance assuming our obligations under the indenture. We believe the proposed amendment would provide us with greater flexibility in pursuing certain corporate transactions that we believe to be in the best interests of the Company and our shareholders.
      We have delivered consent solicitation materials to the trust preferred holders seeking their consent to the amendment to the indenture and have offered to make consent payments (equal to $0.50 for each $10.00 liquidation amount of securities) as an incentive to those holders who timely provide their consent, assuming the requisite number of consents is received and the amendment effected. There can be no assurance that the requisite consents will be obtained. If the requisite consents are obtained, the amendment will be made regardless of whether the sale of Standard Life is consummated. If the requisite consents are not obtained, we have the right under the Purchase Agreement to require Capital Assurance to assume our obligations under the indenture, allowing the proposed transaction to continue without such amendment (although in such event the net cash proceeds to the Company from the sale would be reduced by the $20.7 million aggregate liquidation amount of trust preferred securities outstanding).
Accounting Treatment
      If the proposed sale is consummated, Standard Life and its subsidiaries will be treated for accounting purposes as a discontinued operation of Standard Management. This means that the financial statements for all prior periods will be restated to show the operations of Standard Life and its subsidiaries separately from Standard Management’s continuing operations. For accounting purposes, we expect to record a loss on the sale of approximately $35 million, which is equal to the difference between the net book value of the assets sold and the purchase price paid by Capital Assurance, plus transaction related expenses.
Material Federal Income Tax Consequences
      If the proposed sale is consummated, we estimate that, for federal income tax purposes, we will recognize a capital loss on the sale of approximately $22 million, equal to the difference between our adjusted tax basis in Standard Life and the amount realized from the proposed sale. We may recognize a tax benefit in future periods from this capital loss provided that we recognize capital gains within five years. We do not anticipate any direct tax consequences to our shareholders as a result of the proposed sale.
Dissenters’ Rights
      Under Indiana law, shareholders of Standard Management will not be entitled to statutory dissenters’ rights in connection with the sale of Standard Life.
Operations After the Sale
      If the proposed sale is approved by our shareholders and the other conditions to closing of the sale are satisfied or waived, we will sell Standard Life to Capital Assurance. Upon consummation of the sale, we will exit the insurance business as it is conducted by Standard Life and its subsidiaries. After the sale, we will continue as a public company focused on developing and expanding our health services business to take advantage of what our board perceives as growing new markets and opportunities for the delivery of healthcare services in the subacute, institutional segment of the healthcare market. Our board believes that the cash proceeds from the sale will enable us to meet our short-term capital needs and provide approximately $27.5 million in working capital, which we believe will allow us to successfully grow our health services business.

General
      We operate our health services business through our wholly owned subsidiary U.S. Health Services Corporation. Through a series of strategic acquisitions since 2002, U.S. Health Services has built a pharmaceutical and medical products distribution platform. During 2004, we hired intellectual capital from nationally recognized companies to integrate our acquisitions and develop the systems to enable us to effectively and efficiently serve our customers regionally and nationwide. We believe U.S. Health Services is now positioned to capitalize on this solid business foundation and to deploy regional distribution centers as it pursues further strategic growth.
      U.S. Health Services distributes products to patients at a variety of points along the health care continuum. U.S. Health Services differentiates itself within this segment of the health care industry by providing a diverse but interwoven national pharmaceutical and medical supply service. Patients have access to these supplies at all points during their health care and treatment regimen — from prescriptions via home delivery, at the point of discharge from a doctor’s office or hospital, to servicing of the patient’s needs while in a long-term care facility.
      Reflecting its focus on delivery at the patient level, U.S. Health Services has adopted “HomeMed” as its national brand. No matter where the patient calls “home” — private residence, retirement village, independent living, assisted living, or skilled nursing facility — HomeMed reaches the patient with value-added service.
      U.S. Health Services connects with the patient through three major distribution channels:

•	HomeMed Pharmacy serves the patient in their private residence;

•	HomeMed Provider Solutions serves the patient upon discharge from the hospital or subsequent to a physician office or clinic visit; and

•	HomeMed Long-Term Care serves patients at independent, assisted or skilled nursing facilities and correctional facilities.
      These distribution channels were chosen for the following reasons:

•	each represents a potentially profitable market segment for U.S. Health Services;

•	each represents a concentration of patients consuming high volumes of pharmaceuticals and medical supplies; and

•	by distributing at long-term care facilities, hospitals and physicians offices, the company is able to serve the patient at the point of care (and can continue to service the patient on a longer term basis with direct to home delivery).
      The level of success we achieve will be impacted by how many patients we serve, how many patients take advantage of our multiple product offerings, and our focus on specific disease states (e.g., diabetes) as we effectively exploit particular market niches, such as optical and veterinary.

Market
      We believe, based on industry sources, that the U.S. pharmaceuticals market is valued at approximately $235 billion per year and the medical supply market is valued at approximately $19 billion per year.
      We believe the market provides great opportunities for HomeMed products and services because:

•	the aging U.S. population is increasing and consuming more health care services;

•	select demographic groups are prone to certain diseases requiring greater amounts of medical supplies and pharmaceuticals; and

•	providers, employers and insurers are focusing more attention on ensuring that patients receive and follow the clinically proven therapies prescribed by their providers — compliance, adherence and outcomes.
      Cross-selling opportunities are significant among U.S. Health Services’ business lines. For example, a patient served as a customer with HomeMed Provider Solutions receives his initial supply of prescribed medications upon discharge from the hospital or at the conclusion of his office or clinic visit. When maintenance medications (long-term medications) are required, the patient receives those medications and supplies via direct home delivery from HomeMed Pharmacy. One of the key marketing strategies of HomeMed is to continually capitalize on these cross-selling opportunities.

Growth Strategy
      U.S. Health Services’ revenue growth will be addressed by acquiring patients both organically and through strategic acquisitions. The company believes it is well positioned to benefit from a rapidly growing population utilizing pharmacy services and medical supplies.
      Patients are acquired through:

•	the direct selling efforts of our sales force; and

•	strategic acquisitions of:

•	profitable and established companies with proven management;

•	companies with an existing base of patients; and

•	companies with a product that provides cross-selling opportunities.

Acquisition Strategy
      Our acquisition strategy includes acquiring companies to distribute retail and third party reimbursed pharmaceutical products and services. We have identified several potential strategic acquisitions in the institutional pharmacy industry, although there are currently no agreements in place with respect to the acquisition of any entity. These potential acquisitions would also allow us to build to critical mass in terms of both customers served and human and technological capital. While we intend to grow this segment of the business quickly and on a regional basis through acquisitions in the near term, we are also committed to creating operational efficiencies in our existing operations in an attempt to reduce expenses and increase economies available to us, so that our business can grow organically as well.

Regulatory Factors
      The pharmaceutical distribution industry has long been subject to regulation by various agencies. All of our pharmacies are licensed in the states in which they operate and are registered with the appropriate federal authorities with respect to the regulation of controlled substances. Government regulation of pharmacies and drug wholesalers may be expanded in the United States in the future.
      The long-term care pharmacy business also operates under regulatory cost containment pressures through legislation (primarily through Medicaid and Medicare). Any future changes in such reimbursement programs, or in regulations relating thereto, such as reductions in allowable reimbursement levels or the timing of processing of payments, could affect our business.
      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003, a comprehensive voluntary prescription drug benefit administered under Medicare Part D effective January 1, 2006. The new Act also provides certain cost-sharing government subsidies for individuals who might otherwise qualify for drug coverage under Medicaid or similar government-funded aid programs. Since a portion of our future long-term care pharmacy business will be made available to Medicare-qualified patients who may qualify for this new benefit, this new law may have an adverse effect on the profitability of our business.
      We are subject to Medicare fraud and abuse and anti-self-referral laws which preclude, among other things, (a) persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare or Medicaid, and (b) physicians from making referrals to certain entities with which they have a financial relationship. The fraud and abuse laws and regulations are broad in scope and are subject to frequent modification and varied interpretation.

Competitive Factors
      The pharmaceutical distribution industry is a highly competitive and fragmented industry, both regionally and nationally. In each of its market segments, U.S. Health Services competes with local, regional and national organizations focused on similar customer groups. In the direct dispensing of pharmaceutical products, U.S. Health Services competes with local and national retail, mail order and institutional pharmacies as well as pharmacies owned by long term care facilities. HomeMed competes in this market based on competitive pricing, localized services, a broader product offering, value-added technologies and partnering initiatives that drive shared revenue.

Employees
      As of March 1, 2005, we employed approximately 75 persons in our health services segment.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
      The following unaudited pro forma condensed consolidated financial statements are presented to illustrate the effects of the sale of Standard Life on our historical financial position and operating results. The following unaudited pro forma condensed consolidated balance sheet of the Company at December 31, 2004 gives effect to the proposed sale and related specific use of proceeds as if it had occurred on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 gives effect to the proposed sale and related specific use of proceeds as if it had occurred as of January 1, 2004.
      The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, our historical consolidated financial statements, including the accompanying notes. Those financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2004, which we have filed with the Securities and Exchange Commission and which is incorporated herein by reference.
      The following unaudited pro forma condensed consolidated financial statements are presented only for informational purposes. As a result, the accompanying unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our financial position or results of operations that would have occurred had the sale and related transactions been consummated as of the dates indicated. The pro forma statements are estimates only, and may not necessarily reflect the actual operations of our two segments on a stand-alone basis.
      In all cases, the assumed purchase price is $83 million which includes an estimated upward purchase price adjustment of $3.5 million.

Standard Management Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2004

		Pro Forma
	Historical	Adjustments(1)		Pro Forma

	(Dollars in thousands)
ASSETS:
Investments:
Securities available for sale	$1,661,277	$(1,658,896)		$2,381
Preferred stock of Capital Assurance	—	5,000	(2)	5,000
Mortgage and policy loans	11,602	(11,602)		—
Real estate	1,524	(186)		1,338
Other investments	10,791	(9,809)		982

Total investments	1,685,194	(1,675,493)		9,701
Cash and cash equivalents	9,557	18,144	(3)	27,701
Accrued investment income	16,005	(16,005)		—
Amounts due and recoverable from reinsurers	34,945	(34,945)		—
Deferred policy acquisition costs	159,923	(159,923)		—
Present value of future profits	14,250	(14,250)		—
Goodwill and intangibles	8,823	(3,826)		4,997
Property and equipment	11,905	(1,205)		10,700
Federal income tax recoverable	1,843	(1,843	)(4)	—
Deferred income taxes	151	(151)		—
Other assets	5,300	(688)		4,612

Total assets	$1,947,896	$(1,890,185)		$57,711

LIABILITIES:
Insurance policy liabilities	$1,825,894	$(1,824,736)		$1,158
Accounts payable and accrued expenses	7,637	(6,000)		1,637
Mortgage payable	6,607	(500	)(5)	6,107
Notes payable	27,004	(19,071	)(6)	7,933
Federal income taxes payable	22	(22)		—
Payable to subsidiary trust issuer of “company obligated trust preferred securities”	20,700	—		20,700

Total liabilities	1,877,864	(1,850,329)		37,535
SHAREHOLDERS’ EQUITY:
Common stock & additional paid in capital	64,369	—		64,369
Treasury stock	(7,703)	—		(7,703)
Accumulated other comprehensive income	4,895	(4,827	)(7)	68
Retained earnings (deficit)	(1,529)	(35,029	)(8)	(36,558)

Total shareholders’ equity	60,032	(39,856)		20,176

Total liabilities and shareholders’ equity	$1,947,896	$(1,890,185)		$57,711

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Standard Management Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2004

		Pro Forma
	Historical	Adjustments(9)	Pro Forma

	(Dollars in thousands, except share and
	per share data)
REVENUES:
Premium and policy income	$24,691	$(24,691)	$—
Net investment income	83,393	(82,504)	889
Call option income	2,449	(2,449)	—
Net realized investment loss	(283)	(709)	(992)
Sales of goods	7,120	—	7,120
Fees and other income	638	(515)	123

Total revenues	118,008	(110,868)	7,140
EXPENSES:
Benefits and claims	7,954	(8,083)	(129)
Interest credited	56,110	(56,028)	82
Amortization of DAC and PVFP	27,791	(27,791)	—
Other operating expenses	26,388	(9,592)	16,796
Cost of goods sold	5,822	—	5,822
Interest expense and financing cost	4,416	(1,496)	2,920

Total expenses	128,481	(102,990)	25,491
Loss from continuing operations before federal income tax expense	(10,473)	(7,878)	(18,351)
Federal income tax expense	395	(395)	—

Loss from continuing operations	$(10,868)	$(7,483)	$(18,351)

Loss from continuing operations per share — basic and diluted	$(1.36)		$(2.30)
Weighted average shares outstanding for basic and diluted earnings per share	7,973,029		7,973,029
See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

STANDARD MANAGEMENT CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Pro Forma Adjustments
      The unaudited pro forma consolidated financial statements reflect the following pro forma adjustments:

(1) The pro forma condensed consolidated balance sheet as of December 31, 2004 reflects adjustments that eliminate assets and liabilities of Standard Life as if the sale was consummated on December 31, 2004. Other adjustments, as noted below, reflect the assumed receipt of the estimated purchase price of $83 million and the use of a portion of the cash proceeds to pay down certain indebtedness, reacquire certain assets of Standard Life and pay transaction related costs.

(2) Represents the receipt of $5 million of newly issued cumulative exchangeable preferred stock of Capital Assurance as part of the purchase price in the transaction.

(3) Represents net adjustment to reflect the removal of $8.4 million in Standard Life cash and the addition of $26.5 million in net cash proceeds after application of the gross cash proceeds for the purposes described below, assuming all amounts were as of December 31, 2004. As of December 31, 2004, the Company would have used approximately $30.9 million of the $57.4 million of gross cash proceeds to reduce approximately $19.1 million of its notes payable, purchase Standard Life assets of $6 million, pay transaction related expenses of $4.3 million, pay $1.0 million in incentive payments in connection with the trust preferred consent and use $.5 million to reduce the principal amount outstanding under the mortgage on the home office.

(4) No pro forma adjustment was made for the potential income tax benefits associated with the capital loss we expect to realize upon the sale of Standard Life because those benefits are uncertain and depend on whether we will have sufficient capital gains over the following five years.

(5) Represents the payment of $.5 million to reduce the principal amount outstanding under the mortgage on our home office.

(6) Represents the payoff of $18.5 million of senior notes payable and $.6 million of other notes payable, each of which were amounts outstanding at December 31, 2004. We expect that only $17.7 million of senior notes payable will be outstanding when the proposed transaction is consummated.

(7) Represents elimination of other comprehensive income of $4.8 million related to the unrealized gain on securities available for sale.

(8) Represents the estimated accounting loss expected to be realized upon the sale of Standard Life as if the sale occurred on December 31, 2004. We estimate that the loss on sale will be approximately $35 million when the proposed transaction is consummated.

(9) The pro forma condensed consolidated statement of operations for the year ended December 31, 2004 reflects the elimination of the operating results of Standard Life as if the proposed sale had been consummated as of January 1, 2004. For the year ended December 31, 2004, our historical results of operations have been adjusted to eliminate Standard Life’s net income of $2.2 million and to reflect a reduction of a net $5.3 million related to expenses paid by Standard Life to Standard Management in the form of management fees, rent and taxes that will not continue and reduced interest expense. No pro forma adjustments were made for the potential income tax benefits associated with the increased pro forma loss from continuing operations before federal income tax expense (benefit) because the realization of those benefits is uncertain and depends on whether we will have sufficient taxable operating income in the future.

RISK FACTORS
      Set forth below is a summary of certain risks associated with the proposed sale of Standard Life, as well as a summary of risks associated with the operation of our health services business, which would be our predominant business if the proposed sale is consummated. For a discussion of risks associated with the operation of our financial services business, which we would continue to face if the proposed transaction is not consummated, please see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Future Results — Risks Related to our Financial Services Segment” contained on pages 47 through 49 of our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC and incorporated herein by reference. You should consider these risks, in addition to the other information contained in this proxy statement, in considering how to cast your vote.

If the sale of Standard Life takes place, we will no longer derive revenues or cash flows from our financial services business and our future value will depend entirely on our health services business.
      During 2003 and 2004, the financial services segment of our business generated 98% and 94%, respectively, of our total revenues and generated positive cash flows from operations. All such revenues and cash flows would cease upon closing of the sale of Standard Life. Following the proposed sale, our future prospects, and our value as an ongoing enterprise, will depend on the performance of our health services business, which is subject to the risks described below.

Our health services subsidiary has not been profitable and we expect it to continue to incur substantial losses.
      U.S. Health Services and its subsidiaries have incurred substantial net losses since we have operated them. For 2004 and 2003, U.S. Health Services on a consolidated basis incurred a net loss of $10.3 million and $7.1 million, respectively. We expect net losses to continue until we generate significant revenues and achieve economies of scale in our operations. There can be no assurance that we will ever be able to successfully develop and market these products. Our future profitability will depend on several factors including:

•	our ability to access reasonably priced capital that will provide long-term flexibility for the Company;

•	our ability to execute a planned strategy that will provide for cash flow from operations which will fund growth; and

•	our ability to acquire appropriately priced and profitable businesses that provide cash flow and synergies to our current business.

If we fail to obtain the necessary consents in the trust preferred consent solicitation and nevertheless elect to proceed with the proposed transaction, the net cash proceeds available for the operation and expansion of our health services business will be significantly reduced.
      If we fail to receive sufficient consents for the amendment to the indenture in the trust preferred consent solicitation, we intend to nevertheless proceed with the proposed sale of Standard Life to Capital Assurance (assuming all other conditions to such sale are satisfied) by exercising our right to require Capital Assurance to assume our obligations under the indenture. In such event, the cash proceeds to be received by us in the sale would be reduced by the approximately $20.7 million aggregate liquidation amount of trust preferred securities outstanding. As a result, our cash proceeds from the sale would reduce from approximately $57 million to approximately $36.3 million which, unless we adjust our expected use of such proceeds, would reduce the amount of cash available to operate and expand our health services business from approximately $27.5 million to approximately $7 million. Such an event would make it more likely that we would have to seek additional debt or equity financing to carry out our business plan, and there can be no assurance that we could obtain such financing on acceptable terms or at all.

Because our health services business model is relatively new and unproven, our limited operating history in this segment is not indicative of future performance, and this part of our business is difficult to evaluate.
      Because we have only recently entered the health services segment, this segment does not have a significant operating history upon which an investor can easily evaluate our prospects. In attempting to implement our business model, we may need to significantly change our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described in this proxy statement.

We are subject to various risks relating to our acquisition strategy.
      A significant component of our growth strategy contemplates our making selected acquisitions that will help expand our health services offerings. Acquisitions involve inherent uncertainties. These uncertainties include the ability to identify suitable acquisition candidates and negotiate acceptable terms for their acquisition, the effect on the acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses will require, among others:

•	consolidation of financial and managerial functions and elimination of operational redundancies;

•	achievement of purchasing efficiencies;

•	the addition and integration of key personnel; and

•	the maintenance of existing business.
      Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.
      We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.
      We cannot be sure of the successful integration of any acquisition or that an acquisition will not have an adverse impact on our results of operations or financial condition.

We are likely to require additional funding, which may be difficult to obtain.
      Our health services business has had negative cash flows and net losses since its inception in 2002. We expect negative cash flows from operations to continue until we achieve substantial sales increases of our health services products. The proceeds of the proposed sale would provide us with significant funding, but we would lose the positive cash flows generated by our financial services business. Even though we would receive significant cash proceeds from the sale, our health services business has significant cash needs, including in connection with making strategic acquisitions. As a result, we will likely need to seek additional capital, which we may do through public or private equity or debt financing. There can be no assurance that such funding will be available to us on acceptable terms, if at all.

Our profitability and ability to conduct business through our health services subsidiary could be negatively impacted by a change in our relationships with our largest institutional clients.
      A large portion of the present and future growth of our institutional pharmacy business is contingent upon our ability to acquire and retain long-term contracts at favorable terms with institutional care facilities. Currently we have more than 20 contractual relationships with institutional clients. We are presently attempting to expand and diversify the number, type and terms of these contracts, but a number of factors — including the ability to favorably compete with respect to pricing, our relationships with drug and supplement manufacturers and suppliers, and the financial condition and profitability of our institutional clients — can impact our profitability and opportunities for future growth. In addition, although we believe our current relationships with our institutional clients are strong, the loss of key institutional clients would materially affect the operation of our health services business.

We are subject to a number of factors affecting our business, including intense competition in and significant regulation of the industry and the ability to attract and retain suppliers, clients and employees. If we are unable to respond appropriately to any of these factors, our business and financial results could suffer.
      Our operating results are affected by many factors, including competition, changes in the regulatory environment with respect to pharmacy service providers, relationships with suppliers of inventory, relationships with large institutional clients, general governmental regulation and general business conditions, many of which are outside our control.
      Our health services segment operates in a highly competitive environment and is in direct and indirect competition with a number of other companies that operate in the pharmaceutical market, including other retail, institutional and wholesale pharmacies, health insurers, health management organizations, pharmacy benefit managers and discount drug programs offered directly by pharmaceutical manufacturers. In addition, the provision of drugs and pharmacy benefits is a highly dynamic and evolving business which is tied closely to changes in the Medicare/ Medicaid reimbursement environment, governmental entitlement program budget restrictions exercised at both the state and federal levels, cost controls imposed by third-party payors in an attempt to exercise control over increasing healthcare costs, and increasing competition from pharmacies operating outside the United States which ship drugs to U.S. residents over the Internet and through other distribution channels. There are currently a number of active initiatives being pursued by local and national legislatures. On December 8, 2003, President Bush signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003, a comprehensive voluntary prescription drug benefit administered under Medicare Part D effective January 1, 2006. The new Act provides certain cost-sharing government subsidies for individuals who might otherwise qualify for drug coverage under Medicaid or similar government-funded aid programs.
      Since a notable portion of our future institutional pharmacy business will be made available to Medicare-qualified patients who may qualify for this new benefit, it may have a substantial and lasting effect on the profitability of our business depending on how it and similar initiatives are administered by the government agencies charged with implementation. Since important elements of the new Act relating to issues as formulary development, drug pricing and drug discount cards have yet to be finalized, it is impossible to predict the impact of the act on our profitability.

Changes in governmental regulation and legislation could have a substantial impact on our profitability.
      U.S. Health Services is subject to substantial regulation at both the state and federal levels. Our ability to continue operating as a retail, mail order and institutional pharmacy is contingent upon our ability to maintain appropriate licenses in all the states in which we currently conduct business. We are also required to comply with a comprehensive set of regulations under the federal Health Insurance Portability and Accountability Act (“HIPAA”) with respect to the privacy and security of patient health information and the method in which this information is electronically transmitted to payors and governmental agencies such as the agencies responsible for implementing the Medicare and Medicaid programs. Regulations implementing HIPAA are still being disseminated, revised and actively reviewed. It is possible that substantial changes in these regulations, or in the strictness of interpretation of these regulations, may adversely affect our relationships with our clients and materially affect our future operations by increasing the costs of regulatory compliance. We cannot predict the impact of future state or federal laws or regulations on our health services business.

Continuing efforts to contain healthcare costs may reduce our future revenue.
      The sales and profitability of the health services segment are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicaid, Medicare or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures.

If we fail to comply with licensure requirements, fraud and abuse laws or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.
      Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacy is required to be licensed in the states in which it is located or does business. While we continuously monitor the effects of regulatory activity on our operations and believe we currently have all necessary pharmacy licenses, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of the business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicaid, Medicare and other federal healthcare programs.

If we or our client institutions fail to comply with Medicaid and Medicare reimbursement regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.
      As of December 31, 2004, approximately 30% of our health services’ pharmacy billings were directly reimbursed by government sponsored programs. Government sponsored programs include Medicaid and, to a lesser extent, Medicare. Our remaining billings are currently paid or reimbursed by individual residents, long-term care facilities and other third-party payors, including private insurers. A portion of these revenues are indirectly dependent on government programs. We anticipate that as the institutional pharmacy portion of our health services segment grows, direct reimbursement from government sponsored programs will become a material portion of our pharmacy billings.
      The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us to other penalties.

INFORMATION REGARDING CAPITAL ASSURANCE
      Capital Assurance is a Delaware corporation, newly formed on February 8, 2005 for the principal purpose of acquiring the stock of Standard Life and the Surplus Debentures. It is anticipated that Capital Assurance will be a wholly owned subsidiary of CAH at the closing of the proposed transaction. CAH is a Delaware limited liability company, which itself was formed for the purpose of providing equity capital to Capital Assurance to fund the cash portion of the purchase price in the proposed transaction. It is anticipated that CAH will be owned at the closing of the proposed transaction 7.5% by Cap P and approximately 92.5% by a number of private equity funds. The principal offices of Capital Assurance are located at 100 Mallard Creek Road, Suite 197, Louisville, Kentucky 40207 and its telephone number is (502) 259-9494.
      Capital Assurance has represented in the Purchase Agreement that, on the closing date for the proposed transaction, (i) the authorized share capital of Capital Assurance will consist of 65,000 shares of common stock, par value $0.01 per share and 5,000 shares of preferred stock, par value $1,000 per share and (ii) the issued and outstanding capital stock of Capital Assurance will consist of not more than 65,000 shares of common stock and 5,000 shares of preferred stock. There is no established public trading market for the stock of Capital Assurance.
      Following consummation of the proposed transaction, Capital Assurance intends to retain a substantial percentage of the current employees of Standard Life and Dixie. Capital Assurance intends to (i) continue Standard Life’s focus on selling accumulation products and providing exceptional customer and distributor service and (ii) implement a disciplined integrated asset/liability risk management process for which its principals are well known.
      Capital Assurance has not engaged in any acquisitions, dispositions or other material business transactions other than its execution of the Purchase Agreement and a subscription agreement related to CAH. Until the consummation of the proposed transaction Capital Assurance will not have any material operations. Capital Assurance has no materially important physical properties and is not a party to any legal proceedings.

THE PURCHASE AGREEMENT
      The following discussion of the terms and conditions of the Purchase Agreement, while materially complete, is a summary only and is qualified in its entirety by reference to the Purchase Agreement, which is attached to this proxy statement as Appendix A and incorporated by reference in this proxy statement.
General
      Under the terms of the Purchase Agreement, Capital Assurance has agreed to purchase all outstanding shares of capital stock of Standard Life and the Surplus Debentures from Standard Management.
Purchase Price
      Purchase Price. The purchase price to be paid by Capital Assurance is approximately $79.5 million to be paid as follows (i) approximately $53.5 million in cash, subject to adjustment as described below, (ii) the assumption of approximately $21 million of indebtedness owed by Standard Management to Standard Life, and (iii) $5 million of 7% cumulative exchangeable preferred stock of Capital Assurance having the terms described below.
      Purchase Price Adjustment. The cash portion of the purchase price is subject to adjustment on a dollar-for-dollar basis to the extent of the difference between certain amounts on Standard Life’s statutory financial statements as filed with the Indiana Department of Insurance between October 1, 2004 and the closing date of the transaction (or the last day of the month immediately preceding the closing date if the closing date is not the last day of the month), as follows:

•	the cash consideration will be increased by:

•	66% of any positive Statutory Gain From Operations of SLIC or Dixie;

•	66% of any net realized and/or net unrealized credit-related capital gains of SLIC or Dixie; and

•	the amount of any capital contributions to SLIC.

•	The cash consideration will be decreased by:

•	66% of any negative Statutory Gain From Operations of SLIC or Dixie;

•	66% of any net realized and/or net unrealized credit-related capital losses of SLIC or Dixie;

•	the amount of any dividends, stock redemptions or other distributions made by SLIC;

•	the amount of any capital expenditure carried as an admitted asset under statutory accounting principles;

•	the amount of any principal payments made by SLIC to SMAN on the Surplus Debentures;

•	the effect of any change under statutory accounting principles to less conservative accounting principles or estimates; and

•	66% of any impairment losses required under statutory accounting principles between February 9, 2004 and closing which are not included in net realized/unrealized credit related capital losses above.
      “Statutory Gain from Operations,” “realized credit-related capital gains and capital losses” and “unrealized credit-related capital gains and capital losses” are all defined in the Purchase Agreement by reference to specific numbered line items in SLIC’s statutory financial statements filed with the Indiana Department of Insurance.
      The organizational documents of Capital Assurance and CAH provide that Capital Assurance, at the time of closing, will have sufficient funds to pay the entire Purchase Price.

      Terms of Preferred Stock. The $5 million of preferred stock will have the following terms:

•	redeemable at par plus any unpaid dividends at any time;

•	redeemable automatically if Capital Assurance enters into a change of control transaction in which the consideration includes equity securities for which an active public market does not exist;

•	exchangeable into common stock of Capital Assurance at a value equal to the face amount of such preferred stock plus any unpaid dividends (i) upon a change of control of Capital Assurance or (ii) three years after issuance if an active public market exists for Capital Assurance common stock;

•	annual dividend rate of 7%, which rate would increase to the prime rate plus 5% if the preferred stock does not become exchangeable within six years from issuance or if dividends are ever in arrears for more than six consecutive quarters;

•	dividends will be cumulative and will be paid on a quarterly basis provided that SLIC is permitted under applicable law to pay dividends to Capital Assurance;

•	no dividends may be paid by Capital Assurance to any of its common shareholders unless all cumulative dividends have been paid on the preferred stock; and

•	non-voting, except with respect to a proposed change of control of Capital Assurance.
Closing
      The closing of the transaction is expected to take place as soon as practicable after the special meeting of shareholders scheduled for May 18, 2005, and all conditions to closing specified in the Purchase Agreement have been satisfied or waived.
Representations and Warranties
      We have made a number of customary representations and warranties, subject in some cases to customary qualifications, to Capital Assurance in the Purchase Agreement regarding us and Standard Life, its contracts, intellectual property, and other facts pertinent to the proposed transaction, including, among other things, representations relating to:

•	our corporate organization, existence and qualification to do business;

•	our authorization to enter into the Purchase Agreement and consummate the transaction;

•	the absence of requirements that we obtain governmental consents to or approvals of the proposed sale, other than those described in this proxy statement;

•	our ownership of the stock being purchased by Capital Assurance;

•	any litigation pending or threatened against SLIC or Dixie;

•	the absence of conflicts with existing agreements and charter documents resulting from the consummation or performance of the proposed sale;

•	the status of any licenses and permits required for SLIC and Dixie to engage in their business;

•	the disclosure and nature of SLIC’s and Dixie’s material agreements;

•	SLIC’s and Dixie’s compliance with applicable laws and regulations;

•	our, SLIC’s and Dixie’s right, title and interest in intellectual property used in SLIC’s and Dixie’s business and the enforceability and non-infringement of such intellectual property;

•	SLIC’s and Dixie’s statutory financial statements;

•	SLIC’s and Dixie’s compliance with tax laws, regulations and filing requirements;

•	matters relating to employee benefits and employees of SLIC and Dixie;

•	the disclosure and characteristics of life insurance and annuity contracts issued by SLIC and Dixie;

•	the disclosure of regulatory filings made by SLIC and Dixie;

•	the absence of any material adverse change and certain other material changes at SLIC or Dixie since September 30, 2004;

•	the compliance by SLIC’s and Dixie’s agents and producers with market conduct rules and regulations;

•	the disclosure and characteristics of SLIC’s or Dixie’s third party reinsurance agreements;

•	the absence of certain improper payments by SLIC or Dixie;

•	the validity and enforceability of our junior subordinated indenture;

•	our ownership of the Surplus Debentures and their validity and enforceability;

•	the completeness of SLIC’s and Dixie’s corporate books and records;

•	the solvency of Standard Management; and

•	the absence of any untrue statement of material fact or omission that would make any of our representations or warranties contained in the Purchase Agreement misleading.
      Our representations and warranties generally will survive for a period of two years following the closing of the transaction, except that our representations and warranties relating to our organization and good standing, authority to consummate the sale, our title to the shares to be sold, employee benefits and taxes will survive until 30 days after the expiration of the applicable statute of limitations, and our representations and warranties relating to litigation and market conduct will survive for a period of 54 months following the closing.
      Capital Assurance has made a number of customary representations and warranties, subject in some cases to customary qualifications, to us in the Purchase Agreement regarding its corporate organization, its authority to enter into the transaction, and other facts pertinent to the sale, including those relating to:

•	Capital Assurance’s corporate organization, existence, good standing and capitalization;

•	Capital Assurance’s authority to enter into and perform its obligations under the Purchase Agreement;

•	the absence of conflicts with applicable laws and regulations and existing agreements resulting from the execution and delivery of the Purchase Agreement or the consummation of the sale;

•	Capital Assurance’s compliance with applicable laws and regulations;

•	Capital Assurance’s ability to pay the purchase price; and

•	Capital Assurance’s assets and liabilities.
      Capital Assurance’s representations and warranties generally will survive for a period of two years following the closing of the transaction, except that Capital Assurance’s representations and warranties relating to their organization, and good standing and authority to consummate the sale will survive until 30 days after the expiration of the applicable statute of limitations.
      The representations and warranties contained in the Purchase Agreement are complicated and not easily summarized. You are urged to carefully read the Purchase Agreement attached as Appendix A to this proxy statement.

Covenants and Agreements
      Under the Purchase Agreement, we have agreed that we will take certain actions and comply with certain restrictions relating to the operation of SLIC prior to the closing. These actions and restrictions include provisions relating to the following matters:

•	operating SLIC in the ordinary course of business and maintaining necessary permits and insurance policies;

•	permitting Capital Assurance and its representatives access to records and information relating to SLIC and to SLIC’s employees and customers;

•	permitting Capital Assurance reasonable access to SLIC’s employees after approval of the transaction by the Indiana Department;

•	using best efforts to solicit and obtain the approval of the Purchase Agreement by our shareholders;

•	using best efforts to solicit and obtain consents of the trust preferred holders to the proposed amendments to the governing instruments of the trust preferred securities;

•	taking certain actions relating to SLIC’s reinsured business and its potential future reinsurance transactions;

•	for three years following the closing, we have agreed to refrain from engaging in the life insurance or annuity business and from taking any action designed to disrupt SLIC’s relationship with its customers, agents or producers;

•	for two years following the closing, we have agreed to refrain from soliciting any employees of SLIC or Capital Assurance; and

•	obtaining and providing licenses for SLIC to use certain intellectual property necessary for its business.
      We have also agreed that we will not, and will cause SLIC not to, directly or indirectly, through any representative or otherwise, solicit or initiate offers, proposals or inquiries of any other person relating to the acquisition of the assets of SMAN or any of our subsidiaries. We have agreed to notify Capital Assurance if we receive any such inquiries or proposals. Notwithstanding these agreements, our board retains the right to accept unsolicited offers for the Company or our assets that constitute “superior proposals” (as defined in the Purchase Agreement”) in satisfaction of its fiduciary duties, provided that if it does so we are required to pay Capital Assurance a termination fee of $3,200,000 in cash, plus reimbursement of all out-of-pocket expenses incurred by Capital Assurance since November 21, 2004, up to $2,000,000. In addition, both we and Capital Assurance have agreed to:

•	refrain from taking action prior to the closing that would cause a closing condition not to be fulfilled or to cause a representation to become untrue, and take reasonable steps to fulfill the closing conditions and consummate the asset sale;

•	mutually agree upon press releases or public statements relating to the sale;

•	pay our own accounting, legal, investment banking, taxes and other fees, costs and expenses associated with the sale; and

•	maintain the confidentiality of information supplied by the other party as set forth in the Purchase Agreement.
      The covenants in the Purchase Agreement are complicated and not easily summarized. You are urged to carefully read the Purchase Agreement attached as Appendix A to this proxy statement.

Conditions to Completion of the Sale
      Our obligation to complete the sale is subject to the satisfaction or waiver at or prior to the closing of several conditions, including, among others, the following:

•	each of Capital Assurance’s representations and warranties in the Purchase Agreement must be true and correct in all material respects as of the closing date;

•	Capital Assurance must have performed and complied in all material respects with all of its covenants and agreements;

•	there must not be any pending or threatened litigation in any court or before a governmental entity seeking relief with respect to the Purchase Agreement or the proposed sale;

•	our shareholders shall have approved the Purchase Agreement and the proposed transaction; and

•	all necessary corporate, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained, including approval of the sale by our shareholders.
      We do not anticipate waiving any condition to the sale. Prior to closing, we have the right to waive any or all conditions, and we would waive one or more conditions if we believed it to be in the best interests of us and our shareholders to do so. Notwithstanding this right, we do not intend to consummate the sale if our shareholders do not approve it. We cannot at this point determine whether we would resolicit proxies in the event that we decide to waive any of the other conditions to closing. That decision would depend on the facts and circumstances leading to our decision to complete the sale, whether we believe there has been a material change in the terms of the sale, and the effect of such change on our shareholders.
      Capital Assurance’s obligation to complete the proposed transaction is subject to the satisfaction or waiver at or prior to the closing of several conditions, including, among others, the following:

•	each of our representations and warranties in the Purchase Agreement must be true and correct in all material respects as of the closing date;

•	we must have performed and complied in all material respects with all of our covenants and agreements;

•	there must not be any pending or threatened litigation in any court or before a governmental entity seeking relief with respect to the Purchase Agreement or the proposed sale;

•	all necessary corporate, contractual and governmental consents, approvals, orders, authorizations or notices have been obtained;

•	all intercompany obligations and agreements between us and SLIC shall have been settled in full or assumed by Capital Assurance;

•	we shall have terminated our credit agreement with our senior lender and such lender shall have released us from all of our obligations thereunder; and

•	there shall not have occurred since September 30, 2004, a “material adverse effect” (as defined in the Purchase Agreement) or any change, event or occurrence which would reasonably be expected to have a material adverse effect.
Indemnification
      We have agreed in the Purchase Agreement to indemnify Capital Assurance and Standard Life for any loss arising from, as a result of, or in connection with any breach of a representation or warranty we made in the Purchase Agreement, subject to the applicable survival periods, as described under “— Representations and Warranties” above and for certain allocated tax losses, if such losses exceed $500,000 in the aggregate. If such indemnification threshold is exceeded, we would be responsible for paying $250,000 plus the amount of such losses in excess of $500,000, up to a maximum amount equal to the Purchase Price for losses related to the breach of certain representations and warranties and the allocated tax losses, and up to a maximum amount equal to 50% of the purchase price for breaches of certain other specified representations and warranties. In addition, we have agreed to indemnify Capital Assurance and Standard Life for losses arising out of any litigation pending against Standard Life as of the closing date to the extent the loss exceeds SLIC’s litigation reserve, for any breach of any of the covenants and agreements made by us in the Purchase Agreement and for certain other tax losses. We have agreed to pledge the preferred stock we are to receive as part of the consideration in the transaction to secure up to $5 million of our indemnification liabilities.
      Capital Assurance has also agreed to indemnify us with respect to any breach of a representation, warranty or covenant made by it under the Purchase Agreement, subject to the same limits and the applicable survival periods, as described under “— Representations and Warranties” above.
Termination
      The Purchase Agreement may be terminated prior to the closing of the proposed sale, whether before or after the approval of the proposed sale by our shareholders at the special meeting, in accordance with its terms as follows:

•	by Capital Assurance or us if the proposed sale is not consummated by September 30, 2005;

•	by Capital Assurance or us if our shareholders have not approved the proposed sale by August 31, 2005;

•	by Capital Assurance or us if we fail to obtain the consent of our trust preferred holders and do not exercise our right to require Capital Assurance to assume our obligations with respect to the trust preferred securities;

•	by Capital Assurance if our board has withdrawn its recommendation to shareholders to approve the transaction;

•	by us, if our board of directors, in furtherance of its fiduciary duties to our shareholders, agrees to enter into a binding agreement with respect to a “superior proposal” as defined in the Purchase Agreement;

•	by Capital Assurance or us if the other party is in material breach of any representation, warranty or covenant, which breach is incapable of being cured or has not been cured within 10 business days of notice of such breach;

•	by Capital Assurance if there has been an event, change, occurrence or circumstance that has had or reasonably could be expected to have a material adverse effect that cannot be cured within 30 business days;

•	by Capital Assurance or us if a governmental entity has issued an order, injunction or decree prohibiting the transaction and the party seeking to terminate shall have used commercially reasonable best efforts to have such order, injunction or decree vacated; and

•	by mutual written consent of us and Capital Assurance.
      If the Purchase Agreement is terminated (a) by Capital Assurance or us due to our failure to obtain the consent of the trust preferred holders and our subsequent election not to require Capital Assurance to assume our obligations with respect to the trust preferred securities; (b) by Capital Assurance due to our board withdrawing its recommendation to shareholders; or (c) by us upon our board exercising its fiduciary duties to accept a superior proposal, then we will be obligated to pay Capital Assurance a termination fee of $3.2 million in cash, plus reimbursement of Capital Assurance’s reasonable out-of-pocket expenses incurred in connection with this transaction since November 21, 2004, up to $2,000,000. If the Purchase Agreement is terminated by either Capital Assurance or us due to our shareholders failing to approve the transaction, then we will be obligated to reimburse Capital Assurance’s out-of-pocket expenses as provided above and pay them a termination fee of $1.6 million in cash; provided, that if within

12 months following such termination, our board approves an alternative proposal for a change of control, we will be obligated to pay Capital Assurance an additional $1.6 million.
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
      If the proposed sale is consummated, we estimate that for federal income tax purposes, we will recognize a capital loss on the sale of approximately $22 million, equal to the difference between our adjusted tax basis in Standard Life and the amount realized from the proposed sale.
      We do not anticipate any direct tax consequence to our shareholders as a result of the proposed sale. However, if we were to make a non-liquidating distribution or a liquidating distribution following the proposed sale, the receipt of these distributions by our shareholders may have tax consequences to our shareholders. We presently do not intend to make any such distribution.
      You are encouraged to consult your tax advisor regarding the specific tax consequences of the proposed sale to you, including the application and effect of state, local and foreign income and other tax laws.
CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS
      Although we have been advised by Capital Assurance that a large percentage of the current employees of Standard Life will be retained if the proposed sale is consummated, no current members of the management team of Standard Management will have any continuing affiliation with Standard Life, other than Ronald D. Hunter or another person designated by us, who will remain on the board of directors of Standard Life for as long as we own shares of preferred stock of Capital Assurance. None of our directors or executive officers has any material interest in the proposed sale that is different from that of Standard Management shareholders generally.
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
FOR 2005 ANNUAL MEETING
      In order for a proposal by a shareholder to be included in the Proxy Statement and Proxy for SMAN’s annual meeting to be held in 2005, such proposal must have been received by us at our principal executive office, to the attention of the Secretary, no later than February 5, 2005, assuming that the date of the annual meeting to be held in 2005 is not changed by more than 30 days from the date of this year’s annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. The determination by us as to whether we will oppose inclusion of any proposal in our Proxy Statement and Proxy will be made on a case-by-case basis in accordance with the judgment of the board and the rules and regulations promulgated by the SEC. Proposals received after February 5, 2005 will not be considered for inclusion in our proxy materials for the annual meeting in 2005.
      Pursuant to the rules and regulations promulgated by the SEC, any shareholder who intends to present a proposal at the annual meeting to be held in 2005 without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention Secretary, not later than April 20, 2005 of the intention to present the proposal. Otherwise we may exercise discretionary voting power with respect to such shareholder proposal pursuant to authority conferred by proxies to be solicited by our board and delivered in connection with the meeting. In addition, pursuant to our bylaws, in order to present a proposal, a shareholder must provide notice to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting of the intention to make the proposal; provided that in the event less than 75 days notice of the meeting is given, notice by the shareholder to be timely must be received by the close of business on the tenth day following the notice date.

WHERE YOU CAN FIND MORE INFORMATION
      The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information filed by the Company with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of information filed by the Company with the SEC at prescribed rates by writing to the SEC’s Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. You can review the Company’s electronically filed reports, proxy and information statements on the SEC’s website at www.sec.gov. The Company’s common stock trades on the Nasdaq’s National Market under the symbol “SMAN.” Therefore, you can inspect reports, proxy statements and other information concerning the Company at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The Company maintains a website at www.sman.com. The Company’s website is not a part of this Proxy Statement.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The following documents previously filed by us with the SEC are hereby incorporated by reference in this Proxy Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2004.
      You are urged to review such documents as part of your analysis of how to vote on the proposal submitted at the Special Meeting.
      Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement. We will provide you, without charge, upon oral or written request, and by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the information incorporated by reference herein (not including exhibits). Such requests should be made to us at the following address: Standard Management Corporation, 10689 Pennsylvania Street, Indianapolis, Indiana 46280, telephone (317) 574-6200, Attn: Investor Relations.
OTHER MATTERS
      As of the date of this proxy statement, our board of directors does not know of any other matters to be presented for action by the shareholders at the special meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

RONALD D. HUNTER
Chairman of the Board
Indianapolis, Indiana
April 8, 2005

APPENDIX A
STOCK AND ASSET PURCHASE AGREEMENT
by and between
STANDARD MANAGEMENT CORPORATION
and
CAPITAL ASSURANCE CORPORATION
Dated as of February 9, 2005

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A-ii

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INDEX OF SCHEDULES

Schedule 1.01(b)	Surplus Relief Treaties
Schedule 2.05(a)(iv)	Company Licensing Status
Schedule 2.05(a)(vi)	Dixie Licensing Status
Schedule 3.02	Authorization
Schedule 3.03	Governmental Consents and Approvals — Seller
Schedule 3.04(a)	Stock Ownership of the Company
Schedule 3.04(c)	Equity Ownership by the Company
Schedule 3.05	Actions Pending
Schedule 3.06	No Conflict or Violation
Schedule 3.07(a)	Insurance Licenses and Permits
Schedule 3.07(b)	Exceptions to Insurance Licenses and Permits
Schedule 3.08(a)	Contracts
Schedule 3.08(b)	Exceptions to Contracts
Schedule 3.09	Compliance with Applicable Law
Schedule 3.10(a)	Intellectual Property
Schedule 3.10(b)	Intellectual Property: Licenses
Schedule 3.10(d)	Intellectual Property: Actions and Payments
Schedule 3.10(h)	Intellectual Property: Licensed Intellectual Property
Schedule 3.10(l)	Intellectual Property: Disclosed Information
Schedule 3.11(c)	SAP Statements
Schedule 3.11(d)	Undisclosed Liabilities
Schedule 3.11(e)	Guaranty Fund Assessments
Schedule 3.12	Taxes
Schedule 3.13(a)	Plans under which Seller has Liability to Covered Employees
Schedule 3.13(b)	All Benefit Plans
Schedule 3.13(c)	Multiemployer Plan
Schedule 3.13(e)	Commitments
Schedule 3.13(g)	Plan Litigation
Schedule 3.13(i)	Extended Coverage
Schedule 3.13(k)	Severance
Schedule 3.15	Insurance Issued by the Company or Dixie
Schedule 3.16(a)	Assets
Schedule 3.16(b)	Investment Assets
Schedule 3.16(d)	Sufficiency
Schedule 3.17	Environmental Matters
Schedule 3.18	Regulatory Filings
Schedule 3.19(a)	Owned Property
Schedule 3.19(b)	Leased Property
Schedule 3.20	Conduct of Business; Absence of Certain Changes
Schedule 3.21	Insurance Coverage
Schedule 3.22	Market Conduct
Schedule 3.23	Producers
Schedule 3.24(a)	Labor Disputes

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Schedule 3.24(b)	Labor Complaints
Schedule 3.24(c)	Classification of Employees
Schedule 3.25	Third Party Reinsurance Agreements
Schedule 3.26	Unrecorded Funds and Material Assets
Schedule 3.27	Security Deposits
Schedule 3.28	Bank Accounts
Schedule 3.34	Surplus Debentures
Schedule 4.03	Governmental Consents and Approvals — Buyer
Schedule 4.04	No Conflict or Violation
Schedule 4.07	Buyer Financing Commitments
Schedule 4.13	List of Assets and Liabilities of Buyer
Schedule 5.02(b)	Conduct of Business
Schedule 5.07	Intercompany Obligations
Schedule 5.12	Excluded Assets
Schedule 5.26	Agreements to be Terminated
Schedule 9.03(b)	Certain Marks
Schedule 11.08	Tax Losses
INDEX OF EXHIBITS
Exhibit A — Statutory Accounting Practices
Exhibit B  — Cash Consideration

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STOCK AND ASSET PURCHASE AGREEMENT
      This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 9, 2005, is entered into by and between Standard Management Corporation, an Indiana corporation (“Seller”) and Capital Assurance Corporation, a Delaware corporation (the “Buyer”).
W I T N E S S E T H:
      WHEREAS, Seller owns 897,033 shares (the “Shares”) of common stock, par value $3.00 per share (the “Company Common Stock”), of Standard Life Insurance Company of Indiana, an Indiana life insurance company (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company;
      WHEREAS, the Company owns 1,491,869 shares of common stock, par value $1.00 per share (the “Dixie Common Stock”), of Dixie National Life Insurance Company, an Indiana life insurance company (“Dixie”), constituting 99.5% of the issued and outstanding shares of capital stock of Dixie;
      WHEREAS, Seller is the holder of three Surplus Debentures (as defined below) issued by the Company;
      WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares and the Surplus Debentures, upon the terms and subject to the conditions set forth herein;
      NOW, THEREFORE, in consideration of the premises, the mutual promises, representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
      Section 1.01.     Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Action” means any formal legal, administrative or arbitration proceeding, suit or governmental or regulatory investigation.

“Acquisition Proposal” has the meaning set forth in Section 5.10(a).

“Administrative Services Agreements” has the meaning set forth in Section 3.08(a)(viii).

“Affiliate” means, with respect to any Person (other than any individual), at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Plan” has the meaning set forth in Section 3.13(d).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocated Tax Losses” has the meaning set forth in Section 11.08.

“Amended and Restated Trust Agreement of the Trust” means the Amended and Restated Trust Agreement of the Trust dated as of August 9, 2001 among Standard Management Corporation, Bankers Trust Company and bankers Trust (Delaware).

“Ancillary Agreements” means the Assumption Agreement, the Lease Agreement, the Shareholder Agreement, the Transfer Documents and the Pledge Agreement.

“Annuity Contract” means any annuity contract, funding agreement, guaranteed investment contract or similar Contract, and forms with respect thereto, issued, assumed or reinsured by the Company or Dixie.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any rules, regulations, administrative interpretations, or orders issued by any Governmental Entity pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree applicable to a Person or any such Person’s subsidiaries, properties, assets, officers, directors, employees or agents (with respect to officers, directors, employees or agents, solely in their respective capacities as such).

“Assets” means all rights, titles, franchises and interests in and to every type of property, real, personal and mixed, and chooses in action thereunto belonging to the Company or Dixie, as applicable, including, but not limited to, Books and Records, Investment Assets, Intellectual Property, Contracts, licenses, leaseholds, privileges and all other assets whatsoever, tangible or intangible, whether or not reflected in the SAP Statements.

“Assumption Agreement” means the Assumption Agreement between Seller and Buyer substantially in the form of Exhibit E hereto.

“Audits” has the meaning set forth in Section 3.12(a).

“Basket Amount” has the meaning set forth Section 11.01(a).

“Benefit Plans” has the meaning set forth in Section 3.13(b).

“Bill of Sale, General Assignment and Allonge” means the Bill of Sale, General Assignment and Allonge between Seller and Buyer substantially in the form of Exhibit F hereto.

“Books and Records” means, collectively, the Company Books and Records and the Dixie Books and Records.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the States of New York or Indiana are permitted or obligated by law to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Financing” has the meaning set forth in Section 4.07.

“Buyer Indemnified Party or Parties” has the meaning set forth in Section 11.01(a).

“Buyer Loss or Losses” has the meaning set forth in Section 11.01(a).

“Buyer Preferred Shares” has the meaning set forth in Section 2.02(b)(i).

“Calculation Date” has the meaning set forth in Section 2.02(c).

“Cap” has the meaning set forth in Section 11.01(a).

“Cash Consideration” has the meaning set forth in Section 2.02(c).

“Change in Board Recommendation” has the meaning set forth in Section 5.10(d).

“Change of Control” means any (i) merger, consolidation or other business combination involving Seller or the Company to the extent that Seller or the Company, as applicable, does not continue to control at least a majority of the voting power of the resulting entity, (ii) the acquisition of at least a majority of the outstanding capital stock of Seller or Company or (iii) the issuance by Seller or the Company of debt or equity securities in a total amount in excess of $20 million in one or a series of transactions, provided that (A) a bona fide offer to purchase such securities has been either received by Seller or the Company or publicly announced prior to the date of the Seller’s Stockholder Meeting and (B) in the event of debt securities, such offer either (x) contemplates a pledge of the stock of the Company to secure such indebtedness or (y) contemplates an acceleration of such indebtedness in the event of a sale of the Company or, in the event of equity securities, such offer is conditioned on a retention of ownership of the Company by Seller.

“CIT Group” means The CIT Group/ Equipment Financing, Inc.

“Claims Notice” has the meaning set forth in Section 11.02.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Agreement” means a written and legally binding agreement with a Governmental Entity with respect to Taxes.

“Closing Date” means the earliest date practicable (but not later than the tenth Business Day) following the satisfaction of the last of the conditions to Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) provided, however, the Closing Date shall be no earlier than 30 days following the date on which Buyer is allowed access to the Employees pursuant to Section 5.09 hereof; provided, further, that if such date is not a Business Day, the Closing Date shall be the immediately succeeding Business Day; provided, further, that the Closing may occur on such other day as the parties may agree to in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Securities” has the meaning set forth in the Indenture.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Books and Records” means originals or copies of all of the Company’s books and records, documents, data and databases, administrative records, claim records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with regulatory authorities, reinsurance records, underwriting records, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer generated, recorded or stored) relating to the assets, properties, business, conduct and operations of the Company, including all Permits held by the Company and all such items relating to the Company’s legal existence, stock ownership, corporate management or other such corporate records, in each case, to the extent in the possession or under the control of Seller, the Company or any Affiliate of Seller.

“Company Common Stock” has the meaning set forth in the recitals to this Agreement.

“Competing Business” has the meaning set forth in Section 5.11(a).

“Consolidated Tax Returns” has the meaning set forth in Section 6.02.

“Contract” means a contract, policy, agreement, guarantee, commitment, undertaking, indenture, note, bond, mortgage, or assignment, whether written or oral.

“Controlling Party” has the meaning set forth in Section 6.03(e).

“Confidentiality Agreement” means the confidentiality agreement dated January 22, 2004 between Capital Prospects, LLC and Raymond James & Associates, Inc. on behalf of and for the benefit of Seller, the Company and Dixie.

“Continuing Employees” means any Employees who become employees of Buyer.

“Covered Employees” has the meaning set forth in Section 3.13(a).

“Credit Agreement” has the meaning set forth in Section 2.05(a)(xvii).

“Direct Claim” has the meaning set forth in Section 11.04.

“Dixie” has the meaning set forth in the recitals to this Agreement.

“Dixie Books and Records” means originals or copies of all of Dixie’s books and records, documents, data and databases, administrative records, claim records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with regulatory authorities, reinsurance records, underwriting records, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer generated, recorded or stored) relating to the assets, properties, business, conduct and operations of Dixie, including all Permits held by Dixie and all such items relating to Dixie’s legal existence, stock ownership, corporate management or other such corporate records, in each case, to the extent in the possession or under the control of Seller, Dixie or any Affiliate of Seller.

“Dixie Common Stock” has the meaning set forth in the recitals to this Agreement.

“Dixie Shares” has the meaning set forth in Section 3.04(b).

“Employees” means the employees of the Company or Dixie.

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Environmental Laws” means any and all local, state and federal laws, regulations, codes, decrees, orders, judgments, principles of common law and binding judicial or administrative interpretation thereof pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, drinking water, natural resources and biota); or (b) the presence, use, processing, generation, management, storage, treatment, recycling, disposal, discharge, release, threatened release, investigation or remediation of Hazardous Materials, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act and the Federal Clean Air Act and their implementing regulations as well as state analogues, each as may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.13(c).

“Estimated Cash Consideration” has the meaning set forth in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean the assets set forth on Schedule 5.12

“Excluded Liabilities” has the meaning set forth in Section 5.12.

“Filing Party” has the meaning set forth in Section 6.02(a).
      Final Cash Consideration” has the meaning set forth in Section 2.04(e).

“GAAP” means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Entity” means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority, Taxing or administrative authority, guaranty fund association, court or other judicial body or legislature of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction.

“Guarantee Agreement” means the Guarantee Agreement dated as of August 9, 2001 between Seller and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company.

“Hazardous Materials” means any substance, material or waste that is presently regulated, classified, or defined under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or regulatory effect, including petroleum and its by-products, asbestos, lead based paint, polychlorinated biphenyls, radon and urea-formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnified Party or Parties” has the meaning set forth in Section 11.01(c).

“Indemnifying Party” means the party against whom indemnity is sought.

“Indenture” means that certain Junior Subordinated Indenture dated as of August 9, 2001 by and between Seller and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company.

“Indiana Department” means the Indiana Department of Insurance.

“Information” has the meaning set forth in Section 5.06.

“Insurance Contract” means any Contract of insurance or reinsurance (and any certificates thereunder) and forms with respect thereto, including any Life Insurance Contract or Annuity Contract, issued, assumed or reinsured by the Company or Dixie.

“Insurance Licenses” has the meaning set forth in Section 3.07.

“Insurance Regulators” means the Indiana Department and each other insurance regulatory authority that is a Governmental Entity that regulates the insurance operations of the Company or Dixie.

“Intellectual Property” means all intellectual property rights including, but not limited to, patent and patent applications, inventions (whether or not patentable), designs, Trademarks, copyrights, copyright registrations and applications, technology, computer programs and software applications (including source code, object code, executables and utilities, patches, fixes and upgrades and all related documentation including operator and user manuals and training manuals), mask works, trade secrets, know-how, confidential information, proprietary processes and formulae, algorithms, methods, data, databases and documentation, forms, Internet and intranet content, moral rights (if any), and all similar intellectual and industrial property rights of any sort throughout the world along with any tangible embodiments of the foregoing.

“Intercompany Obligations” has the meaning set forth in Section 5.07.

“Investment Assets” means the investment assets of the Company and Dixie including, without limitation, bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership interests, caps, swaps, derivatives and other similar arrangements and all other equity interests (including, but not limited to, equity or other interests in Subsidiaries), real estate and interests therein, certificates issued by or interests in trusts, and cash on hand and on deposit.

“Knowledge” means (i) with respect to the knowledge of Seller, (a) the actual knowledge of Ronald D. Hunter, P.B. Pheffer, Stephen M. Coons, Marc Novotney, Michael Kilkenny, Geoff Endris, Gerald R. Hochgesang, Bob Schnell, Michael Berry, Holbrook Hankinson, Michael Quaranta or Jim McWilliams; and (b) all facts any of such individuals (other than with respect to Jim McWilliams) could reasonably be expected to have known with respect to the matter at hand in the ordinary course of the Company’s business; and (ii) with respect to the knowledge of Buyer, (x) the actual knowledge of any of the officers of Buyer; and (y) all facts any such individuals could reasonably be expected to have known with respect to the matter at hand in the ordinary course of Buyer’s business.

“Lease Agreement” means the Lease Agreement between Seller and the Company substantially in the form of Exhibit D, in respect of the property located at 10689 N Pennsylvania Street, Indianapolis, Indiana.

“Leases” means all leases or subleases of space at the Leased Property, all other occupancy agreements affecting the Leased Property, and all amendments, renewals, replacements, extensions, substitutions and modifications of any of the foregoing, together with any guarantees executed in connection with any such leases or occupancy agreements.

“Leased Property” means all real property leased or subleased by the Company or Dixie.

“Liability” means any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, whether or not accrued, including but not limited to liabilities under Insurance Contracts.

“Licensed Computer Programs” means computer programs, software tools, data and databases, licensed by either (or both of) the Company or Dixie and used primarily by, for or in support of, the business of the Company and/or Dixie.

“Lien” means any lien, pledge, mortgage, security interest, encumbrance, claim, charge or defect of title of any kind or nature whatsoever, other than a Stock Restriction, or any agreement to give or grant or permit any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Life Insurance Contract” means any life insurance contract, and forms with respect thereto, issued, assumed or reinsured by the Company or Dixie.

“Losses” and “Loss” have the meanings set forth in Section 11.01(c).

“Market Conduct Activities” means the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, or replacement by means of surrender, partial surrender, loans respecting, withdrawal and/or termination of any Insurance Contract, including without limitation any or all of the acts, omissions, facts, matters, transactions, occurrences, or any oral or written statements or representations made in connection with any of the foregoing, including without limitation those relating to: (A) the vanishing premium concept; (B) race based underwriting; (C) “modal” premium claims; (D) the nature, characteristics, terms, appropriateness, suitability, descriptions and operation of any Insurance Contract; (E) whether any Insurance Contract was, would operate or could function as a pension or retirement plan, investment or savings account, tuition-funding or mortgage-protection plan or other type of investment, savings or thrift vehicle; (F) the fact that a part of the premiums paid would not be credited toward an investment or savings account or the Insurance Contract’s cash value, but would be used to offset the insurer’s commission, sales, administration or mortality expenses; (G) the use of an existing Insurance Contract’s cash value or cash-surrender value by means of a surrender, withdrawal, partial surrender or loan to purchase or maintain a policy; (H) the insurer’s dividend, interest, crediting and cost of insurance and administrative charge policies; dividend scales, illustrations of dividend values, cash values or death benefits; or any other matters relating to dividends, interest crediting rates or cost of insurance and administrative charges; (I) the failure to disclose surrender charges; (J) the providing of tax advice or (K) the providing of Medicaid eligibility advice.

“Material Adverse Effect” means (i) any event, change, condition, or occurrence which has or would be reasonably likely to have a material adverse effect on (A) the Assets, business, condition (financial or otherwise), or results of operations of the Company and Dixie taken as a whole, or (B) the ability of Seller, the Company or Dixie to timely perform their respective material obligations under this Agreement or any Ancillary Agreement to which Seller, the Company or Dixie is a party or to consummate the transactions contemplated hereby or thereby; or (ii) Seller shall be or shall have become insolvent or shall be the subject of any voluntary or involuntary bankruptcy, insolvency, liquidation, rehabilitation, conservation, supervision, dissolution or similar proceeding and such proceeding, if an involuntary proceeding, is not dismissed on or before the earlier of (A) the date which is 90 days from the commencement of such proceeding or (B) the date on which the other conditions set forth in Articles VII and VIII (other than those conditions designating instruments, certificates or other documents to be delivered at Closing) shall be satisfied or waived in accordance with this Agreement. Without limiting the generality of the foregoing, the following shall be deemed to be a Material Adverse Effect: (y) a downgrade of the rating of the Company by A.M. Best Company, Inc. or an announcement that such rating is under review with negative implications, excluding, however, any such downgrade or announcement that occurs primarily as the result of any action taken by Buyer or any Affiliate of Buyer or (z) a reduction of five percent (5%) or more in the total admitted assets of the Company from the amount of such admitted assets as reflected on the SAP Statement of the Company for the quarter ended September 30, 2004.

“Material Contract” has the meaning set forth in Section 3.08(a).

“90-Day Treasury Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).

“Non-Controlling Party” has the meaning set forth in Section 6.03(e)(i).

“Notice of Disagreement” has the meaning set forth in Section 2.04(d).

“Owned Computer Programs” means all computer programs, software tools, data and databases owned by the Company or Dixie and used by, for or in support of, the business of the Company and/or Dixie.

“Owned Property” means the real property owned by the Company or Dixie.

“Payment Default” has the meaning set forth in Section 3.16(b)(ii).

“Permits” means any required licenses, permits, approvals, authorization or certificates of any Governmental Entity.

“Permitted Liens” means each of the following: (a) Liens for current taxes and assessments not yet due and payable or which are being contested in good faith; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other statutory Liens arising in the ordinary course of business so long as the obligations to which such Liens relate are not delinquent and also so long as the amount of any such Liens, individually or in the aggregate, does not exceed $75,000; (c) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Buyer, provided the same do not materially interfere with the current use of the applicable Property, render title to any Property unmarketable or materially interfere with the present use of, any Property; (d) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity; (e) such other imperfections in title, charges, easements, restrictions and encumbrances that do not materially detract from the value of, render unmarketable or materially interfere with the present use of, any Leased Property or Owned Property subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Plan” and “Plans” have the meanings set forth in Section 3.13(a).

“Pledge Agreement” means the Stock Pledge Agreement between Seller and Buyer substantially in the form of Exhibit H hereto.

“Post-Closing Tax Period” has the meaning set forth in Section 6.01(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.01(a).

“Producers” has the meaning set forth in Section 3.23.

“Proposed Cash Consideration” has the meaning set forth in Section 2.04(b).

“Proxy Statements” has the meaning set forth in Section 5.14.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified Plans” has the meaning set forth in Section 3.12(n).

“SAP” means statutory accounting practices prescribed or permitted by the National Association of Insurance Commissioners and the Indiana Department consistently applied for the period(s) covered thereby, including, without limitation, the accounting practices set forth on Exhibit A.

“SAP Statements” has the meaning set forth in Section 3.11(c).

“SCOR Life Treaty” means the reinsurance agreement between the Company and SCOR Life U.S. Insurance Company effective January 1, 1995.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller’s Consolidated Group” has the meaning set forth in Section 3.12(b).

“Seller Indemnified Party or Parties” has the meaning set forth in Section 11.01(c).

“Seller Licensed Computer Programs” means all computer programs, software tools, data and databases licensed by Seller or any Affiliate or Subsidiary of Seller (other than the Company or Dixie) and used primarily in the conduct of or in support of the business of the Company and/or Dixie, including without limitation, the Software Transfer and Royalty Agreement.

“Seller Losses” has the meaning set forth in Section 11.01(c).

“Seller Reports” has the meaning set forth in Section 3.11(a).

“Seller Stockholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of capital stock of Seller at the Seller’s Stockholder Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby.

“Seller’s Stockholder Meeting” has the meaning set forth in Section 5.15.

“Series A Certificate of Designations” means the Certificate of Designations, Voting Powers and Rights of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the Closing Date, providing for designation, voting power and other rights of the Buyer Preferred Shares in the form attached hereto as Exhibit C.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $100 per share, of Buyer created pursuant to and having the terms and conditions set forth in the Series A Certificate of Designations.

“Settlement Auditor” has the meaning set forth in Section 2.04(e).

“Severance Payments” has the meaning set forth in Section 5.09(c).

“Shareholders Agreement” means a shareholders agreement entered into by and among Buyer, Seller and the holders of the common stock of Buyer with respect to the Buyer Preferred Shares substantially in the form attached hereto as Exhibit G.

“Software Transfer and Royalty Agreement” means that agreement between Seller and Financial Marketing Environments, Inc. dated May 30, 2000 and June 4, 2000, respectively, and any amendments thereto.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Stock Restriction” means, with respect to the capital stock or other equity securities of a Person, any option, right of first refusal or restriction of any kind, including any restriction on voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership, but specifically excluding any restrictions imposed by Applicable Law.

“Subsidiary” means, with respect to any Person on a given date, any other Person of which a majority of the voting power or the power to otherwise direct the management or policies is held directly or indirectly by such Person.

“Superior Proposal” has the meaning set forth in Section 5.10(e).

“Surplus Debentures” means the surplus debentures issued by the Company to Seller, consisting of (i) the $13,000,000 original principal amount surplus debenture dated November 8, 1996, (ii) the $8,000,000 original principal amount surplus debenture dated December 31, 1998 and (iii) the $6,000,000 original principal amount surplus debenture dated December 31, 1998.

“Surplus Relief Treaties” means the Third Party Reinsurance Agreements set forth on Schedule 1.01(b) hereto.

“Tax Attribute” means any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute, including additions to basis of property, which could reduce liability for Taxes including, without limitation, deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum Taxes.

“Taxes” (or “Tax” as the context may require) means (i) federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, environmental (including, without limitation all taxes under Code Section 59A), alternative minimum, add-on, value-added, capital taxes, withholding and other taxes, assessments, deficiencies, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax and penalties (civil or criminal), additional amounts imposed by any Governmental Entity and interest on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and expenses incurred in connection with the determination, settlement or litigation of any tax liability and (ii) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) above as a result of being a member of a consolidated group, or as a result of any obligation of such Person under any Tax sharing arrangement or Tax indemnity, in each case as described in clauses (i) and (ii), whether imposed or assessed directly on a Person (or the business, assets, operations or items of income, gain or losses of Person), or as a transferee, successor, by contract or otherwise.

“Tax Contest” has the meaning set forth in Section 6.03(a).

“Tax Detriment” means an increase in Liability for Taxes or a reduction of a refund for Taxes or other Tax attributes.

“Tax Loss” has the meaning set forth in Section 6.01(a).

“Tax Indemnifying Party” has the meaning set forth in Section 6.02(b).

“Tax Indemnitee” has the meaning set forth in Section 6.03(a).

“Tax Return” means any return, declaration, report, claim for refund, estimated payment return or information return or statement relating to Taxes, including any schedule or attachment thereto (and including any amendment thereof) and including, where permitted or required, combined, consolidated, unitary or any similar returns for any group of entities.

“Tax Ruling” means a written ruling of a Governmental Entity relating to Taxes.

“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date between the Company or Dixie and any Person (other than any indemnity provided pursuant to this Agreement).

“Third Party Claim” has the meaning set forth in Section 11.02.

“Third Party Confidentiality Agreements” has the meaning set forth in Section 5.08.

“Third Party Reinsurance Agreements” has the meaning set forth in Section 3.25.

“Trademarks” means all United States and foreign trademarks (including service marks, trademarks and trade names, whether registered or at common law), registrations and applications therefor, domain names, URLs and addresses (and registrations therefor), trade dress, logos and designs, together with the goodwill of the business associated therewith owned and used at any time in the last five (5) years, and any and all (i) renewals thereof and (ii) rights to sue for past, present and future infringement or misappropriation thereof.

“Transfer Documents” means the Bill of Sale, General Assignment and Allonge, and such other documents and instruments as Buyer may reasonably request in order to transfer all of the right, title and interest of Seller in the Surplus Debentures to Buyer.

“Transfer Taxes” has the meaning set forth in Section 6.05.

“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Treasury Department with respect to the Code or other federal tax statutes.

“Trust” means SMAN Capital Trust I, a Delaware business trust.

“Trust Preferred Securities” means the preferred securities issued by the Trust.

“Trust Preferred Securities Consent” means the consent of the holders of a majority of the aggregate liquidation amount of the outstanding Trust Preferred Securities to amend the Indenture to permit the transactions contemplated by this Agreement.

“Trust Preferred Securities Consent Solicitation” means the solicitation of the Trust Preferred Securities Consent from the holders of the Trust Preferred Securities.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by written notice to the paying party.
ARTICLE II.
TRANSFER AND ACQUISITION OF ASSETS AND STOCK
      Section 2.01.     Transfer and Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing:

(i) Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Liens and Stock Restrictions.

(ii) Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the Surplus Debentures, free and clear of all Liens. All sales, assignments and transfers of the Surplus Debentures shall be effected by the Transfer Documents.
      Section 2.02.     Consideration; Delivery of Shares.
      (a) The aggregate consideration (the “Purchase Price”) for the Shares and the Surplus Debentures shall consist of (i) the Cash Consideration (as defined in Section 2.02(c) below), (ii) the Buyer Preferred Shares, and (iii) assumption by Buyer of certain Intercompany Obligations;
      (b) At the Closing, Buyer shall pay an estimate of the Purchase Price as follows:

(i) Buyer shall issue to Seller 5,000 shares of Series A Preferred Stock having an initial aggregate liquidation preference of $5,000,000 (the “Buyer Preferred Shares”), free from all Liens, together with all rights which may become attached to the Buyer Preferred Shares at or after the Closing;

(ii) Buyer shall assume the obligations of Seller as of the Closing Date for amounts lent by the Company to Seller which, as of December 31, 2004, amounted to approximately $20,740,000 of principal, plus such other Intercompany Obligations as Buyer may choose to assume, in its sole discretion, upon written notice by Buyer to Seller delivered at least five Business Days prior to the Closing Date; and

(iii) Buyer shall pay to Seller the Estimated Cash Consideration.
      (c) The “Cash Consideration” shall be an amount equal to the difference between (i) $79,500,000, as adjusted in accordance with Exhibit B hereto to reflect the items specified therein occurring from October 1, 2004 to the Closing Date or the last day of the month preceding the Closing Date if the Closing Date is not the last day of a month (the last day of such period shall be referred to herein as the “Calculation Date”) plus an amount equal to any accrued interest under the Surplus Debentures that is unpaid as of the Closing Date, and (ii) the sum of (A) $5,000,000 (the initial aggregate liquidation preference of the Buyer Preferred Shares) plus (B) the amount of indebtedness of Seller assumed by Buyer pursuant to Section 2.02(b)(ii); provided however, there shall be no adjustment to the Purchase Price for any recapture of the SCOR Life Treaty pursuant to Section 5.13(b), the termination of the Surplus Relief Treaties pursuant to Section 5.13(a) or the closing of the sale of the life insurance business of the Company and Dixie pursuant to Section 5.13(c).
      Section 2.03.     Place and Date of Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby abandoned pursuant to Article XII, and subject to satisfaction or waiver of all the conditions set forth in Articles VII and VIII hereof, the Closing shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York, on the Closing Date, or at such other location upon which the parties shall mutually agree.
      Section 2.04.     Estimated Cash Consideration and Adjustment.
      (a) On or prior to the Closing Date, Seller will deliver to Buyer an estimate of the Cash Consideration as of the Closing Date or the Calculation Date, as applicable, prepared in accordance with the Books and Records and SAP and otherwise in accordance with the terms and conditions of this Agreement (the “Estimated Cash Consideration”), together with a calculation in reasonable detail of the Estimated Cash Consideration.
      (b) As soon as practicable (and in any event within 60 days) after the Closing Date, Buyer shall cause to be prepared (at its sole cost) and delivered to Seller a calculation in reasonable detail of the actual Cash Consideration as of the Closing Date or the Calculation Date, as applicable, prepared in accordance with the Books and Records and SAP and otherwise in accordance with the terms and conditions of this Agreement (the “Proposed Cash Consideration”).
      (c) Following the delivery of the Proposed Cash Consideration, Buyer will cooperate with, and be reasonably available to, Seller and Seller’s auditors for the purpose of providing such written or other information as Seller or Seller’s auditors may reasonably request concerning the preparation of the Proposed Cash Consideration, including making the Books and Records available to Seller and Seller’s auditors. Seller will pay (or cause to be paid) the fees and expenses of Seller’s auditors.
      (d) In the event that Seller has any disagreement with the Proposed Cash Consideration, Seller shall give written notice of all such disagreements (a “Notice of Disagreement”) to Buyer within 60 days after the Proposed Cash Consideration is delivered to Seller. Any Notice of Disagreement shall set forth each item in disagreement and shall provide reasonable specificity as to the basis for each disagreement and shall specify (to the extent possible) the total adjustment to the Proposed Cash Consideration as proposed by Seller as a result of such items in disagreement.
      (e) If Seller does not deliver a Notice of Disagreement to Buyer within such 60 day period, the Proposed Cash Consideration shall be final and binding upon the parties hereto and shall constitute the final calculation of the Cash Consideration. If Seller delivers a Notice of Disagreement to Buyer within such 60 day period, the parties shall (and shall cause their respective auditors to) negotiate in good faith to resolve all disagreements as promptly as practicable. Any changes in the Proposed Cash Consideration that are agreed to by Buyer and Seller within 30 days of receipt by Buyer of the Notice of Disagreement shall be incorporated into a final calculation of the Cash Consideration. If the parties are unable to resolve all disagreements within 30 days of receipt by Buyer of the Notice of Disagreement, then all unresolved disagreements will be submitted to an independent certified public accounting firm of national standing and reputation as Seller and Buyer shall jointly select and retain (the “Settlement Auditor”) for resolution in accordance herewith. The parties shall, and shall cause their respective Affiliates and auditors to, cooperate in good faith with the Settlement Auditor and shall give the Settlement Auditor access to all Books and Records, work papers and other information requested by the Settlement Auditor for purposes of such resolution. The Settlement Auditor shall, within 60 days after its engagement, deliver to Seller and Buyer a conclusive written resolution of all disagreements submitted to it, which shall be in accordance with this Agreement and shall be final and binding upon the parties hereto and shall be so reflected in the calculation of the Cash Consideration. Seller and Buyer shall each pay one-half of the fees and expenses of the Settlement Auditor. The “Final Cash Consideration” shall mean, as applicable: (i) the Proposed Cash Consideration if Seller does not deliver a Notice of Disagreement within 30 days after the Proposed Cash Consideration is delivered to Buyer, (ii) the Proposed Cash Consideration as adjusted to incorporate any changes that are agreed to by Buyer and Seller within 30 days of receipt by Buyer of the Notice of Disagreement or (iii) the Proposed Cash Consideration as adjusted in accordance with the final report of the Settlement Auditor.
      (f) In the event that the Estimated Cash Consideration is less than the Final Cash Consideration, Buyer shall pay to Seller cash in the amount of such shortfall, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at an annual rate equal to the 90-Day Treasury Rate in effect on the Closing Date. In the event that the Estimated Cash Consideration is greater than the Final Cash Consideration, Seller shall pay to Buyer cash in the amount of such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at the annual rate specified above. Any transfer of cash required under this Section 2.04(f) shall be made within 30 days of Buyer’s delivery of the Proposed Cash Consideration to Seller unless there is a disagreement as contemplated in Sections 2.04(d) and 2.04(e), in which event, such payments shall be made within three Business Days of the resolution of all such disagreements.
      (g) All cash transferred pursuant to Section 2.04 shall be transferred by Wire Transfer.
      Section 2.05.     Closing Deliveries. At the Closing, the parties hereto shall take the following actions:

(a) Seller shall deliver (or, with respect to Section 2.05(a)(xiv) make available) to Buyer:

(i) a receipt evidencing receipt by Seller and payment by Buyer of the Estimated Cash Consideration;

(ii) a receipt evidencing receipt by Seller of the Buyer Preferred Shares;

(iii) certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and accompanied by all requisite stock Transfer Tax stamps;

(iv) good standing and compliance certificates (or their equivalent), dated as of a date not more than thirty days prior to the Closing Date, as to the Company’s good standing and licensing status in the State of Indiana and in each other state set forth on Schedule 2.05(a)(iv), together with a copy, dated as of a date not more than ten Business Days prior to the Closing Date, of the Articles of Incorporation of the Company certified by the Indiana Secretary of State;

(v) By-Laws of the Company, together with all amendments thereto or restatements thereof, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date;

(vi) good standing and compliance certificates (or their equivalent), dated as of a date not more than thirty days prior to the Closing Date, as to Dixie’s good standing and licensing status in the State of Indiana and each other state set forth on Schedule 2.05(a)(vi), together with a copy, dated as of a date not more than ten Business Days prior to the Closing Date, of the Articles of Incorporation of Dixie certified by the Indiana Secretary of State;

(vii) By-Laws of Dixie, together with all amendments thereto or restatements thereof, certified by the Secretary or Assistant Secretary of Dixie as of the Closing Date;

(viii) resolutions of the Board of Directors of Seller, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby;

(ix) a certificate of the Secretary or Assistant Secretary of Seller, as to the incumbency of the officers executing this Agreement, and the genuineness of their signatures;

(x) the certificate contemplated in Section 7.01;

(xi) copies of all regulatory approvals obtained by Seller in connection with the transactions contemplated by this Agreement;

(xii) resignations, effective as of the Closing, of all of the directors and officers of the Company; other than Ronald D. Hunter;

(xiii) resignations, effective as of the Closing, of all directors and officers of Dixie;

(xiv) the Books and Records, in accordance with the provisions of Section 7.08;

(xv) the Surplus Debentures, together with the Transfer Documents;

(xvi) evidence of the termination of Intercompany Obligations pursuant to Section 5.07;

(xvii) evidence of the termination and release of Seller’s debt obligations to CIT Group under that certain Credit Agreement by and between Seller and CIT Group dated November 13, 2003 (the “Credit Agreement”);

(xviii) fully executed original copies of the Lease Agreement, the Assumption Agreement, the Bill of Sale, General Assignment and Allonge, the Shareholders Agreement and the Pledge Agreement; and

(xix) such other documents, instruments or certificates as Buyer may reasonably request.

(b) Buyer shall deliver to Seller:

(i) a receipt evidencing receipt by Buyer of the Shares;

(ii) a receipt evidencing receipt by Buyer of the Surplus Debentures;

(iii) certificates representing all of the Buyer Preferred Shares;

(iv) the Estimated Cash Consideration, by Wire Transfer payable as follows: (A) to an account designated not later than three Business Days prior to the Closing Date by CIT Group in the amount required to satisfy in full Seller’s debt obligations under the Credit Agreement with CIT Group and (B) to Seller in an amount equal to the difference between the Estimated Cash Consideration and the amount payable to CIT Group as provided in (A) above;

(v) resolutions of the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(vi) a certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency of the officers executing this Agreement and the genuineness of their signatures;

(vii) the certificate contemplated in Section 8.01;

(viii) fully executed original copies of the Assumption Agreement, the Bill of Sale, General Assignment and Allonge, the Shareholders Agreement and the Pledge Agreement;

(ix) copies of all regulatory approvals obtained by Buyer in connection with the transactions contemplated by this Agreement, including without limitation any necessary approvals or non-disapprovals from the Indiana Commissioner of Insurance with respect to the acquisition of control of the Company and Dixie by Buyer;

(x) a release executed by Buyer, the Company and Dixie as contemplated by Section 8.10 releasing Seller from any liability with respect to the indebtedness of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii); and

(xi) such other documents, instruments or certificates as Seller may reasonably request.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
      Seller hereby represents and warrants to Buyer as follows:
      Section 3.01.     Organization and Standing; Corporate Power; Minute Books.
      (a) Each of Seller, the Company and Dixie is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has full corporate power and authority to conduct its business as currently conducted and to own, lease and operate all its properties and assets in the manner currently operated by it. Each of Seller, the Company and Dixie is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or assets makes such qualification or licensing necessary, except to the extent that failure to be so qualified or licensed would not, individually or in the aggregate, result in a Material Adverse Effect.
      (b) The minute books of the Company and Dixie have previously been made available to Buyer and accurately reflect in all material respects all formal actions taken at all meetings and all consents in lieu of meetings of the stockholders and of the Board of Directors (including all committees thereof) of the Company and Dixie. The stock certificate books and the stock record books of the Company and Dixie that have previously been made available to Buyer constitute all of the stock ownership records of the Company and Dixie. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. Dixie is not in default under or in violation of any provision of its Articles of Incorporation or By-Laws. Seller has previously made available to Buyer true and complete copies of the Articles of Incorporation and By-Laws of the Company and Dixie.
      Section 3.02.     Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of Seller, the Company and Dixie has full corporate power and authority to execute and deliver each of the Ancillary Agreements to which it is a party and to perform its obligations thereunder. Except as set forth on Schedule 3.02, the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly and validly authorized and approved by all requisite corporate action of Seller and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 3.02, the execution and delivery by each of Seller, the Company and Dixie of the Ancillary Agreements to be executed by it and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all requisite corporate action of Seller, the Company or Dixie, as applicable, and no other acts or proceedings on the part of Seller, the Company or Dixie, as applicable, are necessary to authorize the execution, delivery and performance of the Ancillary Agreements to which each of Seller, the Company and Dixie is a party or to consummate the transactions contemplated thereby. This Agreement constitutes a legal, valid and binding obligation of Seller, and is and will be enforceable against Seller in accordance with its terms, except (i) as enforcement may be limited by applicable bankruptcy, insolvency, rehabilitation, moratorium or similar laws affecting creditors’ rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) for the limitations imposed by general principles of equity. The foregoing exceptions set forth in clauses (i) and (ii) of this Section 3.02 are hereinafter referred to as the “Enforceability Exceptions.” As of the Closing Date, assuming the due authorization and execution of each of the Ancillary Agreements to which Seller, the Company or Dixie is a party, each such Ancillary Agreement will constitute a legal, valid and binding obligation of Seller, the Company or Dixie, as applicable, and will be enforceable against Seller, the Company or Dixie, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.
      Section 3.03.     Governmental Consents and Approvals. Except as set forth in Schedule 3.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration or filings with, any Governmental Entity, is required on the part of Seller, the Company or Dixie in connection with (i) the execution and delivery by Seller of this Agreement, (ii) the execution and delivery by each of Seller, the Company and Dixie of the Ancillary Agreements, or (iii) the consummation by Seller, the Company and Dixie of the transactions contemplated by this Agreement or the Ancillary Agreements.
      Section 3.04.     Stock Ownership; Subsidiaries.
      (a) The authorized capital stock of the Company consists solely of 1,200,000 shares of Company Common Stock, of which 897,033 shares are issued and outstanding and constitute the Shares. Except as set forth on Schedule 3.04(a), Seller owns beneficially and of record all of the Shares, free of any Lien or Stock Restriction of any kind or character whatsoever, and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer upon the terms and subject to the conditions of this Agreement free of any Liens or Stock Restrictions. The Shares are not subject to any restriction with respect to their transferability other than those regulatory approvals and consents referred to in Section 3.03. Upon the transfer and delivery of the Shares to Buyer at Closing, as contemplated herein, Buyer will acquire record and beneficial ownership of the Shares, free of any Lien or Stock Restriction of any kind or character whatsoever. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, convertible or exchangeable security or other agreement, instrument, commitment or right of any kind (other than this Agreement) pursuant to which Seller or the Company is obligated to issue, sell, purchase, return or redeem any shares of capital stock of, other securities of, or other ownership interests in, the Company, and there are no equity securities of the Company reserved for issuance for any purpose, nor is there any agreement providing for an amendment to the Company’s Articles of Incorporation so as to increase the amount of authorized capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company. There are no restrictions on the ability of the Company after the Closing to declare and pay dividends, other than those imposed by applicable state laws and regulations.

      (b) The authorized capital stock of Dixie consists solely of 5,000,000 shares of Common Stock, of which 1,500,000 shares are issued and outstanding (the “Dixie Shares”). The Company owns beneficially and of record 1,491,869 of the Dixie Shares, free of any Lien or Stock Restriction of any kind or character whatsoever. The Dixie Shares are not subject to any restriction with respect to their transferability other than those regulatory approvals and consents referred to in Section 3.03. All of the Dixie Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, convertible or exchangeable security or other agreement, instrument, commitment or right of any kind (other than this Agreement) pursuant to which Seller, the Company or Dixie is obligated to issue, sell, purchase, return or redeem any shares of capital stock of, other securities of, or other ownership interests in, Dixie, and there are no equity securities of Dixie reserved for issuance for any purpose, nor is there any agreement providing for an amendment to Dixie’s Articles of Incorporation so as to increase the amount of authorized capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Dixie, except for traditional participating policies and the charter policies. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Dixie. There are no restrictions on the ability of Dixie after the Closing to declare and pay dividends, other than those imposed by applicable state laws and regulations.
      (c) Except for Dixie, the Company does not own, directly or indirectly, any Subsidiaries, and except for portfolio investments made in the ordinary course of business consistent with past practices or as otherwise set forth on Schedule 3.04(c), there are no corporations, partnerships or other entities or Persons in which the Company or Dixie owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.
      Section 3.05.     Actions Pending. Except as set forth on Schedule 3.05:
      (a) there are no Actions pending against the Company or Dixie, their respective businesses, properties or Assets (including Investment Assets), or, to the Knowledge of Seller, any current or former officer, Employee or director acting in his or her respective capacity as an officer, Employee or director of the Company or Dixie;
      (b) to the Knowledge of Seller, there are no Actions or series of related Actions threatened against the Company or Dixie, their respective businesses, properties or Assets (including Investment Assets), or, to the Knowledge of Seller, any current or former officer, Employee or director acting in his or her respective capacity as an officer, Employee or director of the Company or Dixie that could reasonably be expected to have an effect or series of related effects on the business, Assets, liabilities, condition (financial or otherwise) or results of operations of the Company or Dixie, in excess of $100,000;
      (c) there is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Seller, the Company, Dixie or any of their respective properties or Assets which (i) restricts the ability of the Company or Dixie to conduct its business in the ordinary course of business consistent with past practices or (ii) has had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect.
      Section 3.06.     No Conflict or Violation. Except as set forth on Schedule 3.06, the execution, delivery and performance by Seller of this Agreement do not, and the execution, delivery and performance by Seller, the Company and Dixie of the Ancillary Agreements to which it is a party will not, and the consummation by Seller, the Company and Dixie of the transactions contemplated by this Agreement and by such Ancillary Agreements in accordance with the terms and conditions hereof and thereof, will not (i) violate any provision of the Articles of Incorporation or By-Laws of Seller, the Company or Dixie; (ii) result in the creation of any Lien on any of the Shares or on any of the Assets or properties of the Company or Dixie; (iii) assuming that the consents and approvals referred to in Section 3.03 are duly obtained, result in the breach of the terms and conditions or cause an impairment of any Insurance License of the Company or Dixie; (iv) require the consent or other action by any Person under, violate or result in the breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate or cancel, or constitute (with or without notice or lapse of time, or both) a default under, any Material Contract to which Seller, the Company or Dixie is a party or by or to which Seller, the Company or Dixie or any of their respective Assets or properties is subject; (v) violate any order, judgment, injunction, award or decree of any Governmental Entity or arbitrator against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity or arbitrator with respect to Seller, the Company or Dixie; or (vi) assuming that the consents and approvals referred to in Section 3.03 are duly obtained, violate any Applicable Law.
      Section 3.07.     Licenses and Permits. Except as set forth on Schedule 3.07(b), (i) each of the Company and Dixie has all Permits necessary to engage in the life insurance and annuities lines of business in each jurisdiction set forth on Schedule 3.07(a)(collectively, the “Insurances Licenses”), and (ii) each of the Company and Dixie has all other Permits necessary to conduct their businesses in the manner and in the areas in which it is conducting its businesses, which Permits are set forth on Schedule 3.07(a). Seller has delivered to Buyer true, correct and complete copies of all Insurance Licenses and all other material Permits held by the Company and Dixie (and at the Closing Seller will deliver, as part of the Books and Records, the originals or certified copies of all Insurance Licenses and all other Permits held by the Company and Dixie). Neither the Company nor Dixie has transacted any insurance business in any jurisdiction requiring it to have an Insurance License or other Permit therefor in which it did not possess such Permit. All such Insurance Licenses and other Permits are in full force and effect without suspension, revocation, restriction, amendment or nonrenewal, and there are no pending or, to the Knowledge of Seller, threatened suits or proceedings with respect to the suspension, revocation, restriction, amendment or nonrenewal of any Insurance License or other Permit, and, to the Knowledge of Seller, no event which (whether with notice or lapse of time or both) would result in a suspension, revocation, restriction, amendment or nonrenewal of any such Insurance License or other Permit has occurred.
      Section 3.08.     Contracts.
      (a) Schedule 3.08(a)contains a true and complete list of all the following Contracts currently in force or terminated but pursuant to which the Company or Dixie continues to have Liabilities or receive certain benefits, in each case excluding Insurance Contracts, to which the Company or Dixie is a party or by which any Assets of the Company or Dixie are bound, as such Contracts may have been amended to the date hereof (collectively, the “Material Contracts”):

(i) all Contracts with any present or former officer, director or trustee of the Company or Dixie (including, but not limited to, employment Contracts and Contracts evidencing loans or advances to any such Person or any Affiliate of such Person);

(ii) all Contracts with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (A) limiting the ability of the Company or Dixie to engage in any line of business, to sell any products or services, to compete with any Person in any geographical area, to do business with any Person or in any location or to employ any Person or (B) limiting the ability of any Person to compete with, or obtain or provide products or services from or to, the Company or Dixie in any line of business or in any geographical area;

(iii) (A) all Contracts relating to the borrowing of money by the Company or Dixie (other than the Surplus Debentures and any Intercompany Obligations created in the ordinary course of business) or the direct or indirect guarantee by the Company or Dixie of any obligation of any Person for borrowed money or other financial obligation of any Person or other liability of the Company or Dixie in respect of indebtedness for borrowed money or other financial obligations of any Person, including, but not limited to, lines of credit or similar facilities and (B) any Contract involving the deferred purchase price of property to the extent in excess of $25,000;

(iv) all Contracts (other than Insurance Contracts) with any Person containing any provisions or covenant relating to the indemnification or holding harmless by the Company or Dixie which have had or reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v) all Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) of any Assets of the Company or Dixie other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase or use any Assets of the Company or Dixie other than, in the case of each of the foregoing, any Contracts for the sale of Investment Assets in the ordinary course of business;

(vi) any partnership, joint venture, joint marketing, strategic alliance or similar Contracts;

(vii) any form of Contract that the Company or Dixie has entered into with a Producer, provided that all Contracts entered into with Producers are materially comparable to the forms of Producer Contracts set forth on Schedule 3.08(a);

(viii) any Contract for the provision of any administrative services with respect to any Insurance Contract, including any such Contracts with third party administrators or managing general agents (the “Administrative Services Agreements”);

(ix) all outstanding powers of attorney or similar delegations of authority of the Company or Dixie;

(x) all Contracts relating to the acquisition by the Company or Dixie of any operating business or the capital stock of any other Person entered into on or after January 1, 2000;

(xi) all Contracts under which the Company or Dixie has made advances or loans to any other Person other than Intercompany Obligations created in the ordinary course of business;

(xii) all Contracts providing for severance, retention, change of control or other similar payments; and

(xiii) all other Contracts (other than (i) Contracts regarding the purchase or sale of Investment Assets entered into in the ordinary course of business, (ii) Contracts otherwise required to be set forth on Schedules 3.13 (a), (b), (c), (e), (g), (i) and (k) or Schedule 3.24 and (iii) other Contracts which are expressly excluded under any other subsection of this Section 3.08) that (A) involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to the Company or Dixie of $50,000 or more within any 12 month period and are not terminable on 60 days or less notice without the payment of any penalty by, or any other material consequence to, the Company or Dixie, (B) between the Company or Dixie, on the one hand, and an Affiliate of the Company or Dixie, on the other hand, or (C) are otherwise material to the business of the Company or Dixie.

      (b) Except as set forth on Schedule 3.08(b), each of the Material Contracts, is in full force and effect and constitutes a legal, valid and binding obligation of the Company or Dixie to the extent that it is party thereto, and, to the Knowledge of Seller, of each other Person that is a party thereto. Except as set forth on Schedule 3.08(b), each of the Company and Dixie is not, and to the Knowledge of Seller, no other party to such Material Contract is, in material breach or default of any such Material Contract or, with or without notice or lapse of time or both, would be, in material breach or default of any such Material Contract. None of such Material Contracts have been terminated or, to the Knowledge of Seller, threatened in writing to be terminated, except for those Material Contracts that terminate in the ordinary course and except as described in Schedule 3.08(b).
      (c) True and complete copies of each of the Material Contracts, including all amendments, supplements and modifications to each Material Contract, have been provided to Buyer. In the case of any Material Contract which is not written, Seller has provided to Buyer a written description of such Material Contract.
      Section 3.09.     Compliance with Applicable Law. Except as set forth on Schedule 3.09, each of the Company and Dixie has conducted its business in material compliance with all Applicable Law in each jurisdiction in which it has conducted its business and is in material compliance with the requirements of each applicable Governmental Entity to file reports, registrations, filings or submissions with respect to the conduct of its business in each such jurisdiction. Except as set forth on Schedule 3.09, since January 1, 2000, neither Seller, the Company nor Dixie has received any written notice of, and Seller has no Knowledge of the occurrence of, any material violation of Applicable Law with respect to the Company’s or Dixie’s business.
      Section 3.10.     Intellectual Property.
      (a) Schedule 3.10(a) contains a list of all patents and patent applications, registered trademarks and trademarks normally used by Seller, the Company or Dixie with a notice of trademark usage (whether federal, state, common law or otherwise), registered copyrights and software applications (other than commercially available off-the-shelf software applications which have not been modified as used in the business of the Company or Dixie except as permitted by the relevant license) (i) owned by the Company or Dixie, which list shall include all product names, specifying as to each, as applicable: (A) the owner of such Intellectual Property; (B) the jurisdictions, if any, by or in which such Intellectual Property right has been issued or registered by the Company or Dixie or in which an application for such issuance or registration has been filed and (C) the registration or application numbers, if any, and (ii) licensed or otherwise used by or for the benefits of the Company or Dixie, to the extent such licenses or use are material or necessary to carry on the business of the Company or Dixie, as currently conducted, which list shall include the product names and the licensor or grantors of use.
      (b) Schedule 3.10(b) sets forth a list of all licenses, sublicenses and other agreements granted by the Company or Dixie pursuant to which any Person other than the Company or Dixie is authorized to use any Intellectual Property owned or licensed by or licensed for use by the Company or Dixie.
      (c) Each of the Company and Dixie owns or, to the Knowledge of Seller, possesses or has enforceable rights and licenses to use all Intellectual Property that is necessary to carry on the business, respectively, of the Company and Dixie, as currently conducted.
      (d) Except as set forth on Schedule 3.10(d), (i) neither Seller nor any Affiliate is a defendant in any Action relating to, and neither has been notified of, any alleged claim of infringement or contributory infringement of any Intellectual Property owned, licensed or used by, or used in support of, the business of the Company or Dixie, and the use of any Intellectual Property by the Company or Dixie in the conduct of its respective business does not breach, violate, infringe, or contribute to the infringement of any Intellectual Property of any third party and (ii) neither Seller nor any Affiliate has any outstanding claim or suit for, and Seller has no Knowledge of, any continuing infringement by any other Person of any Intellectual Property used by or for the benefit of, owned or licensed by, the Company or Dixie. Except with respect to license agreements for the use of commercially available off-the-shelf software (which software has not been modified for use by the Company or Dixie except as permitted by the relevant license), data and forms, no Intellectual Property owned by the Company or Dixie is subject to any outstanding Lien, judgment, injunction, order, decree or agreement of any kind restricting or permitting the restriction (now or in the future) of the use by, or benefit to, the Company or Dixie, or restricting the licensing thereof by the Company or Dixie to any Person and no third party possess any right, title or interest in such Intellectual Property owned by the Company or Dixie. Except with respect to license agreements for the use of commercially available off-the-shelf software (which software has not been modified for use by the Company or Dixie except as permitted by the relevant license), data and forms, to the Knowledge of Seller no Intellectual Property licensed or otherwise used by the Company or Dixie is subject to any outstanding Lien, judgment, injunction, order, decree or agreement of any kind restricting or permitting the restriction (now or in the future) of the use by, or benefit to, the Company or Dixie. Neither the Company nor Dixie has entered into any agreement to indemnify any other Person (other than the relevant licensor with respect to particular Intellectual Property licensed by or on behalf of the Company or Dixie from such licensor) against any charge of infringement of any of the Intellectual Property owned, licensed or used by the Company or Dixie.

      (e) Each of the Seller, the Company and Dixie are subject to internal policies and practices regarding the protection of trade secrets and other confidential information and proprietary know-how, ideas and information used or necessary for the businesses of Seller and its Affiliates (including the Company and Dixie). Each Employee of the Seller, the Company and Dixie is notified of such policies and has agreed to be bound by them. To the Knowledge of Seller, no Employee is in breach of any such policies.
      (f) Within the six months prior to the date of this Agreement, none of Seller, the Company or Dixie has sold, assigned, leased, terminated, abandoned, transferred, authorized the encumbrance of or otherwise disposed of or granted any security interest or other interest in and to any item of Intellectual Property owned, licensed or otherwise used by the Company or Dixie, in whole or in part, provided that it shall not be a breach of this Section 3.10(f) if Seller, the Company or Dixie terminates or fails to renew a license for Intellectual Property so long as Seller, at its expense, licenses or otherwise obtains rights in other Intellectual Property (i) that provides a substantially similar benefit to the Company and Dixie as the Intellectual Property that was terminated or not renewed and (ii) that does not degrade or diminish the quality of the business of the Company or Dixie as conducted before the termination or failure to renew.
      (g) The business and operations of the Company and Dixie as currently conducted do not infringe upon any Intellectual Property rights of any third party. There are no present or, to the Knowledge of Seller, threatened infringements or violations by any third party with respect to any Intellectual Property that is owned by the Company or Dixie.
      (h) Except as set forth on Schedule 3.10(h), neither the Company nor Dixie is a party to or bound by any agreement pursuant to which the Company or Dixie has licensed or granted to a third party any Intellectual Property on an exclusive basis.
      (i) None of Seller, the Company or Dixie has received any written opinion of counsel regarding the infringement by the Company or Dixie of any third party patents or other third party Intellectual Property used by the Company or Dixie.
      (j) To the Knowledge of Seller, all software that is not owned by the Company or Dixie is free of all viruses, worms, Trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors, or problems in each case that would be likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems. To the Knowledge of Seller, all Owned Computer Programs are free of all viruses, worms, Trojan horses, back doors, spyware, malware and other infections or harmful routines and contains no bugs, errors or problems in each case that would be likely to disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.
      (k) The Company and Dixie have established and are in compliance with a security program, including technology, practices and procedures generally consistent with common practice in their industry, that is designed to protect (i) the integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate; (ii) the security, confidentiality and integrity of data housed in their systems; (iii) the security, confidentiality and integrity of data as to which they have permitted access by third party service providers; and (iv) against unauthorized access to their systems and the systems of such third party service providers which have access to their data.
      (l) Except as set forth on Schedule 3.10(l), none of Seller, the Company or Dixie has disclosed or delivered, or permitted the disclosure or delivery, to any escrow holder or other third party, all or any part of the source code (including any algorithm or documentation contained in, or relating to, any source code) of any Intellectual Property owned by the Company or Dixie.
      (m) The Company and Dixie have complied with and are in compliance with the terms of all privacy policies adopted by the Company or Dixie and applicable to personal, customer and other information received, processed or maintained by the Company or Dixie.

      (n) All registrations, applications therefor, filings, issuances and other actions with respect to any Intellectual Property owned by or exclusively licensed to the Company or Dixie, including without limitation patents, Trademarks, service marks, copyrights and domain names are, and remain, in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, and applicable domain name registrar, or any other filing offices, domestic or foreign. No action (including without limitation payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates) must be taken within 180 days following the Closing which, if not taken, would result in the loss or prejudice of any right, or the incurrence of any incremental cost, with respect to any registrations, applications, issuances and other actions regarding any Intellectual Property (i) owned by or exclusively licensed to the Company or Dixie (including without limitation patents, Trademarks, service marks, copyrights and domain names) or (ii) owned by or exclusively licensed to Sellers and used by or for the benefit of the Company and/or Dixie, (including without limitation patents, Trademarks, service marks, copyrights and domain names.
      (o) The Software Transfer and Royalty Agreement (i) has not been terminated (by change of control or otherwise) and remains in full force and effect, including, without limitation, in its grant of rights to Seller for licenses to LIFEfit, the SMC Enhancements and the SMC Enhanced Software (as defined therein) and (ii) has not been transferred, assigned or amended by the parties thereto.
      (p) There are no computer programs, software tools, data or databases owned by Seller or any Affiliate or Subsidiary of Seller (other than the Company or Dixie) which is used by, for or in support of, the business of the Company and/or Dixie.
      Section 3.11.     SEC Reports; Financial Statements; Liabilities.
      (a) Since December 31, 2001, Seller has filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the “Seller Reports”). Seller has heretofore made available to Buyer true copies of all the Seller Reports, together with all exhibits thereto, that Buyer has requested. Included in such Seller Reports are (i) audited consolidated balance sheets of Seller and its Subsidiaries at December 31, 2003, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, and the notes thereto and (ii) the unaudited balance sheets of Seller and its Subsidiaries at September 30, 2004, and the related unaudited statements of income, stockholders’ equity and cash flows for the periods then ended and the notes thereto, each consolidated to the extent indicated therein.
      (b) All of the financial statements included in the Seller Reports since December 31, 2001, presented fairly in all material respects the consolidated financial position of Seller and its Subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (subject, in the case of unaudited statements, to normal, recurring audit adjustments as may be permitted by Form 10-Q of the SEC). As of their respective dates, the Seller Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent reflected on the balance sheet included in Seller’s Annual Report on Form 10-K for the year ended December 31, 2003, or quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 neither Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of the type required to be reflected in financial statements prepared in accordance with GAAP, except for liabilities or obligations which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect.
      (c) Seller has previously made available to Buyer true, complete and correct copies of the statutory financial statements and all amendments thereto of the Company and Dixie as filed with the Indiana Department and the Mississippi Department of Insurance (as applicable) for the years ended

December 31, 2003, 2002 and 2001 and for the quarterly period ended September 30, 2004, together with all exhibits and schedules thereto, and Seller will promptly furnish to Buyer the audited statutory financial statements of the Company and Dixie for the year ending December 31, 2004 and all other statutory financial statements filed with the Indiana Department after the date hereof but prior to the Closing Date (collectively, the “SAP Statements”). Except as set forth on Schedule 3.11(c), each of the SAP Statements presents or will present fairly, in all material respects, the statutory financial condition of the Company and Dixie, at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP, applied on a consistent basis throughout the periods indicated except as otherwise specifically noted therein.
      (d) There are no Liabilities (including, without limitation, any Liens other than Permitted Liens) of the Company or Dixie other than (i) Liabilities reflected or reserved against in the September 30, 2004 SAP Statements, not heretofore discharged, (ii) policyholder benefits payable or other Liabilities arising after September 30, 2004 in the ordinary course of business consistent with past practice and in amounts consistent with past practice, or (iii) Liabilities disclosed in Schedule 3.11(d).
      (e) The Company and Dixie have paid in full or established reserves reflected in the SAP Statements for all guaranty or other similar state governmental fund assessments required by any Governmental Entity to be paid by them prior to the date of this Agreement. As of the date of this Agreement and except as and to the extent paid prior to September 30, 2004 or reserved against in the SAP Statements or set forth on Schedule 3.11(e), the Company and Dixie have not received any guaranty fund assessments.
      Section 3.12.     Taxes. Except as provided in Schedule 3.12:
      (a) (i) All Tax Returns required to be filed on or before the Closing Date by or with respect to the Company or Dixie have been or will be timely filed (taking into account permitted extensions) with the appropriate Governmental Entity in the manner prescribed by Applicable Law; (ii) such Tax Returns are true, correct and complete in all material respects and will be true, correct and complete in all material respects for the periods covered thereby; (iii) Seller, the Company and Dixie have timely paid (or there has been paid on their behalf) all Taxes shown as due and payable on any such Tax Return or that are otherwise due and payable, in each case, in the manner prescribed by Applicable Law; (iv) no Liens (other than Permitted Liens) for Taxes on the Shares, the Company’s Assets or Dixie’s Assets exist; (v) neither Seller, the Company nor Dixie has requested nor is any of them currently the beneficiary of any extension of time within which to file any Tax Return; (vi) as of the date of the SAP Statements, to the extent that any material Tax liabilities and assessments have accrued but not yet become payable, such Tax liabilities and assessments have been reflected as liabilities in accordance with SAP on the SAP Statements and adequate reserves have been established for the payment thereof and no difference exists between the amount recorded on the SAP Statements and the amount of such Tax liability as determined by the appropriate Governmental Entity; (vii) no written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or Dixie does not file Tax Returns that the Company or Dixie is or may be subject to taxation by that jurisdiction; (viii) there is no action, suit, investigation, audit, claim, administrative or court proceeding, or assessment (“Audits”) pending or proposed or, threatened with respect to Taxes of the Company, or Dixie or Seller’s Consolidated Group; (ix) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns of the Seller’s Consolidated Group, the Company or Dixie have been paid in full; (x) except as required by Applicable Law, since December 31, 2003, neither the Company nor Dixie has: (A) made or changed any election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any Tax Claim or assessment, or (D) surrendered any right to claim a refund of any Taxes, in each case, to the extent such action would materially affect the Taxes or any Tax benefit of the Company or Dixie following the Closing Date; (xi) there are no Tax Rulings, request for Tax Rulings, or Closing Agreements relating to the Company, Dixie or Seller’s Consolidated Group which could affect Buyer’s (or any Affiliate thereof), Company’s or Dixie’s liability for Taxes for any period (or portion thereof) commencing after the Closing Date; (xii) neither the Company nor Dixie (or any Person on behalf of the Company or Dixie): (A) has agreed to or is required to make any adjustments pursuant to Sections 481(a) or 807(f) of the Code (or any predecessor provision) or any similar provision of foreign, state or local law by reason of a change in accounting method initiated by any such person, (B) has Knowledge that any Governmental Entity has proposed in writing any such adjustment or change in accounting method, or (C) has made any written application pending with any Governmental Entity requesting permission for any change in accounting method that relates to the business or operations of the Company or Dixie; (xiii) as a result of any agreement with a Governmental Entity, neither the Company nor Dixie will be required to include any material item of income in, or exclude any material Tax credit or item of deduction from, any taxable period beginning on or after the Closing Date; (xiv) other than with respect to the obligations assumed pursuant to Section 2.02(b)(ii), no intercompany obligation (as described in Treas. Reg. § 1.1502-13(g)) between the Company or Dixie, on the one hand, and any other member of Seller’s Consolidated Group (including either the Company or Dixie), on the other hand, will remain outstanding following the Closing and the Company and Dixie have not engaged in any transaction with Seller or any of its Affiliates which could result in the recognition of income by the Company or Dixie with respect to such transaction for any period ending on or after the Closing Date; (xv) no power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Company or Dixie; (xvi) no indebtedness of the Company or Dixie is “corporate acquisition indebtedness” within the meaning of Code Section 279(b); (xvii) no property of the Company or Dixie is property that the Company or Dixie or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168; (xviii) neither the Company nor Dixie has (A) filed a consent pursuant to Code Section 341(f) or (B) agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by the Company or Dixie and (xix) the Company or Dixie has not been at any time a partner or member of any entity that is classified as a partnership for U.S. Tax purposes, a joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.
      (b) The Company and Dixie are members of an affiliated group of which Seller is the common parent, within the meaning of Section 1504(a) of the Code (the “Seller’s Consolidated Group”). The Company and Dixie became members of the Seller’s Consolidated Group beginning with the tax year beginning on January 1, 2001. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from the Company and Dixie being a member of Seller’s Consolidated Group, the Company and Dixie will not have as of the Closing Date any liability for Taxes of any other Person (i) as a transferee or successor, (ii) by contract (including any Tax Sharing Agreements), (iii) by operation of Applicable Law, or (iv) otherwise.
      (c) The Company and Dixie have complied (and until Closing will comply) with all Applicable Law relating to the payment and withholding of Taxes and each of them has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, foreign person, or other third party.
      (d) Seller has delivered or made available to Buyer correct and complete copies of all Tax Returns filed by or relating to the Seller’s Consolidated Group, the Company or Dixie and all examination reports and other relevant written materials with respect to Audits (whether proposed, threatened, pending or concluded) related to the three taxable years ending prior to the Closing Date.
      (e) Neither the Company nor Dixie has engaged in any transaction that may result in the recognition of income by the Company or Dixie in any Tax period (or portion thereof), other than potential gains and/or losses associated with derivatives provided to support the Equity Indexed Products, beginning after the Closing Date (including, but not limited to, transactions subject to Code section 355).
      (f) Neither the Company nor Dixie has executed any waiver or comparable consents regarding any statute of limitations in respect of Taxes or requested or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (g) Neither the Company nor Dixie (or Seller with respect to the Company or Dixie) has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (without regard to any cumulative or aggregate effect), (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.
      (h) The Company and Dixie each satisfy the definition of a “life insurance company” for purposes of the Code and all reinsurance contracts entered into by the Company or Dixie are insurance contracts for U.S. federal income tax purposes.
      (i) The insurance reserves set forth in the Tax Returns filed by or including the Company and Dixie have been determined in all respects in accordance with Section 807 or 846 of the Code, as applicable.
      (j) To the Knowledge of Seller, with respect to reinsurance contracts to which the Company or Dixie is a party, no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.
      (k) Neither the Company nor Dixie has any existing policyholder surplus accounts as defined in Code Section 815.
      (l) All Life Insurance Contracts issued, assumed, modified, exchanged or sold by the Company or Dixie which are subject to Sections 101(f) or 7702 of the Code qualify (and have qualified since issuance) as “life insurance contracts” within the meaning of Sections 101(f) or 7702(a) of the Code, as applicable. No Life Insurance Contract issued, assumed, modified, exchanged or sold by the Company or Dixie is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Life Insurance Contracts that the Company or Dixie is administering as modified endowment contracts and with respect to which the Company or Dixie has notified the policyholder, before the date hereof, that the contract constitutes a “modified endowment contract.”
      (m) All Annuity Contracts issued, assumed, modified, exchanged or sold by the Company or Dixie that are subject to Section 72(s) of the Code contain (and have contained since issuance) all of the necessary provisions of Section 72(s) of the Code and all Annuity Contracts that are represented as qualifying under Sections 130, 403(a), 403(b) or 408(b) of the Code contain (and have contained since issuance) all provisions required for qualification under such sections of the Code.
      (n) All Life Insurance Contracts and Annuity Contracts marketed by the Company or Dixie, its agents, or any Person from which the Company or Dixie acquired such Contract, as, or in connection with, plans that are intended to qualify under sections 401, 403, 408, or 457 of the Code (“Qualified Plans”) comply (and have complied since issuance) with the requirements of such sections. All Qualified Plans marketed or administered by the Company or Dixie are marketed and administered in compliance with relevant provisions of the Code.
      (o) In providing record keeping and administrative services in the ordinary course with respect to customers’ Insurance Contracts whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any Life Insurance Contracts or Annuity Contracts issued, assumed, modified, exchanged or sold by the Company or Dixie as of the Closing Date, the Company and Dixie are in compliance with the applicable administrative requirements of the Code, including sections 72, 401(a), 401(k), 403(b), 408(k), 408(p), 457(b), 3405, 6047, 7702 and 7702A of the Code and the rules and regulations hereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA.
      (p) Other than the Tax Sharing Agreement between the Company and Dixie, neither the Company nor Dixie is a party to any Tax Sharing Agreement.

      Section 3.13.     Employee Benefit Matters.
      (a) Set forth in Schedule 3.13(a) is a complete and correct list of any retirement, pension, savings, profit-sharing, bonus, incentive compensation, deferred compensation, stock option or stock compensation, welfare benefit, severance or termination, retiree medical, dental, life or disability insurance, supplemental retirement, or other material employee benefit plans, programs, or arrangements, including but not limited to “employee benefit plans” within the meaning of Section 3(3) of ERISA (each, a “Plan,” and collectively, “Plans”) as to which Seller, the Company or Dixie has any Liability for current or former employees or directors of the Company or Dixie (the “Covered Employees”). Seller has previously provided to Buyer a true and correct list of the Covered Employees, along with their current compensation, dates of hire and dates of termination, if applicable.
      (b) Set forth on Schedule 3.13(b) is a complete and correct list of all Plans covering the Covered Employees that are currently in effect. With respect to all such Plans (the “Benefit Plans”), true and complete copies of the following items relating to each Benefit Plan, where applicable, have heretofore been provided to Buyer: (i) the Plan document and all amendments thereto (or a description of such Plan if there is no plan document); (ii) the most recent determination letter issued by the IRS; (iii) the most recent summary plan description and all summaries of material modifications to such summary plan description; (iv) the three most recent annual reports (Form 5500), including all schedules and audited financial statements; and (v) the most recent actuarial valuation report. No Benefit Plans are maintained or sponsored by the Company or Dixie.
      (c) No liability under Subtitle C or D of Title IV of ERISA has been incurred and not satisfied, and no condition exists that presents a material risk that Liability would be incurred by the Company or Dixie, with respect to any ongoing, frozen, or terminated Plan currently or formerly maintained or contributed to by the Company or Dixie, or any Person that would be now or at the applicable time considered a member of the Company’s or Dixie’s “controlled group” within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), and no withdrawal liability has been incurred and not satisfied under Subtitle E of Title IV of ERISA or is anticipated that could result in a liability to the Company or Dixie. No Notice of Reportable Event (within the meaning of Section 4043 of ERISA) has been filed or required to be filed for any Plan within the six years preceding the date of this Agreement. Except as set forth on Schedule 3.13(c), no Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Seller, the Company or Dixie are entering into the transactions contemplated by this Agreement for the principal purpose of evading liability within the meaning of Section 4069 of ERISA.
      (d) No Plan of an ERISA Affiliate (an “Affiliate Plan”) has an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), and none of the Company, Dixie or any ERISA Affiliate has any outstanding funding waiver.
      (e) Except as set forth on Schedule 3.13(e), neither Company nor Dixie has any formal plan or express or implied commitment to employ any Covered Employees or to create any Plan that would be maintained by them or to contribute to or participate in any Plan maintained by any ERISA Affiliate.
      (f) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Seller, no event or condition has occurred or will occur that would reasonably be expected to have an adverse effect on the qualified status of any such Benefit Plan. Each Benefit Plan complies in all material respects with its terms and with the requirements prescribed by any and all Applicable Law, including but not limited to the Code and ERISA.
      (g) Except as disclosed in Schedule 3.13(g), no liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Benefit Plan.
      (h) None of Seller, the Company, Dixie, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor to Seller’s Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Seller, the Company, Dixie or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976 or 4980B of the Code.
      (i) Except as set forth on Schedule 3.13(i), no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for the Covered Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the Employee or former employee or director of the Company or Dixie (or his beneficiary).
      (j) Neither the Company nor Dixie (i) has made any payments, (ii) is obligated to make any payments, or (iii) is a party to any agreement, contract or arrangement that under certain circumstances could obligate it to make any payments that have resulted or will result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
      (k) Except as set forth on Schedule 3.13(k), the consummation of the transactions contemplated by this Agreement will not (i) entitle any Covered Employee to severance pay, unemployment compensation, retention pay or any other payment from the Company or Dixie, except as expressly provided in this Agreement, or (ii) except to the extent, if any, required by law, with respect to any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, accelerate the time of payment or vesting, or increase the amount of compensation from the Company or Dixie due to any such Covered Employee.
      Section 3.14.     No Brokers. Other than Raymond James & Associates, Inc., all the fees and expenses of which will be paid by Seller, no investment banker, broker, finder or other intermediary has acted directly or indirectly for Seller, the Company, Dixie or their Affiliates, and the Company and Dixie have not and will not incur any obligation to pay any brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.
      Section 3.15.     Insurance Issued by the Company or Dixie. Except as set forth on Schedule 3.15:
      (a) Since January 1, 2002, all benefits claimed by any Person under any Insurance Contract have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which the Company or Dixie reasonably believes that there is a reasonable basis to contest payment and is taking such action;
      (b) Seller has made available to Buyer true, complete and correct copies of all underwriting manuals (including each amendment thereto) utilized by the Company and Dixie with respect to the Insurance Contracts. The underwriting standards utilized and rates and rating factors and criteria applied by the Company and Dixie with respect to the Insurance Contracts outstanding as of the date hereof conformed in all material respects to those contained in the Company’s or Dixie’s applicable underwriting manuals as in effect at the times such Insurance Contracts were underwritten and, with respect to any Insurance Contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance, modified coinsurance or other similar Contracts;
      (c) To the Knowledge of Seller, (i) each Producer, at the time such Producer solicited, negotiated, wrote, sold or produced business for the Company or Dixie, to the extent required by Applicable Law as then in effect, was duly and appropriately appointed by the Company or Dixie to act as a Producer for the Company or Dixie and was duly and appropriately licensed as a Producer (for the type of business solicited, negotiated, written, sold or produced by such Producer), in each case, in the particular jurisdiction in which such Producer solicited, negotiated, wrote, sold or produced such business for the Company or Dixie; (ii) no such Producer violated any material term or provision of any Applicable Law as then in effect applicable to any aspect (including, but not limited to, the soliciting, negotiating, marketing, sale or production) of the Company’s or Dixie’s products; (iii) no such Producer has materially breached the terms of any agency or broker Contract with or for the benefit of the Company or Dixie

(excluding engaging in “twisting” activities); and (iv) no Producer designated by the Company as Regional General Agent 2 has engaged in “twisting” activities.
      (d) Seller has previously made available to Buyer true, correct and complete copies of all Insurance Contract forms applicable to in-force Insurance Contracts including, without limitation, any and all state variations, riders and other related forms. Each Insurance Contract policy or certificate form, as well as any related application form, written advertising material (including such material placed on the Company’s or Dixie’s website) and rate or rule currently or previously marketed, filed or otherwise utilized by the Company or Dixie, the use or issuance of which requires filing or approval, has been appropriately filed and, if required, approved by the applicable Governmental Entities in each jurisdiction requiring such filing or approval. To the Knowledge of Seller, all such policies and certificates, forms, applications, advertising materials and rates or rules are or were, as applicable, in compliance with, and utilized in compliance with, Applicable Law and within the scope of the approvals received therefor;
      (e) No provision in any in-force Insurance Contract gives the holder thereof or any other Person the right to receive dividends, distributions or other benefits based on the revenue, earnings or profits of the Company or Dixie, except for traditional participating policies and charter policies. Except as set forth on Schedule 3.15, neither the Company nor Dixie is a party to any agreement providing for the collection of insurance premiums payable to the Company or Dixie by any other Person other than agreements that allow the Producer to collect the initial premium payment in the form of a remittance made payable to the Company or Dixie;
      (f) Except as set forth on Schedule 3.15, since December 31, 2002, no customer or related group of customers, and no Producer, in either case which accounted for (i) one percent or more of the aggregate annuity considerations or deposits collected by the Company or Dixie during the 10 month period ended October 31, 2004 or during the years ended December 31, 2003 or 2002, or (ii) one percent or more of the aggregate reserves of the Company and Dixie under Annuity Contracts as reflected on the SAP Statements for the years ended December 31, 2003 or 2002, has or have at its or their initiative, terminated or threatened in writing to terminate its or their relationship with the Company or Dixie;
      (g) All amounts to which the Company or Dixie is entitled under the Third Party Reinsurance Agreements (including without limitation amounts based on paid and unpaid losses) are collectible, except as otherwise reflected in the SAP Statements of the Company or Dixie previously delivered to Buyer;
      (h) As of January 31, 2005, there were 47,936 Life Insurance Contracts and 44,339 Annuity Contracts in force; and
      (i) The financial strength or claims-paying ability of (i) the Company is rated “B” or higher and (ii) Dixie is rated “B” or higher in each case by A.M. Best Company, Inc. as of the date hereof and, as of the date hereof, A.M. Best Company, Inc. has not informed Seller, the Company or Dixie that it has placed the Company or Dixie under surveillance or that it has placed the respective ratings of the Company or Dixie under review with negative implications.
      Section 3.16.     Assets.
      (a) Except as set forth on Schedule 3.16(a) and except for Assets disposed of since September 30, 2004 in the ordinary course of business or otherwise in accordance with the terms of this Agreement, the Company and Dixie have good and marketable title to all Assets that are disclosed or otherwise reflected in the September 30, 2004 SAP Statements and all Assets acquired thereafter, and except as set forth on Schedule 3.16(a), all such Assets are owned by the Company or Dixie free and clear of all Liens, other than Permitted Liens.
      (b) Except as set forth on Schedule 3.16(b), with respect to Investment Assets disclosed or otherwise reflected in the September 30, 2004 SAP Statements or acquired thereafter:

(i) to the Knowledge of Seller, all are realizable in accordance with their terms except to the extent otherwise appropriately reflected as an impairment or an investment reserve in such SAP Statements;

(ii) there are no Payment Defaults, or to the Knowledge of Seller, any other defaults with respect to which the prospect of a Payment Default is more than remote (as used herein, “Payment Default” shall mean a default (or an event which, with notice or lapse of time or both, would constitute a default) in the payment on any of the bonds, notes, mortgages, debentures and other evidences of indebtedness that constitute Investment Assets);

(iii) Seller does not have any Knowledge of any pending or threatened bankruptcy, reorganization, insolvency, moratorium or similar event or proceeding by any issuer, guarantor or other Person responsible for making payment with respect to any such Investment Asset as of the date hereof; and

(iv) neither Seller, the Company, Dixie nor any Person on its or their behalf, has taken, or omitted to take, any action which would cause any such Investment Asset to be subject to any valid offset, defense or counterclaim against the right of the Company or Dixie to enforce the terms of such Investment Asset.
      (c) Since September 30, 2004, the Investment Assets, in the aggregate, have retained the following characteristics: (i) a credit quality of not less than “Aa3” (ii) portfolio duration between 4 and 5 years and (iii) convexity of not more negative than negative 0.6.
      (d) Except as set forth on Schedule 3.16(d), the Company and Dixie own, have a valid leasehold interest in or have a valid right under Contract to use, all tangible personal property that is material to the conduct of their respective businesses, free and clear of all Liens, other than Permitted Liens.
      (e) The Assets (other than Intellectual Property which is covered by Section 3.10) owned or leased by the Company and Dixie are sufficient for the Company and Dixie to conduct their business from and after the Closing without interruption and in the ordinary course of business as they are being conducted on the date hereof.
      Section 3.17.     Environmental Matters. Except as set forth on Schedule 3.17: (i) the Company and Dixie have operated their current and former businesses in compliance, in all material respects, with all applicable Environmental Laws and Permits required thereunder; (ii) to the Knowledge of Seller, there are no events, conditions or circumstances that would result in any action, claim or allegation by any Person against the Company or Dixie under applicable Environmental Laws or related to Hazardous Materials nor has Seller, the Company or Dixie received any notice that any of the Company’s or Dixie’s businesses or Assets is in violation of any Environmental Laws or that the Company or Dixie is responsible (or potentially responsible) for the investigation, cleanup, monitoring or other remediation of any Hazardous Materials on, at or under any property; (iii) the Company and Dixie have not assumed or retained, contractually or by operation of law, from any Person any liability under Environmental Laws or related to Hazardous Materials; and (iv) Seller has made available to Buyer all environmental reports, assessments, audits or studies of the Company and Dixie in their possession or control.
      Section 3.18.     Regulatory Filings. Seller has made available for inspection by Buyer all reports, statements, documents, registrations, filings and submissions made by or with respect to the Company or Dixie with any Governmental Entity, and reports of examinations issued by any such Governmental Entity, since December 31, 2001, including but not limited to correspondence with the Florida Insurance Department regarding the suspension of new writings in the State of Florida. Except as set forth on Schedule 3.18, the Company and Dixie have timely filed, or caused to be timely filed, all material reports, statements, documents, registrations, filings, applications or submissions required to be filed by or on behalf of the Company or Dixie with any Governmental Entity in connection with the business conducted by the Company or Dixie, the Company and Dixie are acting in compliance in all material respects with all such reports, statements, documents, registrations, filings, applications and submissions, and all required regulatory approvals in respect thereof are in full force and effect. Except as disclosed in Schedule 3.18, (i) all such reports, statements, documents, registrations, filings, applications and submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented and there were no material omissions therefrom, and (ii) no material deficiencies have been asserted by any

Governmental Entity with respect to such reports, statements, documents, registrations, filings, applications or submissions that have not been satisfied.
      Section 3.19.     Real Property; Leases. (a) Schedule 3.19(a) hereto sets forth a summary description of the Owned Property. The Owned Property is presently in material compliance with all Applicable Law relating to the use and operation of the Owned Property (including but not limited to building codes and zoning laws). All material Permits required by any Governmental Entity in order to own and operate the Owned Property have been obtained and are in full force and effect and the certificates of occupancy for the Owned Property permit its current uses in all material respects. The Company or Dixie have good and marketable fee title to all Owned Property, free and clear of all Liens, other than Permitted Liens.
      (b) Schedule 3.19(b)hereto sets forth a true and complete list and summary description of all Leased Property, including whether any consent of the lessor or other third party is required to maintain the effectiveness of the Leases in connection with the transactions contemplated hereby. Seller has delivered to Buyer true, correct and complete copies of the Leases. All of such Leases are valid and in full force and effect in all material respects and all rents and additional rents and other material assessments due to date on each such Lease have been paid. Neither of the Company or Dixie is in default in any material respect under any of such Leases and, to the Knowledge of Seller, no lessor is in default under any of such Leases. No material waiver, indulgence or postponement of the obligations of any of the Company or Dixie under such Leases has been granted by the lessor, and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default thereunder by any of the Company or Dixie. To the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default thereunder by any lessor. The Owned Property together with the Leased Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and Dixie and which are necessary for the continued operation of the business of the Company and Dixie as it is now being conducted.
      (c) The Company and Dixie enjoy peaceful and undisturbed possession in all material respects under all Leases, none of which contain any provisions that will materially impair or adversely affect its ability to continue to use the premises leased thereunder as it currently does. To the Knowledge of Seller, (i) no notice of violation of any law, ordinance or administrative regulation (including any zoning or building law) has been received by Seller, the Company or Dixie with respect to any Leased Property or Owned Property and (ii) neither the Company nor Dixie has received notice that any Lease will not be renewed upon its expiration date, or notice that such Lease will be renewed but upon terms and conditions which, taken as a whole, will differ in a material adverse manner from existing terms under such Lease. To the Knowledge of Seller, if the consents specified in Schedule 3.19(b) are obtained, the continuation, validity and effectiveness of such Leases under the current terms thereof will not be materially affected by the consummation of the transactions contemplated herein. The property leased or subleased by the Company and Dixie in respect of their respective businesses is in a state of reasonable maintenance and repair. To the Knowledge of Seller, neither the whole nor any portion of any real property leased or subleased by the Company or Dixie in respect of their respective businesses is being condemned or otherwise taken by any public authority, nor is any such condemnation or taking threatened or contemplated. Neither the whole nor any portion of any real property leased or subleased by the Company or Dixie in respect of their respective businesses has been damaged in any material respect or destroyed by fire or other casualty. All work required to be performed by the lessor at any premises leased or subleased by the Company or Dixie is materially complete.
      Section 3.20.     Conduct of Business; Absence of Certain Changes. Except as set forth on Schedule 3.20 or as permitted or contemplated by this Agreement, since September 30, 2004, (i) the Company and Dixie have conducted their respective businesses in the ordinary course of business consistent with past practices and the Company and Dixie have not taken any action that would have constituted a violation of Section 5.02, if Section 5.02 had applied since September 30, 2004 and (ii) the Company and Dixie have not experienced any change, event or condition which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

      Section 3.21.     Insurance Coverage. Schedule 3.21 sets forth a true, complete and correct list of insurance policies and fidelity bonds covering the Company and Dixie, including the amounts and coverages. All such policies and fidelity bonds are in full force and effect as of the date of this Agreement. Neither Seller, the Company, Dixie nor any of their Affiliates are in default under any such policy or bond and, to the Knowledge of Seller, no other party to such policy or bond is in default thereof. To the Knowledge of Seller, there are no material claims under such insurance policies as to which the insurers have denied liability.
      Section 3.22.     Market Conduct. Except as set forth on Schedule 3.22; neither Seller, the Company, Dixie, Seller’s Affiliates nor, to the Knowledge of Seller, the Producers have engaged in any Market Conduct Activities which violate Applicable Law or otherwise enables any third party to recover damages from the Company or Dixie.
      Section 3.23.     Producers. Except as set forth on Schedule 3.23, the Company and Dixie enjoy good relations, and are not involved in any material dispute, with any of their respective agents, general agents, brokers, reinsurance intermediaries, consultants, producers, financial institutions or other Persons which market its products (collectively, “Producers”). Schedule 3.23 contains a list of the standard forms of contract or contracts with such Producers and contains a true and correct description of the compensation arrangements of the Company and Dixie with such Producers, including any Contract or arrangement with any Person that provides for compensation outside the prevailing industry practice.
      Section 3.24.     Labor Matters. (a) Except as set forth on Schedule 3.24(a), with respect to the Employees (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against the Company or Dixie, (ii) no union claims to represent the Employees and to the Knowledge of Seller, there are no current union organizing activities among such Employees, and (iii) none of Seller, the Company or Dixie is a party to or bound by any collective bargaining, labor union contract or similar agreement with any labor organization applicable to any Employees.
      (b) To the Knowledge of Seller, with respect to the Employees, each of Seller, the Company and Dixie is and has been, in material compliance with all Applicable Law respecting employment and employment practices, terms and conditions of employment, age and sex discrimination, wages and hours, and neither the Company nor Dixie has engaged in or is engaged in any unfair labor practices. Except as set forth on Schedule 3.24(b) hereto, with respect to the Employees, no unfair labor practice complaints have been filed against the Company or Dixie with any Governmental Entity and neither the Company nor Dixie has received any notice or communication reflecting an intention or threat to file any such complaint. No Person has made any claim, against the Company or Dixie arising out of any statute, ordinance or regulation relating to discrimination with respect to the Employees, or employment practices with respect to the Employees.
      (c) To the Knowledge of Seller, and except as set forth on Schedule 3.24(c), the Company and Dixie have at all times properly classified each of their respective Employees as employees and as exempt or non-exempt for overtime pay, and have properly classified each of their independent contractors as independent contractors, as applicable, and have treated each person classified by them consistently with such status.
      Section 3.25.     Third Party Reinsurance. Schedule 3.25 sets forth a true, complete and correct list of (a) all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which the Company or Dixie is either a ceding or an assuming party, and (b) any such treaty or agreement that is terminated or expired but under which the Company or Dixie may be either obligated to make payments or eligible to continue to receive benefits (collectively, the “Third Party Reinsurance Agreements”), and for each such treaty or agreement described in (a) or (b), Schedule 3.25 indicates (i) the effective date of such treaty or agreement and the termination date of any such treaty or agreement which has a definite termination date and (ii) whether such agreement or treaty relates to Annuity Contracts or Life Insurance Contracts. Each Third Party Reinsurance Agreement is in full force and effect to the respective dates noted on the Schedule and is a valid and binding obligation of the

Company or Dixie and, to the Knowledge of Seller, each other party thereto, subject to the Enforceability Exceptions. The Company and Dixie are not in default in any material respect as to any provision of any Third Party Reinsurance Agreement, and have not failed to meet in any material respect the underwriting standards required for any business reinsured thereunder, and there are no material outstanding disputes with regard to any Third Party Reinsurance Agreement. No Third Party Reinsurance Agreement contains any provision providing that the other party thereto may terminate such treaty or agreement by reason of the transactions contemplated by this Agreement or the Ancillary Agreements.
      Section 3.26.     Improper Payments. Since December 31, 2001:
      (a) no funds or Assets of the Company or Dixie have been used for any illegal purpose;
      (b) except as set forth on Schedule 3.26, no unrecorded fund of the Company or Dixie has been established for any purpose and no unrecorded material Asset of the Company or Dixie exists;
      (c) no accumulation or use of the corporate funds of the Company or Dixie has been made without being properly accounted for on the Books and Records of the Company or Dixie;
      (d) all payments by or on behalf of the Company and Dixie have been duly and properly recorded and accounted for on the Books and Records of the Company and Dixie;
      (e) no false or artificial entry has been made on the Books and Records of the Company or Dixie for any purpose or reason whatsoever;
      (f) no payment has been made by or on behalf of the Company or Dixie with the understanding that all or any part of such payment is to be used for a purpose other than as described in the documents supporting such payment;
      (g) neither the Company nor Dixie has made, directly or indirectly, any illegal contribution to a political party or candidate, either domestic or foreign; and
      (h) neither the Company nor Dixie has made any improper foreign payment as that term is defined in the Foreign Corrupt Practices Act.
      Section 3.27.     Security Deposits. Schedule 3.27 sets forth a true, complete and correct list of all securities deposited by the Company and Dixie with Governmental Entities as of the date hereof.
      Section 3.28.     Bank Accounts. Schedule 3.28 sets forth a true, complete and correct list of bank accounts and investment accounts maintained by the Company and Dixie, including the name of each bank or other institution, account numbers and a list of signatories to such account. Neither the Company nor Dixie has commingled any such account with Seller or any Affiliate of Seller.
      Section 3.29.     Books and Records. The Books and Records are true, complete and correct in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described.
      Section 3.30.     Investment Representations. Seller represents and warrants to Buyer as of the Closing Date as follows:
      (a) It is acquiring the Buyer Preferred Shares for its own account for investment purposes only and not for purposes of, with a view to, or for offer or sale in connection with, any distribution. It agrees that the certificates representing the Buyer Preferred Shares may bear legends to the effect that the Buyer Preferred Shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.
      (b) It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Buyer as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of Buyer concerning the terms and conditions of this Agreement and the purchase of the Buyer Preferred Shares contemplated hereby.
      (c) It understands the Buyer Preferred Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that it may have to hold the Buyer Preferred Shares, and bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or exempt from registration.
      (d) It is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
      (e) Neither Seller, the Company nor Dixie is a “registered investment company” or a company “controlled” by a “registered investment company” (in each case, as defined in the Investment Company Act of 1940, as amended).
      Section 3.31.     Proxy Statement. None of the information supplied or to be supplied by Seller for inclusion in the Proxy Statements will cause the Proxy Statements, when first mailed to the holders of the Trust Preferred Securities and the stockholders of Seller and at the time of the Seller’s Stockholder Meeting, to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 3.32.     Indenture. The Indenture is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms. No Event of Default has occurred under the Indenture and Seller has not exercised its rights under the Indenture to defer the payment of interest under the Securities (as defined in the Indenture). All junior subordinated debentures issued pursuant to the terms of the Indenture are held by the Trust. Seller has delivered to Buyer a true and complete copy of the Indenture and each junior subordinated debenture issued pursuant thereto.
      Section 3.33.     Common Securities. Seller owns beneficially and of record all Common Securities issued by the Trust, free of any Lien or Stock Restriction of any kind or character whatsoever (except for the restrictions on transfer set forth in the Amended and Restated Trust Agreement of the Trust), and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Common Securities to Buyer upon the terms and subject to the conditions of this Agreement free of any Lien or Stock Restrictions (except for the restrictions on transfer set forth in the Amended and Restated Trust Agreement of the Trust).
      Section 3.34.     Opinion of Raymond James & Associates, Inc. The Board of Directors of Seller has received a final opinion of Raymond James & Associates, Inc. dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received by Seller in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to Seller’s stockholders. A true, correct and signed copy of such final opinion has been delivered to Buyer and such opinion has not been withdrawn.
      Section 3.35.     Surplus Debentures. Except as set forth on Schedule 3.34, Seller owns the Surplus Debentures free and clear of all Liens. Each Surplus Debenture is in full force and effect in all respects and constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. Seller has delivered to Buyer a true and complete copy of each of the Surplus Debentures.
      Section 3.36.     Solvency. Seller is not insolvent, as such term is defined in Title 11 of the United States Code, and will not be insolvent at any time during the 90 days immediately preceding the Closing Date.
      Section 3.37.     Full Disclosure. Neither the representations or warranties made by Seller in this Agreement or in any Schedule hereto, nor any certificate, report, statement, memorandum or other document furnished or required to be furnished to Buyer pursuant hereto contains any untrue statement of a material fact or, omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which they were made.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
      Buyer hereby makes the following representations and warranties to Seller as of the date hereof and as of the Closing Date.
      Section 4.01.     Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as currently conducted and to own, lease and operate all its properties and assets.
      Section 4.02.     Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized and approved by all requisite corporate action of Buyer, and no other acts or proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements or the transactions contemplated hereby and thereby. Assuming due authorization and execution of the Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due authorization and execution of the Ancillary Agreements by Seller, the Company and Dixie, as applicable, each of the Ancillary Agreements will constitute a legal, valid and binding obligation of Buyer, and will be enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.
      Section 4.03.     Governmental Consents and Approvals. Except as set forth on Schedule 4.03 hereto, no consent, approval, non-disapproval, authorization, ruling, order of, notice to, or registration with, any Governmental Entity, is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby and thereby.
      Section 4.04.     No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated by this Agreement in accordance with the terms and conditions hereof will not (i) violate any provision of Buyer’s Articles of Incorporation, By-Laws or other charter or organizational documents; (ii) except as disclosed in Schedule 4.04, require the consent or other action by any Person under, violate, conflict with or result in the breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to terminate or cancel, or constitute (with or without notice or lapse of time, or both) a default under, any Contract to which Buyer is a party or by or to which its assets or properties may be subject; (iii) violate any order, judgment, injunction, award or decree of any Governmental Entity or arbitrator against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity or arbitrator with respect to Buyer; or (iv) assuming that the consents and approvals referred to in Section 4.03 are duly obtained, violate any Applicable Law, except, in the case of clause (ii) of this Section 4.04, as could not impair the ability of Buyer to perform its obligations under this Agreement.
      Section 4.05.     Actions Pending. There are no Actions pending against or, to the Knowledge of Buyer, threatened against Buyer or any businesses, properties or assets of Buyer, and there is no injunction, order, judgment, decree, award or regulatory restriction imposed upon Buyer or any properties or assets of Buyer, which could impair the ability of Buyer to perform its obligations under this Agreement, or which has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

There is no Action currently pending to which Buyer is a party and, as of the date hereof, Buyer has no intention of initiating an Action.
      Section 4.06.     Brokers. No broker, investment banker, financial advisor or other Person, other than Fletcher Financial, Inc., the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
      Section 4.07.     Commitments. Buyer has previously provided to Seller a true, correct and complete copy of the financing commitments to Buyer described on Schedule 4.07 (the “Buyer Financing”). The Buyer Financing will be sufficient, subject to the satisfaction of the conditions of the Buyer Financing, to provide the funds required by Buyer to pay the Purchase Price hereunder, including payment of all of the Intercompany Obligations to be assumed by Buyer pursuant to Section 2.02(b)(ii), and to pay all fees and expenses required to be paid by Buyer in connection with the transactions contemplated by this Agreement.
      Section 4.08.     Investment Intent. The Shares to be acquired under this Agreement will be acquired by Buyer for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act or any applicable state securities law regulating the disposition thereof.
      Section 4.09.     Capitalization.
      (a) On the Closing Date, the authorized share capital of Buyer will consist solely of 65,000 shares of common stock par value $0.01 per share and 5,000 shares of Preferred Stock, par value $1,000 per share.
      (b) On the Closing Date, the issued and outstanding capital stock of Buyer will consist of not more than 65,000 shares of common stock and 5,000 shares of Series A Preferred Stock; and all of the issued and outstanding Preferred Stock will be owned by Seller.
      (c) Upon issuance, sale and delivery as contemplated by this Agreement, the Buyer Preferred Shares will constitute duly authorized, validly issued, fully paid and non-assessable shares of capital stock of Buyer, free of all preemptive or similar rights, and entitled to the rights described in the Series A Certificate of Designations. The shares of Buyer’s stock into which the Buyer Preferred Shares are exchangeable have been duly and validly reserved for issuance.
      Section 4.10.     Operations of Buyer. Buyer was formed on February 8, 2005 for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any other activities.
      Section 4.11.     Proxy Statement. None of the information supplied or to be supplied by Buyer for inclusion in the Proxy Statements will cause the Proxy Statements, when first mailed to the holders of the Trust Preferred Securities and the stockholders of Seller and at the time of the Seller’s Stockholder Meeting, to contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 4.12.     Compliance with Laws. Buyer has conducted its business in material compliance with all Applicable Law and is in material compliance with the requirements of each applicable Governmental Entity to file reports, registrations, filings or submissions with respect to the conduct of its business in each jurisdiction in which it has conducted its business. Buyer has not received any written notice of, and Buyer has no Knowledge of the occurrence of, any material violation of Applicable Law with respect to the operation of its business.
      Section 4.13.     List of Assets and Liabilities. Schedule 4.13 sets forth a true and complete list of all of Buyers Assets and Liabilities as of the date of this Agreement.

ARTICLE V.
COVENANTS
      Section 5.01.     Right of Access and Inspection. Buyer shall have the right, through its officers, employees, consultants, accountants, actuaries, attorneys and other designated agents and representatives, upon reasonable advance notice to Seller, during normal business hours and in a manner so as not to disrupt the orderly conduct of business of the Company, to (i) inspect (and make copies of) such of the Books and Records as Buyer may reasonably request and (ii) make such reasonable investigation of the Assets, liabilities, financial condition, business and operations of the Company and Dixie as Buyer may reasonably deem necessary or appropriate, and solely for such purposes to have access to the Contracts and facilities of the Company and Dixie, and solely for such purposes (excluding, in all events, the purposes set forth in Section 5.09(a)) to have access to the personnel of the Company, Dixie, Seller and Seller’s Affiliates that perform work for, or have knowledge of facts relating to the Company and Dixie, provided, that Buyer will maintain the confidentiality of all Books and Records in accordance with Section 5.06. Seller shall, and shall cause the Company, Dixie and Seller’s Affiliates, and their respective officers, employees, agents and representatives, including their respective counsel and independent public accountants (both current and former), to cooperate fully with Buyer in connection with such investigation, access and examination, including, without limitation, making available relevant accountant work papers. Seller agrees that Buyer may also discuss the business and operations of the Company with such regulators, rating agencies, lenders and Producers as determined by Buyer upon reasonable advance notice to Seller and the right of Seller to participate in any such discussions. Seller shall furnish promptly to Buyer (i) each written report on examination of financial condition, market conduct or similar matters (whether in draft or final form) of the Company and Dixie issued by any applicable Governmental Entity, (ii) all material filings with state insurance regulators made by the Company or Dixie under the insurance holding company statutes and regulations of the State of Indiana, (iii) all material correspondence or communications with state insurance regulatory authorities concerning the Company or Dixie, including without limitation such items relating to rehabilitation, insolvency, liquidation, supervision, or other comparable state proceedings, (iv) all reports prepared by or provided to Seller, the Company or Dixie regarding the Investment Assets and (v) all other material information and documents concerning the Assets, business, properties, management, Books and Records and personnel of (or who perform work for) the Company or Dixie as Buyer may reasonably request.
      Section 5.02.     Conduct of Business.
      (a) From the date hereof until the Closing Date, except as otherwise permitted by this Agreement, Seller shall cause the Company and Dixie to conduct their respective businesses in the ordinary course of business consistent with past practice, and to use commercially reasonable efforts to (i) preserve intact its present organization, business and franchise; (ii) preserve and maintain in effect all of its Permits and other licenses, approvals, qualifications, registrations and authorizations; (iii) preserve the rights, franchises, goodwill and relationships with personnel of Seller’s Affiliates who perform work for the Company and Dixie, its Producers, other distribution sources, customers, lenders, suppliers, regulators, rating agencies and others having business relationships with it; (iv) continue its advertising and promotional activities, pricing and purchasing policies, operations and business plan implementation consistent with past practice; (v) continue in full force and effect without modification all existing policies or binders of insurance currently maintained in respect of its Assets, properties, business, operations, employees, officers or directors except as required by Applicable Law; (vi) not engage in any business initiatives, other than those involving the underwriting of retail annuity business of the Company, unless such initiatives can be terminated by the Company within 30 days following the Closing Date without material cost to the Company or any of its Affiliates; (vii) keep available the services of its or its Affiliates’ (as applicable) present officers, employees, consultants and agents that perform work for the Company and Dixie; (viii) defend and protect its Assets from infringement or usurpation; (ix) perform all of its obligations under all Contracts relating to or affecting its Assets or its business; (x) maintain its Books and Records in the usual manner consistent with past practice; (xi) comply in all material respects with all Applicable Law; and (xii) operate and maintain the Owned Property and Leased Property in the manner currently operated (including, but not limited to, maintaining in full force and effect, all insurance relating to the Owned Property and Leased Property currently maintained or required to be maintained under any lease or mortgage).
      (b) Without limiting the generality of Section 5.02(a), except as set forth on Schedule 5.02(b) and except as otherwise expressly permitted in this Agreement, without the prior written consent of Buyer, from the date hereof until the Closing Date the Company and Dixie shall not, and Seller shall cause the Company and Dixie not to:

(i) create, incur, assume, guarantee, or otherwise become liable for any Liability other than in the ordinary course of business and consistent with past practice but in no event (other than the issuance of Insurance Contracts in the ordinary course of business) in excess of $25,000;

(ii) sell, transfer, convey or otherwise dispose of Assets of the Company or Dixie, other than in the ordinary course of business in accordance with past practices;

(iii) waive any right to receive any direct or indirect payment or other benefit under any Liability owing to it other than in the ordinary course of business consistent with past practice;

(iv) split, combine or reclassify any of its capital stock, authorize or issue any shares of or change the number of authorized shares of its capital stock (or any interest therein) or enter into any Contract or grant any option, warrant, call, commitment, or right calling for the authorization or issuance of any shares of capital stock of the Company or Dixie (or any interest therein) or any securities convertible into such shares, or enter into any other agreement of any kind or character relating to its capital stock or any securities convertible into such shares, or create or issue any securities directly or indirectly convertible into or exchangeable for any such shares (or any interest therein), issue any options, warrants, or rights to purchase any such convertible securities (or any interest therein), purchase, redeem or otherwise acquire any shares of outstanding capital stock of the Company or Dixie or any rights, warrants or options to acquire any such shares, or amend any terms of any outstanding security of the Company or Dixie;

(v) amend their respective Articles of Incorporation, By-Laws or other comparable charter or organizational documents;

(vi) make any material change in any marketing relationship between the Company or Dixie and any Person through which the Company or Dixie sells Insurance Contracts;

(vii) make any loans, advances or capital contributions to, or investments in, any Person or pay any fees or expenses to Seller or any director, officer, partner, stockholder or Affiliate of Seller other than the payment of fees and expenses to Seller and loans and advances to Seller, in either event in the ordinary course of business consistent with past practices;

(viii) acquire, dispose, lease, assign, transfer, convey, mortgage, pledge, subject to any Lien or otherwise encumber any Asset, other than acquisitions or dispositions in accordance with the provisions of Section 5.14 or make or commit to make any capital expenditure in excess of $25,000, in the aggregate;

(ix) change any of the accounting, hedging, investing, underwriting, pricing actuarial, tax, administrative, marketing or agency principles, practices, methods or policies (including but not limited to any reserving methods, methods of calculating and bad debt, contingency insurance or other reserve for financial reporting purposes or for any other accounting or Tax purposes) employed with respect to the Company or Dixie, except as may be required to comply with Applicable Law, including SAP; provided, however, that Seller shall make such changes as are required to comply with the accounting practices set forth on Exhibit A.

(x) enter into any new or amend any existing employment contracts, severance arrangements or consulting contracts, or establish, adopt, enter into, alter, amend or increase, award or pay any employee bonus, insurance, severance or similar agreement, termination, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plans, or otherwise increase the compensation payable to or to become payable to any of the Employees or any directors, or officers, agents or representatives of the Company or Dixie, except salary increases as may be required by Applicable Law, and salary increases and bonus payments in the ordinary course of business consistent with past practice;

(xi) enter into, modify, terminate or amend any agreement, Permit, concession, franchise, license or similar instrument to which the Company or Dixie is a party or which is used or held for use by the Company or Dixie or in connection with the Company’s or Dixie’s business, except in any case to the extent entered into, modified, terminated or amended in the ordinary course of business consistent with past practice, or enter into any Contract (other than any Contract with a Producer or any Insurance Contract, in either case entered into in the ordinary course of business) that contemplates the payment pursuant to the terms of such Contract, by or to the Company or Dixie of more than $25,000 in any 12 month period and which is not terminable within 90 days by the Company or Dixie without premium or penalty;

(xii) change the commission rates or structures, salary, wages or benefits of any of the Producers of the Company or Dixie except, in any case (A) as may be required under the terms of the contractual relationships between such Persons and the Company or Dixie (copies of which have been provided to Buyer), or (B) in the ordinary course of business consistent with past practice;

(xiii) establish, adopt, enter into or assume any labor or collective bargaining agreement or establish, adopt, assume or amend any Plan, except as may be required by Applicable Law;

(xiv) pay, declare or set aside any dividend or make any other distribution of any kind (whether in cash, stock or property, or any combination thereof) to stockholders or in respect of its capital stock or otherwise, except with respect to the payment of interest on the Surplus Debentures;

(xv) permit any merger of or consolidation of the Company or Dixie with any other Person or permit the Company or Dixie to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the Assets of, or by any other manner (including by way of reinsurance), any business or any Person or division thereof or otherwise agree to acquire any Assets which would be material, individually or in the aggregate, to the Company or Dixie;

(xvi) enter into any Contract with any Producer that provides for exclusivity (including, without limitation, by territory, product or distribution) or enter into any non-competition or other agreement which restricts the Company’s or Dixie’s ability to compete with any Person or to engage in any type of business or to operate in any geographic territory;

(xvii) (A) make or rescind any express or deemed election relating to Taxes, (B) settle or compromise any claim relating to Taxes, (C) make a request for a Tax Ruling or enter into a Closing Agreement, or settle or compromise any Audit or other controversy relating to Taxes, to the extent such action results in a Tax Detriment to the Company or Dixie for any Post Closing Tax Period, (D) change any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 2003, except as may be required by Applicable Law or (E) file any Tax Return in a manner that is inconsistent with past custom and practice, except as may be required by Applicable Law;

(xviii) enter into, amend or terminate any reinsurance, coinsurance, modified coinsurance Contract (including without limitation, any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, except as provided under Section 5.13;

(xix) enter into any joint venture, joint marketing, strategic alliance or partnership Contracts of any kind; provided, however, that Seller may proceed with the Marketing Initiatives set forth in Section 5.18.

(xx) fail to maintain the credit quality, duration and convexity characteristics of the Investment Assets set forth in Section 3.16(c);

(xxi) agree in writing or otherwise to take any of the actions described above in this Section 5.02.
      (c) Without limiting the generality of Section 5.02(a), except as otherwise expressly permitted in this Agreement or required by Applicable Law or a Governmental Entity or to the extent of any loans or advances made by the Company to Seller in accordance with Section 5.02(b)(vii), without the prior written consent of Buyer, from the date hereof until the Closing Date Seller shall not make any payments to the Company or Dixie with respect to the obligations of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii).
      (d) Seller shall cause the Company and Dixie to not purchase any Investment Asset whose rating is at the time of purchase lower than NAIC-2.
      (e) Prior to Closing, Seller shall notify Buyer promptly of any event or occurrence which could reasonably be expected to have a Material Adverse Effect.
      (f) Without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Seller will not, and will not permit the Company or Dixie to (i) take or omit to take any action that, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect; or (ii) take any action that would prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, including, without limitation, actions that would be reasonably likely to prevent the receipt of any consent, registration, approval, permit or authorization, that is necessary in connection with the execution and delivery of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby or thereby.
      Section 5.03.     Cooperation. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of Seller and Buyer shall, and shall cause their respective Affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assert and cooperate with each other in doing, all things necessary, proper or advisable to, satisfy all conditions precedent to, and to, consummate the transactions contemplated by this Agreement.
      Section 5.04.     Consents and Approvals.
      (a) Without limiting the generality of Section 5.03, each of Seller and Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain promptly all Governmental Entity and third party approvals required to be obtained by Seller, the Company, Dixie, or Buyer or by any Affiliate of Seller, the Company, Dixie or Buyer in order to consummate or permit the transactions contemplated by this Agreement or any Ancillary Agreement, including without limitation, the necessary approvals from the Indiana Commissioner of Insurance with respect to the acquisition of control of the Company and Dixie by Buyer and the other consents and approvals required under Sections 3.03, 3.06, 4.03 and 4.04. Seller and Buyer shall make, and shall cause their respective Affiliates to make, all necessary filings, applications and submissions as soon as practicable, including, without limitation, those required by the HSR Act and applicable insurance laws including, without limitation, the filing of Form A with the Indiana Department, in order to facilitate prompt consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and Buyer shall each pay one-half of the filing fee with respect to the filings required by Seller and Buyer under the HSR Act and Buyer shall pay all costs and expenses of the parties, including without limitation, attorneys’ fees, relating to or arising out of the preparation, review and filing of Form A. Seller and Buyer shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to provide such information and communications to Governmental Entities and third parties as such Governmental Entities or third parties may reasonably request. Seller and Buyer shall, and shall cause their respective Affiliates to, furnish to each other all necessary information and reasonable assistance as any of them may request in connection with its preparation of any filing, application or submission to be made in accordance with this Section 5.04. Each of Seller and Buyer shall keep the other parties apprised of the status of all applications to, and proceedings before, Governmental Entities in connection with the transactions contemplated by this Agreement.
      Section 5.05.     Notification of Changes. From the date hereof through the Closing Date, each party shall give each other prompt notice after it has obtained Knowledge of (i) any fact or circumstance which renders untrue, incorrect or misleading in any material respect any of the representations and warranties made by it in this Agreement (or, with respect to any such representation or warranty qualified as to materiality, in any respect), whether as of the date such representation and warranty was made or as of the date such Knowledge was obtained, (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement which it is to comply with or satisfy under this Agreement (or, with respect to any such covenant, condition or agreement qualified by materiality, in any respect), (iii) any event, condition or change affecting its ability to perform its obligations under this Agreement or any Ancillary Agreement, (iv) any Action pending and known to it or, to its Knowledge, threatened which challenges or seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, (v) any notice or other communication from any Governmental Entity that if made prior to the date of this Agreement would be required to be disclosed pursuant to this Agreement and (vi) any Action pending or threatened that if pending or threatened prior to the date of this Agreement would be required to be disclosed pursuant to this Agreement; provided, however, that for purposes of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by any party shall be deemed to update the representation or warranty to which it relates; provided, further, that no such supplemental or amended disclosure shall cure any breach or inaccuracy of a representation, warranty, covenant, condition or agreement that existed as of the date of this Agreement.
      Section 5.06.     Confidentiality of Information. All books, records, data and information (collectively, the “Information”) furnished by Seller, the Company or Dixie, on the one hand, or Buyer, on the other hand, to each other in connection with the transactions contemplated by this Agreement shall (i) remain and be deemed to be the exclusive property of the party furnishing the Information unless and until the Closing occurs and (ii) be held in strict confidence by the other party to the extent such Information is not publicly available and shall not be used by such other party for any purpose other than consideration of the transactions contemplated by this Agreement and obtaining Governmental Entity and third party consents and approvals for such transactions. In the event that the transactions contemplated by this Agreement are not consummated, each party shall return all Information in its possession which is deemed to be the exclusive property of the other party, together with all copies thereof, and shall continue to hold such Information in strict confidence and not use such Information for any purpose whatsoever. All Information shall be deemed to be covered by, and shall be treated in accordance with, the Confidentiality Agreement. Information provided by or on behalf of Buyer to Seller, the Company or any of their Affiliates, shall be treated by Seller, the Company or such Affiliates, as if it were the recipient under the Confidentiality Agreement.
      Section 5.07.     Intercompany Obligations and Agreements. Subject to the provisions of Article VI with respect to the matters covered thereby, except with respect to the obligations of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii) and as set forth on Schedule 5.07, all intercompany accounts, loans, advances, payables (including any payable accounts with negative balance), and receivables whether or not currently due and payable between the Company or Dixie, on the one hand, and Seller and its Affiliates (other than the Company or Dixie), on the other hand (collectively, the “Intercompany Obligations”), shall be settled in full at or prior to the Closing Date in accordance with past practices and all commitments with respect thereto shall have been terminated at or prior to the Closing Date and in each case, the Company and Dixie shall be fully released from all Liability with respect thereto. Except as otherwise contemplated in this Agreement and the Ancillary Agreements, and except as set forth on Schedule 5.07, Seller, the Company and Dixie shall, and shall cause their respective Affiliates to, cause any agreements or arrangements between the Company or Dixie, on the one hand, and Seller or any of its respective Affiliates, on the other hand, to be terminated and cancelled as of the Closing, and the Company and Dixie to be fully released from all Liability with respect thereto.
      Section 5.08.     Third Party Confidentiality Agreements. Seller shall use commercially reasonable efforts to assign or cause the assignment to Buyer, effective upon the Closing, of (to the extent permitted under the terms thereof but solely to the extent such terms affect the Company or Dixie) Seller’s or Seller’s Affiliates’ rights under any confidentiality agreement or similar agreement pursuant to which information or due diligence items that relate to the Company or Dixie were provided to any Person (collectively the “Third Party Confidentiality Agreements”). Seller has previously provided to Buyer copies of all such Third Party Confidentiality Agreements. To the extent any such rights cannot be assigned to Buyer, Seller shall use commercially reasonable efforts to, or shall cause its Affiliates to, provide to Buyer the benefits of such rights.
      Section 5.09.     Employee-Related Matters.
      (a) Subsequent to approval of the Indiana Department of the Form A filing, or otherwise with the prior written consent of Seller, Seller shall allow Buyer reasonable access to the Employees to enable Buyer to communicate the terms of employment and employee benefits to be offered by Buyer and to conduct enrollment of the Employees of the Company and Dixie into the employee benefit plans of Buyer such that the Continuing Employees become participants in the employee benefit plans of Buyer at the time of employment by Buyer. Buyer shall have the right, but not the obligation, to offer continued employment to any or all of the Employees at wage or salary levels, as applicable, and with employee benefits, that are determined by Buyer.
      (b) Seller shall remain solely responsible for any and all liabilities relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage under any Plan in respect of Employees to the extent related to a qualifying event occurring on or before the Closing Date. Buyer shall be responsible for any and all liabilities relating to or arising in connection with the requirements of Section 4980B of the Code to provide continuation of health care coverage under a group health plan (as defined in section 4980B(g)(2) of the Code) in respect of Covered Employees or their beneficiaries who become covered under a group health plan sponsored by or contributed to by Buyer after the Closing Date.
      (c) Except to the extent assumed by Buyer pursuant to Section 2.02(b)(ii) or not accrued for in the calculation of the Final Cash Consideration, Seller shall pay any severance payment, termination payment, sale or transaction bonus, success or change of control payment, “stay-around” or similar bonus, non-competition payments and other similar expenses, bonuses or payments (the “Severance Payments”), which become payable to any senior vice president or executive officer of the Company or Dixie whose employment is terminated within three months following the Closing (provided, in such latter event, that Buyer notified Seller in writing prior to the Closing of Buyer’s intention to so terminate the employment of such officer following the Closing). Seller shall indemnify and hold Buyer and its Affiliates (including the Company and Dixie) harmless with respect to such Severance Payments and any third party claims with respect thereto.
      (d) Buyer shall waive all pre-existing condition exclusions, actively at work exclusions and waiting periods in its health and welfare plans for all Covered Employees. For the calendar year during which the Closing Date occurs, all health care expenses incurred by the Covered Employees that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plans in effect prior to the Closing Date shall be taken into account for purposes of satisfying any deductible or out-of-pocket limits under Buyer’s health care plans for such calendar year.
      Section 5.10.     Exclusivity. From the date hereof through the Closing Date, except with respect to those matters set forth in Section 5.13:
      (a) Seller shall, and shall cause each of its Affiliates to, cease any discussions or negotiations with any third party regarding (i) any merger, sale of Assets not in the ordinary course of business, acquisition, business combination, Change of Control, bulk reinsurance transaction or other similar transaction involving the Company or Dixie, (ii) any purchase or other acquisition by any Person of any shares of the capital stock of the Company or Dixie or (iii) any sale or issuance by the Company or Dixie of any shares of its capital stock, (any such proposal, offer or transaction being hereinafter referred to as an “Acquisition Proposal”);
      (b) None of Seller, the Company or Dixie shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) concerning an Acquisition Proposal; and
      (c) Seller shall promptly advise Buyer of, and communicate to Buyer the terms and conditions of (including the identity of the Person making), any bona fide inquiry or proposal received concerning an Acquisition Proposal.
      (d) Notwithstanding the foregoing, but subject to the provisions of subsections (i) and (ii) below, Seller and its Board of Directors, shall be permitted to (i) comply with Rules 14a-9, 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and make any disclosures that are required by Applicable Law (it being understood that if any such statements or disclosures pursuant to this clause (i) constitute a withdrawal by the Board of Directors of its recommendation in favor of Seller Stockholder Approval (a “Change in Board Recommendation”), Seller shall comply with all applicable provisions of this Section 5.10 with respect thereto), (ii) effect a Change in Board Recommendation, (iii) provide nonpublic information or data to any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person made after the date of this Agreement, (iv) enter into or participate in discussions or negotiations with any Person in response to an unsolicited bona fide Acquisition Proposal made after the date of this Agreement or (v) recommend to Seller’s stockholders or otherwise publicly recommend or enter into an agreement with respect to an Acquisition Proposal, if:

(A) in the case of clause (ii), (iii) or (iv) above, (1) the Seller Stockholder Approval has not been obtained and (2) Seller’s Board of Directors, after consultation with outside legal counsel, has determined in good faith that failure to take such action would result in a breach of its fiduciary duties under Applicable Law; and

(B) in the case of clause (ii) or (v) above, prior to effecting a Change in Board Recommendation in respect of an Acquisition Proposal or taking any action referred to in clause (v), (1) Seller shall have complied with the provisions of Section 5.10(c); (2) the Board of Directors of Seller shall have concluded in good faith by a majority vote that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Buyer pursuant to clause (4) below; (3) it shall have notified Buyer, at least five Business Days in advance of effecting such Change in Board Recommendation or taking such action, or both, that it is considering effecting a Change in Board Recommendation or taking such other action and specifying any revisions to the terms and conditions of such Acquisition Proposal and (4) during such five Business Day period it shall have negotiated, and shall have made its financial and legal advisors reasonably available to negotiate, with Buyer should Buyer elect to make such adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Acquisition Proposal no longer constitutes a Superior Proposal.
      (e) For the purposes of this Section 5.10, a “Superior Proposal” means a bona fide written offer, obtained not in breach of this Agreement, (i) to effect a Change of Control of Seller or (ii) to acquire, directly or indirectly, for consideration consisting of cash, securities and/or assumption of indebtedness, all or substantially all of the assets of Seller on a consolidated basis, made by a third party, in either event which is not subject to a financing contingency and which is otherwise on terms and conditions which the Board of Directors of Seller determines in good faith and its reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to Seller’s stockholders from a financial point of view than the transaction contemplated by this Agreement, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals). Any transaction involving all of the Company Common Stock and all of the Dixie Common Stock or all or substantially all of the assets of the Company and Dixie shall be deemed to involve substantially all of the assets of Seller. No transaction involving Seller or its assets which solely relates to Seller’s healthcare business and not the business of the Company and Dixie shall be deemed to be a Superior Proposal.
      Section 5.11.     Seller’s Non-Compete.
      (a) For a period of three years following the Closing Date, none of Seller or any of Seller’s Affiliates shall: (i) directly or indirectly (including by way of reinsurance, stock or asset acquisition, merger or otherwise), engage anywhere in the United States in marketing, selling, distributing, issuing, reinsuring, assuming or administering life insurance or annuity products (a “Competing Business”), and (ii) except if and to the extent required by law or legal process, use or transfer or otherwise disclose to any third party any non-public information included in the Books and Records or any other non-public information about or relating to the Company; provided that Seller and Seller’s Affiliates may, without violating this covenant, collectively own as a passive investment not in excess of ten percent (10%) of the outstanding capital stock of a corporation which engages in a Competing Business if such capital stock is a security which is actively traded on an established national securities exchange or national over-the-counter trading system; provided, further, that marketing, selling, distributing and administering health care products in connection with existing health service segments or future acquisitions, including the run-off by Premier Life (Bermuda) Limited of its existing business shall not constitute a violation of this Section 5.11(a).
      (b) For a period of two years following the Closing Date, none of Seller or any of Seller’s Affiliates shall, for itself or on behalf of any Person, without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any employee of Buyer or any of its Affiliates, including any Continuing Employee; provided that nothing in this Section 5.11(b) shall prohibit Seller or any of Seller’s Affiliates from publishing a general solicitation of employment in any newspaper, magazine, trade publication or any other medium or from soliciting or hiring any individual who terminated his or her own employment with Buyer or whose employment was terminated by Buyer or its Affiliates prior to such solicitation or hiring.
      (c) None of Seller or any of Seller’s Affiliates shall, for a period of three years from the Closing Date, directly or indirectly, for itself or on behalf of any other Person, take any action the principal purpose of which is to disrupt or attempt to disrupt or interfere with any relationships between the Company and any of its respective customers, brokers, general agents or other Producers.
      (d) If, at any time, the provisions of this Section 5.11 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 5.11 shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the parties agree that this Section 5.11 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
      (e) Seller acknowledges that, in view of the nature of the business of the Company and the business objectives of Buyer in acquiring the Company and the consideration paid to Seller therefor as a stockholder of the Company, the restrictions contained in this Section 5.11 are reasonably necessary to protect the legitimate business interests of Buyer and the Company and that any violation of such restrictions will result in irreparable injury to Buyer and the Company and the business Buyer has acquired for which damages will not be an adequate remedy. Seller therefore acknowledges that, if any such restrictions are violated, Buyer and the Company shall be entitled to seek preliminary and permanent injunctive relief. The rights and remedies of Buyer and the Company hereunder are not exclusive of, or limited by, or in limitation of, any other rights or remedies which they may have, whether at law, in equity, by Contract or otherwise, all of which shall be cumulative.

      Section 5.12.     Excluded Assets and Liabilities. At or prior to the Closing, Seller will cause the Company to (i) exchange with Seller or an Affiliate of Seller reasonably acceptable to Buyer, without recourse to the Company, the Assets set forth on Schedule 5.12 (the “Excluded Assets”). The exchange of the Excluded Assets shall be made for cash in an amount equal to the statutory book value as of the date of the exchange of such Excluded Assets on the books of the Company and the assumption by Seller or an Affiliate of Seller reasonably acceptable to Buyer of all Liabilities associated with the Excluded Assets, including without limitation, any Liabilities resulting from any related Actions, whether or not currently pending (the “Excluded Liabilities”). The exchange of the Excluded Assets and the assumption of the Excluded Liabilities shall be pursuant to transfer documents reasonably satisfactory to Buyer.
      Section 5.13.     Reinsured Business.
      (a) At or prior to the Closing, Seller shall cause the Company to terminate each Surplus Relief Treaty in accordance with the terms and conditions thereof.
      (b) Prior to the Closing, Seller shall use its commercially reasonable best efforts to cause the Company to enter into a binding agreement to recapture the liabilities ceded under the SCOR Life Treaty, under terms and conditions reasonably satisfactory to Buyer.
      (c) Prior to the Closing, Seller shall use its commercially reasonable best efforts to enter into a binding agreement under terms and conditions reasonably satisfactory to Buyer for the sale of the life insurance business of the Company and Dixie.
      Section 5.14.     Proxy Statement. As promptly as practicable following the date of this Agreement, and in any event not later than 45 days from the date of this Agreement, Seller shall prepare and file with the SEC (i) a proxy statement and any necessary amendments and supplements thereto in connection with Seller Stockholder Approval and (ii) a consent solicitation statement and any necessary amendments and supplements thereto with respect to the Trust Preferred Securities Consent Solicitation (collectively, the “Proxy Statements”) in accordance with the Securities Act and the Exchange Act and shall use all reasonable efforts to have the Proxy Statements cleared by the SEC; provided, however, that prior to filing, Seller shall deliver a copy of the proposed Proxy Statements to Buyer and provide Buyer with a reasonable time period in which to review and comment upon such filings, it being agreed that Seller will not make any such filings without the prior consent of Buyer, such consent not to be unreasonably withheld. Seller shall promptly provide to Buyer copies of any written comments received from the SEC and shall promptly advise Buyer of any oral comments received from the SEC. Buyer shall be entitled to review and comment on any proposed amendments to the Proxy Statements. As promptly as practicable after the Proxy Statements have been cleared by the SEC, Seller shall mail the Proxy Statements to its stockholders and the holders of the Trust Preferred Securities, as applicable, as of the record date for Seller’s Stockholder Meeting. Subject to the ability of the Board of Directors of Seller to effect a Change in Board Recommendation pursuant to Section 5.10(d), the proxy statement with respect to the Seller’s Stockholders Meeting shall include the recommendation of Seller’s Board of Directors that the stockholders of Seller vote in favor of the transactions contemplated by this Agreement.
      Section 5.15.     Seller’s Stockholder Meeting. Seller shall take all actions necessary in accordance with the Applicable Law and its Articles of Incorporation or By-Laws to duly call, give notice of, convene and hold a stockholder meeting (the “Seller’s Stockholder Meeting”) as promptly as practicable to consider and vote upon the approval of the transactions contemplated by this Agreement. The stockholder vote required for the approval of the transactions contemplated by this Agreement shall be the vote required by Applicable Law and Seller’s Articles of Incorporation and By-Laws, which Seller represents and warrants to be an affirmative vote by holders of a majority of the outstanding shares of Seller’s common stock. Seller shall use its best efforts to obtain such approval.
      Section 5.16.     Seller’s Consent Solicitation.
      (a) As soon as practicable following clearance by the SEC of the consent solicitation statement filed pursuant to Section 5.14(ii) hereof, Seller shall conduct the Trust Preferred Securities Consent Solicitation and shall use its reasonable best efforts to obtain the Trust Preferred Securities Consent. In the event Seller fails to obtain the Trust Preferred Securities Consent prior to August 31, 2005, Seller shall have the right, but not the obligation, upon at least thirty (30) days prior written notice to Buyer, to require Buyer on the Closing Date to assume all of the obligations of Seller with respect to the Trust Preferred Securities, including, without limitation, Seller’s obligations under the Indenture and the Guarantee Agreement. In such event, Buyer shall so assume such obligations. In addition, in such event, Seller shall transfer to Buyer on the Closing Date, without further consideration, all of the Common Securities owned by Seller.
      (b) The right of Seller to require Buyer to assume the obligations of Seller with respect to the Trust Preferred Securities, as provided in (a) above, shall be subject to the following:

(i) No Event of Default shall have occurred and be continuing under the Indenture;

(ii) Seller shall have paid any interest on the Securities (as defined in the Indenture) that Seller has deferred pursuant to its rights under the Indenture;

(iii) Seller shall have fulfilled each of the conditions precedent set forth in the Indenture and the Guarantee Agreement to permit such assumption; and

(iv) Seller shall have taken all steps necessary to (i) terminate the registration of the Trust Preferred Securities under Section 12(g) of the Exchange Act, including without limitation, the filing of a certification on Form 15 with the SEC and (ii) voluntarily delist the Trust Preferred Securities from the Nasdaq National Market pursuant to Marketplace Rule 4480(b).
      (c) In the event that Seller exercises its right to require Buyer to assume the obligations of Seller with respect to the Trust Preferred Securities, as provided in (a) above, Seller and Buyer agree to cooperate in good faith to prepare an indenture supplemental to the Indenture, in form reasonably satisfactory to the parties, and to otherwise effectuate such assumption in accordance with the terms of the Indenture and the Guarantee Agreement.
      Section 5.17.     Lease Agreement. At or prior to the Closing, Seller and the Company shall enter into the Lease Agreement.
      Section 5.18.     Marketing Initiatives. Each of Seller and Buyer shall cooperate to develop and implement mutually agreeable marketing initiatives in accordance with Applicable Law, through which the Company and its Producers will promote Seller’s health services businesses and Seller will promote the Company and Dixie and their respective insurance products.
      Section 5.19.     Seller Assignments. Seller shall assign to Buyer at the Closing all of the Assets set forth on Schedule 5.19 hereto.
      Section 5.20.     Provision of Software.
      (a) Seller shall, prior to the Closing, obtain from Financial Marketing Environments, Inc. or its successor, without incremental cost to Buyer, a non-exclusive license to use LIFEfit, (as defined in the Software Transfer and Royalty Agreement) including the SMC Enhancements and SMC Enhanced Software, for the support of the current and future business of the Company, Dixie and their Affiliates on the same terms as Seller pursuant to the Software Transfer and Royalty Agreement.
      (b) In addition to the provisions of (a) above, effective as of (and contingent upon) the Closing, Seller shall, without incremental expense to Buyer or its Affiliates (except such expenses as are currently borne by the Company or Dixie), secure for the benefit of the Company and Dixie, the right to continue use of all additional Seller Licensed Computer Programs and Licensed Computer Programs in the business of the Company or Dixie, whether by securing new licenses, or securing any necessary consents and assigning the existing licenses. Copies of such operative licenses, whether new or existing, and all consents, shall be provided by Seller to Buyer no later than the Closing. Such licensed rights shall be (i) at least as broad and beneficial to the Company and Dixie as those in effect for the benefit of the Company and Dixie at the date hereof, (ii) for at least as many users as licensed in the Company and Dixie, or to operate such software for the general benefit of the business of the Company or Dixie, at the date hereof and (iii) for at least the duration of such licenses as currently in effect.
      Section 5.21.     Directors. Following the Closing, Buyer shall cause Ronald D. Hunter (or such other individual as Seller shall designate, subject to the reasonable approval of Buyer) to remain as a member of the Board of Directors of the Company until the date that Seller no longer owns any of the Buyer Preferred Shares. In the event that while Seller owns the Buyer Preferred Shares, Ronald D. Hunter dies, becomes disabled, resigns, withdraws, is removed or is otherwise no longer employed by Seller, then Seller shall be entitled to designate a replacement director to serve on the Board of Directors of the Company.
      Section 5.22.     Assumption Agreement. At or prior to the Closing, Seller and Buyer shall enter into the Assumption Agreement.
      Section 5.23.     Bill of Sale, General Assignment and Allonge. At or prior to the Closing, Seller and Buyer shall enter into the Bill of Sale, General Assignment and Allonge.
      Section 5.24.     Shareholders Agreement. At or prior to the Closing, Seller and Buyer shall enter into the Shareholders Agreement.
      Section 5.25.     Pledge Agreement. At or prior to the Closing, Seller and Buyer shall enter into the Pledge Agreement.
      Section 5.26.     Termination of Certain Material Contracts. At or prior to the Closing, Seller, the Company and Dixie shall cause the Material Contracts set forth on Schedule 5.26 to be terminated and cancelled, and the Company and Dixie to be fully released from all Liability with respect thereto.
ARTICLE VI.
TAX MATTERS
      Section 6.01.     Tax Indemnification.
      (a) Subject to the provisions of Section 11.08, Seller shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless the Company, Dixie, Buyer and their respective Affiliates from and against the following Taxes and Losses: (i) Taxes (and related Losses) imposed on or relating to the Company or Dixie (or the Assets or operations of the Company or Dixie) that arise out of, relate to or are otherwise attributable to any Pre-Closing Tax Period; (ii) any Tax (or related Loss) imposed pursuant to Treasury Regulation section 1.1502-6 or any similar provision of foreign, state or local law as a result of the Company or Dixie having filed a Tax Return with any other Person on a consolidated, combined, unitary or similar basis or having been a member of any such group in a Pre-Closing Tax Period (including any liability for Taxes resulting from an “intercompany transaction” in respect of which gain was deferred pursuant to Treasury Regulation section 1.1502-13(a)(2) (or any predecessor thereof or any analogous or similar provision under state, local or foreign Law)); (iii) all Taxes and Losses (including any Taxes that may be imposed on the holder of any Insurance Contracts or Annuity Contracts) incurred by Buyer, any Affiliate of Buyer, the Company or Dixie resulting from, arising out of or based upon an inaccuracy or breach by Seller, the Company or Dixie of any representation or warranty made herein (as if made on the Closing Date); (iv) all Taxes and Losses incurred by Buyer, any Affiliate of Buyer, the Company or Dixie resulting from, arising out of or based upon a breach by Seller, Company or Dixie of any covenant or agreement contained or provided in this Agreement or the Ancillary Agreements; (v) any Taxes incurred by the Company or Dixie as a transferee, successor or by contract (including without limitation any Tax Sharing Agreements) that relate to a transaction or agreement entered into by the Company or Dixie in a Pre-Closing Tax Period; (vi) all Taxes and related Losses imposed with respect to or that relate to the transactions contemplated by this Agreement and the Ancillary Agreements, any other transaction that occurs on the Closing Date prior to the Closing, or any transaction that is undertaken at the direction or for the benefit of Seller (including without limitation, any such Taxes relating to Buyer’s acquisition of the Surplus Debentures or assumption of the obligations assumed pursuant to Sec-

tion 2.02(a)(ii)); and (vii) Seller’s allocable portion of Transfer Taxes as provided in Section 6.05 (items (i) — (vii) being referred to as a “Tax Loss”). Except as provided above, Buyer shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless Seller for any other Taxes that are imposed on the Company or Dixie in a Post-Closing Tax Period. The term “Pre-Closing Tax Period” shall mean all taxable periods or portions thereof that commenced prior to or on the Closing Date and end on or before the end of the Closing Date. The term “Post-Closing Tax Period” shall mean all taxable periods or portions thereof that begin and end after the Closing Date.
      (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes (other than Taxes resulting from the transactions contemplated by this Agreement, the Ancillary Agreements or as described in Section 6.01(a)(vi and vii)) that are either (x) based upon or related to income, premiums or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date; and

(ii) in the case of Taxes (other than Taxes resulting from the transactions contemplated by this Agreement, the Ancillary Agreements or as described in Sections 6.01(a)(vi and vii)) imposed on a periodic basis with respect to the assets of the Company or Dixie, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period,
      (c) Seller and Buyer agree to cause the Company and Dixie to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.
      (d) Any refund of a Tax relating to a Pre-Closing Tax Period resulting from the carryback of losses of the Company or Dixie shall be paid to Buyer within 10 Business Days after (i) the receipt in cash of such refunded amount or (ii) Seller or any Affiliate thereof has taken or has been provided with a credit against such Person’s Tax liability.
      (e) The Company, Dixie and Seller agree that any intercompany tax receivables and tax payables related to capital loss carryforwards, operating loss carryforwards and other utilized between the Company, Dixie and Seller will be settled on a statutory accounting basis as of the close of business on the Closing Date.
      Section 6.02.     Returns and Payments.
      (a) From the date of this Agreement through and after the Closing Date, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Entity (or cause to be prepared and filed or so furnished) in a timely manner: (i) all consolidated, unitary, combined or similar Tax Returns (the “Consolidated Tax Returns”) that include or would include the Company or Dixie for any Pre-Closing Tax Period, and (ii) all other Tax Returns not including the Consolidated Tax Returns that relate to the Company and Dixie that are due on or before the Closing Date and Buyer shall do the same with respect to all Tax Returns that relate to a taxable period ending after the Closing Date. (The party with the obligation to file a Tax Return as determined under the preceding sentence shall hereinafter be referred to as the “Filing Party”). Tax Returns of the Company and Dixie for any taxable period that begins before the Closing Date and that ends after the Closing Date shall be prepared by the Company and Dixie in a manner consistent with past practices employed with respect to the Company and Dixie (except to the extent counsel for the Filing Party renders a legal opinion that there is no substantial authority in law as that standard is defined pursuant to Treasury Regulation 1.6662-4(d)(3) or determines that a Tax Return cannot be so prepared and filed without being subject to penalties).
      (b) With respect to any Tax Return required to be filed by Buyer or Seller (as required by the first sentence of Section 6.02(a)) with respect to the Company or Dixie and as to which an amount of Tax is allocable to the other party under Section 6.01 (the “Tax Indemnifying Party”), the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with: (i) a copy of such completed Tax Return or in the case of a Consolidated Tax Return, (A) the pro-forma Consolidated Tax Return, if any, filed by Seller, and (B) a pro forma Tax Return for the Company and Dixie (prepared on a separate company basis), and (ii) a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return or Consolidated Tax Return (as the case may be) that is allocable to such Tax Indemnifying Party pursuant to Section 6.01, together with appropriate supporting information and schedules at least 45 days prior to the due date (including any extension thereof) for the filing of such Tax Return. Such Tax Indemnifying Party and its authorized representatives shall have the right to review and comment on all such applicable Tax Returns and related Statements prior to the filing of such Tax Return. The parties agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Tax Returns and the allocation of taxable income and the related liability for Taxes with respect thereto and to mutually agree to the filing of such Tax Return as promptly as possible. In the event the parties cannot reach a mutual agreement with respect to any dispute regarding such Tax Returns, the dispute shall within thirty (30) days prior to the filing of such Tax Return, be referred to the Settlement Auditor to arbitrate the dispute. The parties shall equally share the fees and expenses of the Settlement Auditor and its determination shall be binding on both parties. Notwithstanding anything to the contrary in the Agreement, the Settlement Auditor shall attempt to settle any such disputes no later than five (5) days prior to the date when such Tax Return must be filed; provided, however, that in all events not later than five (5) days before the due date for the payment of Taxes with respect to any Tax Return which is in dispute, the Tax Indemnifying Party shall pay to the Filing Party an amount equal to the portion of the Taxes allocable to such party that is shown on such Tax Return. In the event a determination by the Settlement Auditor occurs after the date on which such Tax Return is filed the appropriate party shall pay the other party any amount which is determined by such Settlement Auditor to be owed the Filing Party shall make any amendments to such Tax Return that are necessary to properly reflect the determination of the Settlement Auditor.
      (c) Seller shall pay or cause to be paid when due and payable all Taxes allocated to Seller pursuant to the provisions of Section 6.01 to the extent that such Tax is shown on a Tax Return that Seller is required to file (or caused to be filed) pursuant to the terms of paragraph (a) above and Buyer shall do the same with respect to Tax Returns Buyer is required to file. Except in the case of a dispute with respect to the amount of Taxes allocated to a Tax Indemnifying Party the payment of which is addressed in Section 6.02(b) above, in any case where a Filing Party files (or causes to be filed) a Tax Return on which there is an amount of Tax that is allocable to a Tax Indemnifying Party, the Tax Indemnifying Party shall pay the Filing Party the amount so allocated to it pursuant to Section 6.01 at least three Business Days before the due date of the Tax Return required to be filed by the Filing Party (pursuant to Section 6.02(a)) or within three Business Days following an agreement between Seller and Buyer that an indemnity amount is payable by the other, or within three days of (i) an assessment of a Tax by a Governmental Entity, or (ii) a “determination” as defined in Section 1313(a) of the Code has been made. If liability under this Article VI is in respect of costs or expenses other than Taxes, payment by the Tax Indemnifying Party of any amounts due under this Article VI shall be made within five Business Days after the date when the Tax Indemnifying Party has been notified by the Filing Party that the Tax Indemnifying Party has a liability for a determinable amount under this Article VI and is provided with calculations and all other materials reasonably necessary to support such liability.
      (d) Except as provided in Section 6.02(e) and notwithstanding any other provision to the contrary in this Agreement, (i) Seller shall not file or cause to be filed any amended Tax Return if such return results in a Tax detriment to Buyer or any Affiliate of Buyer, including without limitation, the Company and Dixie, unless Buyer provides Seller with its consent (the granting of such consent to be at Buyer’s sole discretion) or Seller pays to Buyer prior to the filing of such amended return the full amount of the Tax Detriment Buyer and Buyer’s Affiliates reasonably expect to suffer as determined as of the time such amended return is filed and agrees in writing to indemnify Buyer and Buyer’s Affiliates against any other Tax Detriments suffered by Buyer or any Affiliate of Buyer as a direct result from the filing of such amended return and (ii) neither the Company nor Dixie shall file or cause to be filed any amended Tax Return if such return results in a Tax Detriment to Seller for any Pre-Closing Tax Period, unless Seller first provides its consent (the granting of such consent to be at Seller’s sole discretion) or the Company or Dixie, as the case may be, pays to Seller prior to the filing of such amended return the full amount of the Tax detriment Seller reasonably expects to suffer as determined as of the time such amended return is filed and agrees in writing to indemnify Seller against any other Tax Detriments suffered by Seller as a direct result from the filing of such amended return.
      (e) Notwithstanding any provision of this Agreement to the contrary, Buyer, the Company and Dixie shall (to the extent allowed by Applicable Law) have the right to carry back any Tax Attributes of the Company or Dixie (or any Affiliate thereof) to Tax periods that end on or before the Closing Date and Seller shall take all reasonable steps to allow Buyer, the Company and Dixie to carry back such Tax Attributes, provided, however, that any such right shall be conditioned on Seller first providing its written consent (the granting of such consent to be at Seller’s sole discretion), provided further, however, that no such consent shall be required if, pursuant to Applicable Law, Buyer, the Company or Dixie must first carryback any such Tax Attribute to Pre-Closing Tax Periods before such Tax Attributes can be carried forward into Post-Closing Tax Periods and Buyer agrees to indemnify and compensate Seller for any Tax Detriment incurred by Seller as a direct result of carrying back any such Tax Attributes. Any Tax refunds or any other Tax-related benefits resulting from or generated by such carry back shall be solely for Buyer’s account.
      Section 6.03.     Tax Contest.
      (a) If after the date of this Agreement: (i) Seller, Buyer or any Affiliate thereof (a “Tax Indemnitee”) receives written notice of, or relating to, an Audit from a Tax authority that asserts, proposes or recommends a deficiency, claim or adjustment (a “Tax Contest”) that, if sustained, could result in Taxes for which the other party, the Company, Dixie or any of their Affiliates is responsible under this Agreement (an “Indemnifying Party”), then the Tax Indemnitee shall provide or cause to be provided a copy of such notice to the Indemnifying Party within 10 Business Days of receipt thereof and such Tax Indemnitee shall promptly forward or cause to be forwarded to Buyer (or Seller, as the case may be) relevant portions of any reports or other communications which relate to such matters.
      (b) The Indemnifying Party may discharge, at any time, its indemnification obligation under Section 6.01 by paying to the Tax Indemnitee the amount of the applicable Tax Loss calculated on the date of such payment. Subject to the provisions of Section 6.03(g), the Indemnifying Party may, at its own expense, participate in and, upon notice to the Tax Indemnitee, assume the defense of any Tax Contest for which the Indemnifying Party has sole liability by providing written notice to the Tax Indemnitee within 30 days of the receipt of the notice required under Section 6.03(a) of this Agreement. If the Indemnifying Party does not assume the defense of any such Tax Contest, the Tax Indemnitee may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Tax Contest after giving 20 days’ prior written notice to the Indemnifying Party setting forth the terms and conditions of settlement.
      (c) In the event of a Tax Contest that involves issues (i) relating to a potential adjustment for which the Tax Indemnifying Party has liability and (ii) that are required to be dealt with in a proceeding that also involves separate issues that could affect the Taxes of the Tax Indemnitee, to the extent permitted by Applicable Law, (A) the Indemnifying Party shall have the right at its expense to control the Tax Contest but only with respect to the former issues and (B) the Tax Indemnitee shall have the right at its expense to control the Tax Contest but only with respect to the latter issues.
      (d) With respect to all other Tax Contests, Buyer shall control such Tax Contests.

      (e) In the case of any Tax Contest, the party that is controlling the Tax Contest pursuant to Sections 6.03(b), (c) or (d) (the “Controlling Party”) shall:

(i) in the case of any material correspondence or filing submitted to a Governmental Entity or any judicial authority that relates to the merits of such Tax Contest (A) provide the other party (the “Non-Controlling Party”) in advance of submission, but subject to applicable time constraints imposed by such Governmental Entity, with a draft copy of the portion of such correspondence or filing that relates to such Tax Contest, (B) incorporate, subject to applicable time constraints imposed by such Governmental Entity, the Non-Controlling Party’s comments and changes on such draft copy of such correspondence or filing, and (C) provide the Non-Controlling Party with a final copy of the portion of such correspondence or filing that relates to such Tax Contest; and

(ii) provide the Non-Controlling Party with notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any meetings with a Governmental Entity (including meetings with examiners) or hearings or proceedings before any Governmental Entity to the extent they relate to such Tax Contest.
      (f) The failure of a Tax Indemnitee to promptly notify the Tax Indemnifying Party in the manner provided in Section 6.03(a) of any matter relating to a particular Tax for a taxable period or to take any action specified in this Section 6.03 of this Agreement shall not relieve the Tax Indemnifying Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such Tax period except to the extent that Tax Indemnifying Party’s rights hereunder are materially prejudiced by such failure and in no event shall such failure relieve the Indemnifying Party of any other liability and/or obligation which it may have to a Tax Indemnitee.
      (g) The Indemnifying Party shall have no right to contest any Tax Contest in accordance with Section 6.03 unless:

(i) within 30 Business Days of a reasonable request by the Tax Indemnitee, the Indemnifying Party shall deliver to the Tax Indemnitee a written opinion of a nationally recognized Tax attorney or Tax accountant that is a member of a nationally recognized law firm or accounting firm, to the effect that the Indemnifying Party’s position with respect to such deficiency, claim or adjustment is supported by a reasonable basis (within the meaning of Treasury Regulations Section 1.6662-3(b)(3));

(ii) the Indemnifying Party shall have agreed to be bound by a Final Determination of such Tax Contest;

(iii) the Tax Indemnifying Party shall have agreed to pay, and shall be currently paying, all reasonable costs and expenses incurred by the Tax Indemnitee to contest such deficiency, claim or assessment including reasonable outside attorneys’, accountants’ and investigatory fees and disbursements to the extent such costs relate to the issue being contested by the Tax Indemnitee; and

(iv) the Indemnifying Party shall have advanced to the Tax Indemnitee, on an interest-free basis (and with no additional net after-tax cost to the Tax Indemnitee), the amount of Tax in controversy (but not in excess of the lesser of (A) the amount of Tax for which the Indemnifying Party could be liable under this Agreement or (B) the amounts actually expended by the Tax Indemnitee) to the extent necessary for the contest to proceed in the forum selected by the Indemnifying Party.
      Section 6.04.     Tax Sharing Agreements and Powers of Attorney.
      (a) All Tax Sharing Agreements with respect to or involving the Company or Dixie on the one hand and any other Person other than the Company or Dixie on the other hand, shall be terminated as of the Closing Date with respect to the Company and Dixie and, after the Closing Date, the Company and Dixie shall not be bound thereby or have any liability thereunder.
      (b) Any powers of attorney with respect to any Tax matter related to the Company or Dixie shall be cancelled, revoked or otherwise terminated as of the Closing Date.

      Section 6.05.     Transfer Taxes. Subject to Section 6.06, notwithstanding any other provision to the contrary, Seller shall prepare, execute and file all Tax Returns regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees which become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Seller and Buyer shall each pay and be liable for fifty percent (50%) of all Transfer Taxes, as well as any fees and expenses relating to the preparation, execution and filing of any Tax Returns in connection with Transfer Taxes.
      Section 6.06.     Cooperation. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees to reasonably cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Seller and Buyer agree to retain or cause to be retained all books and records pertinent to the Company or Dixie until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Entity. Buyer agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books relating to Tax matters with respect to the Company and Dixie, if Seller so requests, Buyer shall allow Seller to make copies of such books and records at Seller’s expense. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceedings involving the Company Dixie for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.
      Section 6.07.     Section 338(h)(10) Election. Buyer and Seller shall timely determine if there are any net benefits to the Parties with respect to a Section 388(h) (10) Election. Should they determine there is such benefit they will work in good faith toward capturing such benefit. The benefit received shall first be applied to make Seller whole with respect to any costs associated with such election and the remainder of such benefit shall be split evenly between Buyer and Seller.
      Section 6.08.     Treatment of Indemnity Payments. The Parties agree to treat any payment made with respect to an indemnity provided under this Agreement as an adjustment to the Purchase Price to the extent permissible under applicable Tax Law. Any such payments shall be made on an after tax basis.
ARTICLE VII.
CONDITIONS PRECEDENT TO THE OBLIGATION
OF BUYER TO CLOSE
      Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer to the extent permitted by law.
      Section 7.01.     Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality should be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct in all material respects (except that such representations and warranties qualified by materiality shall be true and correct in all respects) as of such date or period. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. On the Closing Date, Seller shall have delivered to Buyer a certificate dated as of the Closing Date, and signed by an executive officer of Seller, as appropriate, certifying as to the fulfillment of the conditions set forth in this Section 7.01.

      Section 7.02.     Governmental Consents and Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, shall have been made or obtained, including, but not limited to, the approval by the Indiana Department of Insurance of the acquisition of control of the Company and Dixie and the transfer of the Excluded Assets and the assumption of the Excluded Liabilities, and such consents, approvals, permits and authorizations shall be subject to no conditions other than conditions customarily imposed by insurance regulatory authorities in connection with similar acquisitions.
      Section 7.03.     Third Party Consents. All consents or waivers of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, those consents or waivers set forth in Sections 3.03 and 3.06.
      Section 7.04.     Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature or other legal restraint preventing the consummation of the transactions contemplated by this Agreement. No suit, Action, investigation, inquiry or other proceeding by any Governmental Entity or arbitrator shall be pending which questions the validity or legality of, or seeks to prevent, enjoin, alter or delay, the transactions contemplated by this Agreement or any Ancillary Agreement, or which could reasonably be expected to have a Material Adverse Effect.
      Section 7.05.     Surplus Relief Reinsurance Agreements. The termination of the Surplus Relief Treaties, as contemplated by Section 5.13(a), shall have been consummated in all respects.
      Section 7.06.     HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated without any material adverse action by the Federal Trade Commission or the Department of Justice.
      Section 7.07.     Material Adverse Effect. There shall not have occurred since September 30, 2004 a Material Adverse Effect or any change, event or occurrence which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
      Section 7.08.     Books and Records. On the Closing Date, Seller shall, or shall cause its respective Affiliates to deliver the Books and Records to Buyer in a format reasonably requested by Buyer.
      Section 7.09.     Intercompany Obligations and Agreements. To the extent provided in Section 5.07, all intercompany accounts, loans, advances, payables (including any payable accounts with negative balance), and receivables whether or not currently due and payable between the Company or Dixie, on the one hand, and Seller and its Affiliates, on the other hand shall be settled in full or assumed by Buyer.
      Section 7.10.     Seller Assignments. Seller shall have made all assignments to Buyer as required under Section 5.19.
      Section 7.11.     Ancillary Agreements. Each of the Ancillary Agreements shall have been entered into on or prior to the Closing Date and shall be in full force and effect on the Closing Date.
      Section 7.12.     Seller Stockholder Approval and Trust Preferred Securities Consent. Seller shall have obtained the Seller Stockholder Approval. In addition, Seller shall have either obtained the Trust Preferred Securities Consent, or exercised its right to require Buyer to assume Seller’s obligations with respect to the Trust Preferred Securities, as provided in Section 5.16.
      Section 7.13.     Audited Statutory Financial Statements. Seller shall have delivered to Buyer the audited SAP Statements of the Company and Dixie for the year ending December 31, 2004.
      Section 7.14.     CIT Group. Seller shall have delivered to Buyer a termination and release agreement in a form reasonably satisfactory to Buyer, executed by CIT Group fully releasing Seller from its obligations under the Credit Agreement and releasing any of the Company Common Stock and Surplus Debentures pledged to CIT Group as security for Seller’s obligations under the Credit Agreement.

      Section 7.15.     Closing Deliveries. Seller shall have made, or cause to have been made, the deliveries required to be made by it under Section 2.05(a).
      Section 7.16.     Other Documents. Seller, the Company and Dixie shall have delivered such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer.
ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF SELLER TO CLOSE
      Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller to the extent permitted by law.
      Section 8.01.     Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except that representations and warranties qualified by materiality should be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or period and relate solely to a particular date or period shall be true and correct in all material respects (except that such representations and warranties qualified by materiality shall be true and correct in all respects) as of such date or period. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. On the Closing Date, Buyer shall have delivered to Seller a certificate dated as of the Closing Date, and signed by an executive officer of Buyer, certifying as to the fulfillment of the conditions set forth in this Section 8.01.
      Section 8.02.     Governmental Approvals and Consents. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, shall have been made or obtained, including but not limited to the approval by the Indiana Department of Insurance of the acquisition of control of the Company and Dixie and the transfer of the Excluded Assets and the Excluded Liabilities, and such consents, approvals, permits and authorizations shall be subject to no conditions other than conditions customarily imposed by insurance regulatory authorities in connection with similar acquisitions.
      Section 8.03.     Third Party Consents. All consents or waivers of third parties necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, those consents or waivers set forth in Sections 4.03 and 4.04; provided, however, that the consent or waiver by Republic Bank under the Mortgage Security Agreement and Furniture Fixture Filing dated December 28, 2002 shall not be a condition to the obligations of Seller hereunder.
      Section 8.04.     Seller Stockholder Approval. Seller shall have obtained the Seller Stockholder Approval.
      Section 8.05.     Injunction and Litigation. There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature or other legal restraint preventing the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements. No suit, Action, investigation, inquiry or other proceeding by any Governmental Entity or arbitrator shall be pending which questions the validity or legality of, or seeks to prevent, enjoin, alter or delay, the transactions contemplated by this Agreement or any of the Ancillary Agreements, or which could reasonably be expected to have a Material Adverse Effect.

      Section 8.06.     HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated without any material adverse action by the Federal Trade Commission or the Department of Justice.
      Section 8.07.     Series A Certificate of Designations. Buyer shall have filed the Series A Certificate of Designations with the Secretary of State of the State of Delaware.
      Section 8.08.     Ancillary Agreements. Each of the Ancillary Agreements shall have been entered into on or prior to the Closing Date and shall be in full force and effect on the Closing Date.
      Section 8.09.     Closing Deliveries. Buyer shall have made, or cause to have been made, the deliveries required to be made by it under Section 2.05(b).
      Section 8.10.     Intercompany Obligations. With respect to the indebtedness of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii), Buyer, the Company and Dixie shall have executed and delivered to Seller a release in a form reasonably satisfactory to Seller releasing Seller from any liability with respect to such assumed indebtedness.
      Section 8.11.     Other Documents. Buyer shall have delivered such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller.
ARTICLE IX.
ADDITIONAL AGREEMENTS
      Section 9.01.     Further Assurances.
      (a) Following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or any Ancillary Agreement, or to aid in the preparation of any financial statement or filing with any Governmental Entity, including, without limitation, Tax Returns.
      (b) Following the Closing, Buyer shall use commercially reasonable efforts to afford, or cause to be afforded, to any Indemnifying Party pursuant to Article VI and Article XI hereof such access to the Books and Records and to the personnel of Buyer or any of its Affiliates, including, without limitation, the Company and Dixie, as shall be reasonably requested in good faith by such indemnified party with respect to any claim or assertion of any Loss or Tax Loss; provided that Seller shall pay any out-of-pocket expenses of Buyer or any of its Affiliates incurred in connection with such requests and such access shall be at mutually convenient times and places following reasonable notice to Buyer or its Affiliates.
      (c) Following the Closing, Seller shall use commercially reasonable efforts to afford, or cause to be afforded, to any Indemnifying Party pursuant to Article VI and Article XI hereof such access to all books and records and personnel of Seller or any of its Affiliates as shall be reasonably requested in good faith with respect to any claim or assertion of any Loss or Tax Loss; provided that Buyer shall pay any out-of-pocket expenses of Seller or any of its Affiliates in connection with such request and such access shall be at mutually convenient times and places following reasonable notice to Seller or its Affiliates.
      Section 9.02.     Post-Closing Obligation to Obtain Permits. Following the Closing, Seller and Buyer will, and Buyer will cause the Company and Dixie to, cooperate fully in obtaining all necessary additional foreign, federal, state, local and any other approval and/or consents and complying with any notice or filing requirements of any such jurisdiction, as may be required in connection with the consummation of the transactions contemplated hereby.
      Section 9.03.     Use of Names.
      (a) With respect to the Trademarks listed on Schedule 9.03(a), Seller shall, and shall cause its respective Affiliates to, cease from and after the Closing any further use by Seller and its respective

Affiliates in their businesses in any manner, whether as trademarks, trade names, product names, slogans, domain names or otherwise, and to expressly abandon any applications or registrations filed in connection therewith.
      (b) Seller hereby grants to the Company and Dixie a non-exclusive, royalty free license to use Seller’s logo (set forth on Exhibit A to the Disclosure Schedules) for a period of time not to exceed 90 days after the Closing Date in connection with the use of existing policy forms, letterhead, marketing materials and other printed materials that contain the logo of Seller (set forth on Exhibit A to the Disclosure Schedules) and other similar uses, provided that Buyer shall not, and shall cause the Company and Dixie not to, conduct business utilizing the name of Seller.
      (c) All uses of Seller’s logo by the Company or Dixie shall materially conform to the standards and specifications used by Seller as of the Closing. At the reasonable request of Seller from time to time, the Company or Dixie shall submit to Seller samples of its uses of Seller’s logo. The Company and Dixie shall comply with all reasonable requests made by Seller to maintain the quality standards and goodwill of all products and services containing Seller’s logo sold or provided by the Company and Dixie in keeping with Seller’s use of Seller’s logo prior to the execution of this Agreement. The Company and Dixie agree that services and products provided in connection with Seller’s logo shall be of the same or higher quality as heretofore maintained by Seller.
      (d) The Company and Dixie shall be solely responsible for ensuring that all products and services containing Seller’s logo sold or provided by the Company or Dixie comply with all Applicable Law and have received any required approvals of Governmental Entities.
      (e) All uses of Seller’s logo by the Company or Dixie, and all goodwill generated by such uses, shall inure to the benefit of Seller.
      (f) The Company and Dixie shall affix or cause to be affixed to all uses of Seller’s logo such reasonable trademark or service mark notices as may be supplied by Seller or as may otherwise be reasonably directed by Seller.
      (g) Neither the Company nor Dixie shall contest Seller’s right, title or interest in Seller’s logo or register or apply for any trade name, domain name or any other name, mark or trade dress that is the same as or confusingly similar to or which dilutes Seller’s logo.
      Section 9.04.     Communications. For a period of no less than 18 months after Closing, to the extent that Seller or Seller’s Affiliates receive communications or inquiries from Producers, customers, or other Persons about the Company or the Company’s business, Seller shall promptly provide, and shall cause its Affiliates to promptly provide, such Persons with the Company’s appropriate contact information; provided, that Buyer has informed Seller in writing of any changes to the Company’s appropriate contact information that occur after the Closing Date.
      Section 9.05.     Denial of Form A Approval. In the event that the Form A approval is denied or Buyer, Seller or the Company receives notice from the Indiana Department that Form A approval will be or is likely to be denied and such denial or notice of likely denial results from the failure of Buyer to agree to repay in the ordinary course the indebtedness of Seller to be assumed by Buyer pursuant to Section 2.02(b)(ii), then Seller shall have the right to require Buyer to pay the amount of such indebtedness to Seller as part of the Estimated Cash Consideration in lieu of Buyer assuming the amount of such indebtedness at the Closing
ARTICLE X.
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
      Section 10.01.     Survival of Representations, Warranties and Covenants.
      (a) Notwithstanding any right of Buyer to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation, Buyer has the right to rely upon the representations, warranties, covenants and agreements of Seller contained in this Agreement. Notwithstanding any right of Seller to investigate the affairs of Buyer and notwithstanding any knowledge of facts determined or determinable by Seller pursuant to such investigation, Seller has the right to rely upon the representations, warranties, covenants and agreements of Buyer contained in this Agreement. Except for the representations and warranties contained in Sections 3.01 (Organization and Standing; Corporate Power; Minute Books), 3.02 (Authorization), 3.04 (Stock Ownership; Subsidiaries), 3.05 (Actions Pending), 3.12 (Taxes), 3.13 (Employee Benefit Matters), 3.22 (Market Conduct Activities), 4.01 (Organization and Standing) and 4.02 (Authorization), all representations and warranties made by Seller or Buyer in Articles III and IV of this Agreement or in any document, certificate, schedule or instrument delivered or executed in connection herewith shall survive the Closing for the period of two years after the Closing Date. The representations and warranties in Sections 3.01 (Organization and Standing), 3.02 (Authorization), 3.04 (Stock Ownership), 3.12 (Taxes), 3.13 (Employee Benefit Matters), 4.01 (Organization and Standing), and 4.02 (Authorization) shall survive the Closing until 30 days after the expiration of all relevant statutes of limitations (including all periods of extension, whether automatic or permissive). The representations and warranties in Section 3.05 (Actions Pending) and 3.22 (Market Conduct) shall survive the Closing for the period of 54 months after the Closing Date. The representations and warranties contained in this Agreement shall expire on the last day of the applicable period set forth above and all claims for inaccuracy or breach of said representations and warranties will be deemed waived unless written notice of the inaccuracy or breach thereof shall have been given to the breaching party prior to the expiration of the applicable period, in which event such representation or warranty shall survive to the extent of the claim referred to in the notice until such claim has been resolved.
      (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing to the extent that such covenants were performed in accordance with their terms.
ARTICLE XI.
INDEMNIFICATION AND OTHER REMEDIES
      Section 11.01.     Obligation to Indemnify.
      (a) Subject to the expiration of the representations and warranties of the parties as provided in Article X and the limitations set forth in this Article XI, Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates (including, after the Closing, the Company and Dixie), and their respective directors, officers, employees, agents, representatives, successors and assigns, without duplication (the “Buyer Indemnified Parties,” and individually a “Buyer Indemnified Party”), from and against all Liabilities including, without limitation, all costs, expenses, fines, orders, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Buyer Losses,” and individually a “Buyer Loss”) incurred or suffered by any of them, directly or indirectly, by reason of or arising out of or in connection with (i) any breach of any of the representations and warranties of Seller contained in this Agreement (including without limitation any breach of the representations and warranties of Seller contained in Section 3.15 or Section 3.22) or in any certificate or other document delivered pursuant hereto, (ii) any breach of the representations and warranties of Seller contained in Section 3.15 or Section 3.22, without regard to any knowledge qualifications contained therein, (iii) any breach of any of the covenants and agreements of Seller contained in this Agreement and (iv) those Actions set forth on Schedule 3.05, to the extent such Buyer Losses exceed, in the aggregate, the litigation reserves reflected in the calculation of the Final Cash Consideration; provided, however, that the Buyer Indemnified Parties shall be entitled to indemnification under Section 11.01(a)(i) and Section 11.01(a)(ii) for breach of representations and warranties made by Seller in Article III only when the aggregate amount of all Buyer Losses arising therefrom and Allocated Tax Losses exceed, in the aggregate, $500,000 (the “Basket Amount”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for such Buyer Losses equal to fifty percent (50%) of such Buyer Losses and Allocated Tax Losses below the Basket Amount (i.e. $250,000) and, subject to the other provisions of this Agreement, all Buyer Losses in excess of the Basket Amount. Notwithstanding anything else contained herein to the contrary, the maximum amount for which Seller shall be liable under Section 11.01(a)(i) and Section 11.01(a)(ii) and for Allocated Tax Losses shall not exceed in the aggregate an amount equal to the Purchase Price (the “Cap”); provided, that the maximum amount for which Seller shall be liable with respect to breaches of the representations and warranties made by it herein (other than breaches of the representations and warranties contained in Sections 3.02 (Authorization), 3.04 (Stock Ownership; Subsidiaries), 3.05 (Actions Pending), 3.12 (Taxes), 3.13 (Employee Benefit Matters) and 3.22 (Market Conduct)) shall be in the aggregate an amount equal to fifty percent (50%) of the Purchase Price. For the purpose of clarity, nothing in this Section 11.01(a) shall be interpreted to impose liability on Seller for breaches of the representations and warranties of Seller under Article III and Allocated Tax Losses in an aggregate amount greater than the Purchase Price. The indemnification obligations of Seller contained under Section 11.01(a)(ii) shall expire on a date 18 months after the Closing Date unless a claim thereunder shall have been given by Buyer to Seller prior to the expiration of said 18 month period, in which event such indemnification obligation shall survive to the extent of the claim until such claim has been resolved.
      (b) Notwithstanding anything else herein to the contrary. Neither Seller nor Buyer shall have any liability under Section 11.01(a) or (c) for any Buyer Losses or Seller Losses, as applicable, where the amount of such Buyer Losses or Seller Losses, as applicable, is less than $5,000 (unless the amount of such Buyer Losses or Seller Losses from any breach, when aggregated with the amount of Buyer Losses or Seller Losses, as applicable, of each other breach arising from the same facts, events or circumstances, equals or exceeds $5,000, in which case all such related breaches shall be treated as a single breach and the aggregate total amount of Buyer Losses or Seller Losses resulting from such related breaches shall be used to determine whether the $5,000 amount is exceeded) and no such Buyer Losses or Seller Losses of less than $5,000 shall be considered in calculating the Basket Amount.
      (c) Subject to the expiration of the representations and warranties of the parties as provided in Article X and the limitations set forth in this Article XI, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties,” and together with the Buyer Indemnified Parties, the “Indemnified Parties,” and individually an “Indemnified Party”) from and against all Liabilities including, without limitation, all costs, expenses, fines, orders, penalties and reasonable outside attorneys’ fees and disbursements (collectively, “Seller Losses,” and together with Buyer Losses, “Losses,” and individually a “Loss”), incurred or suffered by any of them, directly or indirectly, by reason of or arising out of or in connection with (i) any breach of any of the representations and warranties of Buyer contained in this Agreement or in any certificate or other documents delivered pursuant hereto, and (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement, provided, however, that Seller Indemnified Parties shall be entitled to indemnification under Section 11.01(c)(i) for breach of representations and warranties made by Buyer in Article IV hereof only when the aggregate amount of all Seller Losses arising therefrom exceeds the Basket Amount, in which case Seller Indemnified Parties shall be entitled to indemnification for such Seller Losses equal to fifty percent (50%) of such Seller Losses below the Basket Amount (i.e. $250,000) and, subject to the other provisions of this Agreement, all Seller Losses in excess of the Basket Amount. Notwithstanding anything else contained herein to the contrary, the maximum amount for which Buyer shall be liable under Section 11.01(c)(i) shall not exceed in the aggregate an amount equal to the Purchase Price; provided, that the maximum amount for which Buyer shall be liable with respect to breaches of the representations and warranties made by it herein (other than breaches of the representations and warranties contained in Section 4.02 (Authorization), 4.09 (Capitalization)) shall be in the aggregate amount equal to fifty percent (50%) of the Purchase Price. For the purpose of clarity, nothing in this Section 11.01(c) shall be interpreted to impose liability on Buyer for breaches of the representations and warranties of Buyer under Article IV in an aggregate amount greater than the Purchase Price.

      (d) Required payments by any Indemnifying Party pursuant to Section 11.01(a) or 11.01(b) shall be (i) limited to the amount of any Loss that remains after deducting therefrom (A) any insurance proceeds actually recovered by any Indemnified Party and (B) any indemnity, contribution or other similar payment actually recovered by any Indemnified Party from any third party (including, without limitation, reinsurance recoverables), in each case with respect to such Loss and (ii) (A) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (B) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Loss. The Indemnified Party shall use commercially reasonable efforts to collect all such insurance proceeds, reinsurance recoverables and indemnity, contribution and other similar payments.
      Section 11.02.     Notice of Third Party Claim. Promptly (and in any event within 30 days) after receipt by an Indemnified Party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation by an unaffiliated Person (a “Third Party Claim”) that may result in a Loss, such Indemnified Party shall give notice thereof (the “Claims Notice”) to the Indemnifying Party. The Claims Notice shall describe the Third Party Claim in reasonable detail and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such Indemnified Party and shall include a statement as to the basis for the indemnification sought. Failure to provide a Claims Notice in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification other than to the extent that such failure actually prejudices the defense of the claim by the Indemnifying Party.
      Section 11.03.     Opportunity to Defend.
      (a) Upon receipt of notice from the Indemnified Party pursuant to Section 11.02, the Indemnifying Party shall have the right, but not the obligation, to assume the defense and control of such Third Party Claims at its own expense by providing notice of such intention to the Indemnified Party. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claims at its own expense. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and at all times diligently pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party. The Indemnifying Party shall be deemed to not have assumed the defense of a Third Party Claim unless the Indemnifying Party shall deliver written notice of such election to the Indemnified Party within 15 Business Days after receipt by the Indemnifying Party of the Indemnified Party’s notice delivered pursuant to Section 11.02.
      (b) If the Indemnifying Party elects to assume the defense of a Third Party Claim, it shall be conclusively established for the purposes of this Agreement that the claims made in such Third Party Claim are within the scope of and subject to indemnification by the Indemnifying Party. If the Indemnifying Party elects not to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to defend such claim in such manner as it deems appropriate.
      (c) Seller will continue to defend after the Closing Date any Third Party Claim relating to any Action set forth on Schedule 3.05. In such event, Buyer shall have the right to participate in such defense to the extent set forth in Section 11.03(a). Notwithstanding any provision of this Agreement to the contrary, Buyer agrees to reimburse promptly and indemnify Seller against all of Seller’s costs and expenses (including attorneys’ fees, cost of judgment and settlement costs) incurred in such defense up to the amount of Seller’s litigation reserves reflected in the calculation of the Final Cash Consideration.

      (d) The Indemnifying Party shall be authorized to consent to the settlement of, or the entry of any judgment arising from, any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with the terms of Section 11.03(a) without the prior consent of the Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party, (ii) provides a complete release of the Indemnified Party from all matters that were or could have been asserted in connection with such Third Party Claim and (iii) does not involve any finding or admission of any violation of law or any violation of the rights of any Person. Except as provided in the immediately preceding sentence, any settlement or consent to entry of judgment shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.
      Section 11.04.     Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party in a timely manner shall not be deemed a waiver of the Indemnified Party’s right to indemnification with respect to any claim made pursuant to this Section 11.04, other than to the extent that such failure actually prejudices the Indemnifying Party, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the representation or warranty to which such claim relates as provided in Article X.
      Section 11.05.     Exclusive Remedy. Except as provided in Section 11.08, the parties hereto expressly acknowledge that from and after the Closing Date, the provisions of this Article XI shall be the sole and exclusive remedy for damages caused as a result of breaches of the warranties and representations contained in this Agreement.
      Section 11.06.     Interpretation of Representations and Warranties. Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, no representation or warranty contained herein shall affect the interpretation or limit the application of any other representation or warranty contained herein or in the Ancillary Agreements.
      Section 11.07.     Third Party Beneficiaries. All Indemnified Parties are, to the extent applicable, intended to be third party beneficiaries of this Article XI.
      Section 11.08.     Tax Loss. All Tax Losses shall be subject to indemnification solely pursuant to the provisions of Article VI and the provisions of this Article XI shall not apply; provided, however, that Tax Losses attributable to Taxes that are allocable to the Company or Dixie pursuant to Schedule 11.08 attached hereto (“Allocated Tax Losses”) shall be taken into account in determining the Basket Amount and shall be subject to the Cap and the provisions of Article X and Section 11.02(b); provided, further, however, that no other Tax Losses shall be taken into account for purposes of the Basket Amount or shall be subject to the Cap or the provisions of Article X or Section 11.02(b).
ARTICLE XII.
TERMINATION PRIOR TO CLOSING
      Section 12.01.     Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
      (a) By Buyer or Seller, if the Closing has not occurred on or before September 30, 2005, unless the failure to close shall be due to the failure of the Party seeking to terminate this Agreement to perform, in any material respect, any of its obligations under this Agreement required to be performed by it at or prior to the Closing.

      (b) By Buyer or Seller, if the shareholders of Seller do not approve the transactions contemplated hereby at a Seller’s Stockholder Meeting held on or prior to August 31, 2005.
      (c) By Buyer or Seller, if Seller fails to obtain the Trust Preferred Consent prior to August 31, 2005 and does not exercise its right on or prior to such date to require Buyer to assume Seller’s obligations with respect to the Trust Preferred Securities, as provided in Section 5.16.
      (d) By Buyer, if the Board of Directors of Seller has effected a Change in Board Recommendation.
      (e) By Seller, if after compliance in all material respects with the applicable provisions of Section 5.10, Seller elects to enter into a binding agreement with respect to a Superior Proposal.
      (f) By Buyer or Seller, if there has been a material breach by the other party of any provision (including, without limitation, a breach of any material representation, warranty or covenant) set forth in this Agreement that is incapable of being cured or, if capable of being cured, shall not have been cured to the reasonable satisfaction of the other party within ten (10) Business Days after written notice has been provided to such party.
      (g) By Buyer, if there has occurred an event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and cannot be cured within 30 Business Days.
      (h) By Buyer or Seller, in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable; provided that prior to termination under this Section 12.01(g), the party seeking to terminate this Agreement shall have used commercially reasonable best efforts to have such order, injunction or decree vacated.
      (i) By mutual written consent of Buyer and Seller.
      Section 12.02.     Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect, except for (a) the provisions of Sections 5.06 (Confidentiality of Information) this Section 12.02 (Survival), Section 12.03 (Termination Fee) and Article XIII (Miscellaneous) and (b) rights and obligations arising from any breach of this Agreement prior to such termination.
      Section 12.03.     Termination Fee. In the event of termination of this Agreement pursuant to Section 12.01 (b), (c), (d) or (e) Seller shall, within 60 days following the date of such termination (i) reimburse Buyer and its shareholders for all out-of-pocket expenses incurred by Buyer and its shareholders on or after November 21, 2004 with respect to the matters contemplated under this Agreement (not to exceed $2,000,000) and (ii) pay to Buyer a termination fee in the sum of $3,200,000 in the event of a termination pursuant to Section 12.01(c), (d) or (e) and $1,600,000 in the event of a termination pursuant to Section 12.01(b). In addition, in the event of a termination pursuant to Section 12.01(b), Seller shall promptly pay to Buyer and its shareholders the further sum of $1,600,000 in the event that a proposal for a Change of Control is approved by the Board of Directors of Seller within the twelve month period immediately following the Termination Date.
ARTICLE XIII.
MISCELLANEOUS
      Section 13.01.     Publicity. Except as may otherwise be required by Applicable Law, including the rules of any applicable stock exchange, no release or announcement concerning this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby shall be made without advance written approval thereof by Seller and Buyer, which approval shall not be unreasonably delayed or withheld. Buyer and Seller shall cooperate with each other in making any release or announcement. In the event that a release or announcement concerning this Agreement of the transactions contemplated hereby are required by Applicable Law, each of Seller, the Company, Dixie and Buyer, as applicable, agree to use its reasonable best efforts to obtain “confidential treatment” of this Agreement with the SEC (or the equivalent treatment by any other Governmental Entity) and to redact such terms of this Agreement the other party shall request.
      Section 13.02.     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone), sent by prepaid certified or registered mail (return receipt requested) or sent by an express courier (with confirmation), postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone) or, if mailed, 5 Business Days after the date of deposit in the United States mails or, if sent by an express courier, when delivered, as follows:
      (i) If to Seller to:

Standard Management Corporation
10689 N. Pennsylvania
Indianapolis, IN 46280
Facsimile: (317) 574-6227
Telephone: (317) 574-6221
Attention: Ronald D. Hunter, Chairman and Chief Executive Officer
      With a copy to:

Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E., Suite 5200
Atlanta, GA 30308
Facsimile: (404) 962-6740
Telephone: (404) 885-3287
Attention: Marlon F. Starr
      (ii) If to Buyer to:

Capital Prospects, LLC
100 Mallard Creek Road, Suite 197
Louisville, KY 40204
Facsimile: (502) 259-9513
Telephone: (502) 259-9494
Attention: John Franco, Chief Executive Officer
      With a copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, NY 10019-5389
Facsimile: (212) 424-8500
Telephone: (212) 424-8000
Attention: Donald B. Henderson, Jr.

Any party may, by notice given in accordance with this Section 13.02 to the other parties, designate another address or person for receipt of notices hereunder.
      Section 13.03.     Entire Agreement. This Agreement (including the Ancillary Agreements and the Exhibits and the Schedules hereto and thereto) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect thereto.
      Section 13.04.     Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and, other than as provided in Section 11.05, are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.
      Section 13.05.     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably consent to the jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Indianapolis, Indiana, in connection with any dispute based on or arising out of or in connection with this Agreement.
      Section 13.06.     Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives, whether by merger, consolidation or otherwise. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.
      Section 13.07.     Third Party Beneficiaries. Except as set forth in Section 11.07, nothing in this Agreement is intended or shall be construed to give any Person (including any employees of Seller or any of Seller’s Affiliates), other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
      Section 13.08.     Expenses. Except as otherwise provided herein, the parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, investment bankers, counsel, actuaries and accountants.
      Section 13.09.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.
      Section 13.10.     Table of Contents; Headings. The table of contents and headings in this Agreement are for reference only, and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 13.11.     Interpretation.
      (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any of the Ancillary Agreements or any other agreement contemplated hereby or thereby, and there is a dispute with respect to the construction or interpretation of such Ancillary Agreement, the dispute resolution procedure provided for in such Ancillary Agreement shall be the procedure that shall apply with respect to the resolution of such dispute.
      (b) The Exhibits and Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. When reference is made in this Agreement to any Section, Exhibit or Schedule, such reference is to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The inclusion of a matter or item in any Schedule to this Agreement shall not, for any purpose of this Agreement, be deemed to be the inclusion of such matter or item in any other Schedule to this Agreement.
      (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “herein,”

“hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
      Section 13.12.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
      Section 13.13.     No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.
[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STANDARD MANAGEMENT CORPORATION

By:	/s/ Ronald D. Hunter

Name: Ronald D. Hunter

Title:	Chairman and Chief Executive Officer

CAPITAL ASSURANCE CORPORATION

By:	/s/ John Franco

Name: John Franco

Title:	Chief Executive Officer

Exhibit A
Statutory Accounting Practices
      1. In accordance with Indiana regulations.
      2. Consistency with past practices.
      3. The inclusion of all applicable adjustments.
      4. The inclusion of all applicable accruals, including:

(a) Submitted claims

(b) Incurred but not reported claims

(c) Income Taxes

(d) Compensation

(e) Employee Benefits and other payables

(f) Litigation
      5. The inclusion of all applicable write-offs and impairment reserves.
      6. The establishment of appropriate interest maintenance reserves.
      7. The inclusion of appropriate asset carrying values.

Exhibit B
Adjustments to Cash Considerations

Additions	(1) 66% of any positive Statutory Gain From Operations(1)	[ ]
	(2) 66% of any net realized and/or net unrealized credit-related capital gains(2) of the Company or Dixie	[ ]
	(3) Capital contributions to the Company	[ ]

Subtractions	(1) 66% of any negative Statutory Gain From Operations(1) of the Company or Dixie	[ ]
	(2) 66% of any net realized and/or net unrealized credit-related capital losses(3) of the Company or Dixie	[ ]
	(3) Amount of any dividends, stock redemptions or other distributions made by the Company	[ ]
	(4) Amount of any capital expenditure carried as an admitted asset under SAP	[ ]
	(5) Amount of any principal or interest payments on the Surplus Debentures	[ ]
	(6) Effect of any change under SAP to less conservative accounting principles or estimates	[ ]
	(7) 66% of any impairment losses required under SAP between the signing of this Agreement and the Closing which are not included in paragraph (2) of Subtractions above	[ ]

(1)	As determined by reference to line 31 of page 4 of the NAIC Annual Statement Blank for Life and Accident and Health [2003 edition] the (“Statutory Annual Statement”).

(2)	Realized credit-related capital gains and capital losses mean the pre-tax amounts included on line 34 of page 4 of the Statutory Annual Statement (other than capital gains or capital losses transferred to the Interest Maintenance Reserve).

(3)	Unrealized credit-related capital gains and capital losses mean the pre-tax amount of investment asset adjustments included on line 38 of page 4 of the Statutory Annual Statement (other than adjustments to any goodwill asset).

APPENDIX B
February 3, 2005
Board of Directors
Standard Management Corporation
10689 N. Pennsylvania
Indianapolis, IN 46280
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to Standard Management Corporation (the “Company”) of the consideration to be received by the Company in connection with the sale (the “Sale”) of Standard Life Insurance Company of Indiana (“SLIC”) and its subsidiary Dixie National Life Insurance Company (“Dixie”) pursuant to the terms of and subject to the conditions set forth in the draft Stock and Asset Purchase Agreement among the Company and Capital Assurance Corporation (the “Buyer”), a company formed by Capital Prospects, LLC, Needham Asset Management and Tinicum Incorporated, dated as of January 31, 2005 (the “Agreement”). The consideration to be offered by Buyer in exchange for all the outstanding Common Stock of SLIC will be the assumption of $20.7 million of obligations of the Company to SLIC, $5.0 million par value of perpetual, exchangeable preferred stock of Buyer, plus an amount in cash such that the total consideration equals $79.5 million, subject to certain adjustments under the terms of the Agreement.
      In connection with our review of the proposed Sale and the preparation of our opinion herein, we have, among other things:

1. reviewed the financial terms and conditions of the Sale as set forth in the Agreement;

2. reviewed the terms and conditions of the perpetual, exchangeable preferred stock of the Buyer as set forth in the Certificate of Designations for the preferred stock;

3. reviewed the audited financial statements of the Company as of and for the years ended December 31, 2003, 2002 and 2001;

4. reviewed the Company’s quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, for 2004 and 2003;

5. reviewed the Annual Statements of SLIC and Dixie filed with the Indiana Department of Insurance for the years ended December 31, 2003 and 2002;

6. reviewed the audited financial statements of SLIC prepared in accordance with statutory accounting procedures as of, and for the years ended December 31, 2003 and 2002;

7. reviewed the Quarterly Statements of SLIC and Dixie filed with the Indiana Department of Insurance for the quarters ended March 31, June 30, September 30, for 2004 and 2003;

8. reviewed unaudited and preliminary statutory financial information of SLIC as of December 31, 2004;
Raymond James & Associates, Inc.
Member New York Stock Exchange/ SIPC
550 W. Washington  •  Suite 1650 •  Chicago, IL 60661
312-612-7785 •  877-587-7748 Toll Free •  312-612-7786 Fax

9. reviewed an actuarial appraisal of SLIC prepared by an internationally recognized actuarial consulting firm valuing SLIC as of December 31, 2003 based on inforce business at December 31, 2003, including the effect of management recommended adjustments regarding discount rate and maintenance expense assumptions;

10. reviewed the proposed capitalization structure of Buyer as presented in an Indicative Term Sheet submitted by ING Capital LLC to Buyer on January 13, 2005;

11. reviewed other financial and operating information regarding the Company, SLIC and Dixie requested from and/or provided by the Company;

12. reviewed trading prices for the Company’s stock;

13. reviewed certain other publicly available information on the Company; and

14. discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.
      We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Buyer, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management (or, in the case of the actuarial appraisal, the actuarial consulting firm), and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.
      Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of February 3, 2005 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.
      We express no opinion as to the underlying business decision to effect the Sale, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Sale. Although, in connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of SLIC, we did not structure the Sale or negotiate the final terms of the Sale. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Sale or value of the $5.0 million of preferred stock of Buyer following the Sale, both of which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Buyer at that time. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received in the Sale. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Sale.
      In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical statutory capital and surplus and income of SLIC and certain other publicly held companies in businesses we believe to be comparable to SLIC; (ii) the current and projected financial position and results of operations of SLIC; (iii) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; (iv) the results of discussions with other interested potential buyers; and (v) the general condition of the securities markets.
      In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
      Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render general financial advisory services to the Company in connection with the proposed Sale and will receive a fee for such services, which fee is contingent upon consummation of the Sale. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify Raymond James against certain liabilities arising out of its engagement.
      In the ordinary course of business, Raymond James may trade in the securities of the Company for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
      It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Sale and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Sale or how any debtholder should exercise any rights it may have in connection with the sale. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld. Raymond James has consented to the inclusion of this letter in its entirety in the Proxy Statement to be filed by the Company with the Securities and Exchange Commission in connection with the Sale.
      Based upon and subject to the foregoing, it is our opinion that, as of February 3, 2005, the consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

PROXY

STANDARD MANAGEMENT CORPORATION

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Standard Management Corporation ( the “Company”) does hereby acknowledge receipt of Notice of said Special Meeting and the accompanying Proxy Statement, and does hereby constitute and appoint Ronald D. Hunter and Stephen M. Coons, or either of them, with full power of substitution and resubstitution, to vote all shares of Common Stock of the Company that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Special Meeting of Shareholders of the Company, to be held on Wednesday, May 18, 2005 at 9:30 a.m. (local time) at 10689 North Pennsylvania Street, Indianapolis, Indiana 46280, and at any adjournment or postponement thereof, as follows:

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

- FOLD AND DETACH HERE -

You can now access your Standard Management Corporation account online.

Access your Standard Management Corporation shareholder account online via Investor ServiceDirect(®) (ISD).

Mellon Investor Services LLC, Transfer Agent for Standard Management Corporation, makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Please Mark
Here for	☐
Address Change
or Comments
SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
1.	To approve the sale of all of the issued and outstanding shares of capital stock of Standard Life Insurance Company of Indiana to Capital Assurance Corporation (“Capital Assurance”) (the “Sale”) under the terms set forth in the stock and asset purchase agreement between the Company and Capital Assurance dated as of February 9, 2005.	☐	☐	☐

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the approval of the Sale. If other business is presented at said meeting, this proxy will be voted on those matters in accordance with the best judgment of the named proxies.

The Company encourages you to take advantage of convenient ways to vote your shares for matters to be considered at the Special Meeting of Shareholders. Please take the opportunity to use of the three convenient voting methods described below to cast your ballot.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET
PLEASE FOLLOW THE INSTRUCTIONS BELOW

Dated:		,	2005

Signature

Signature if held jointly

When signing the proxy, please take care to have the signature conform to the shareholder’s name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing. Corporations and partnerships should sign in their full corporate or partnership names by a duly authorized person.

— FOLD AND DETACH HERE —

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/sman
Use the internet to vote your proxy.	OR
Have your proxy card in hand
when you access the web site.

Telephone
1-866-540-5760
Use any touch-tone telephone to	OR
vote your proxy. Have your proxy
card in hand when you call.

Mail

Mark, sign and date
your proxy card and
return it in the enclosed
postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.